Exhibit T3E-1
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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In re	:	Chapter 11
:
SATÉLITES MEXICANOS,	:	Case No. 06-11868 (RDD)
S.A. de C.V.,	:
:
Debtor.	:
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FIRST AMENDED DISCLOSURE STATEMENT PURSUANT TO SECTION 1125
OF BANKRUPTCY CODE WITH RESPECT TO FIRST AMENDED CHAPTER 11 PLAN OF
REORGANIZATION OF SATÉLITES MEXICANOS, S.A. de C.V.
September 8, 2006
MILBANK, TWEED, HADLEY & McCLOY LLP
Luc A. Despins, Esq.
Matthew S. Barr, Esq.
Jessica L. Fink, Esq.
1 Chase Manhattan Plaza
New York, New York 10005
(212) 530-5000
Attorneys for Satélites Mexicanos, S.A. de C.V.,
Debtor and Debtor in Possession

     NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE CHAPTER 11 PLAN OF REORGANIZATION OF SATÉLITES MEXICANOS, S.A. DE C.V. (THE “PLAN”) OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.
     ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT (INCLUDING ALL EXHIBITS) AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT, INCLUDING THE EXECUTIVE SUMMARY, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND OTHER EXHIBITS ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF. ALL CREDITORS SHOULD READ CAREFULLY AND CONSIDER FULLY THE “CERTAIN FACTORS TO BE CONSIDERED” SECTION HEREOF BEFORE VOTING FOR OR AGAINST THE PLAN. SEE SECTION IX, “CERTAIN FACTORS TO BE CONSIDERED”.
     THE DEADLINE FOR VOTING TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M. (PREVAILING EASTERN TIME) ON OCTOBER 20, 2006, UNLESS EXTENDED. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED, AND ACTUALLY RECEIVED BY SUCH DEADLINE.
     THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. PERSONS OR ENTITIES TRADING IN, OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING SECURITIES OF SATÉLITES MEXICANOS, S.A. DE C.V. SHOULD NOT RELY UPON THIS DISCLOSURE STATEMENT FOR SUCH PURPOSES AND SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.
     THIS DISCLOSURE STATEMENT HAS NEITHER BEEN REVIEWED, APPROVED NOR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.
     THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN PROVISIONS OF THE PLAN, STATUTORY PROVISIONS, DOCUMENTS RELATED TO THE PLAN, EVENTS IN THE RESTRUCTURING OF SATÉLITES MEXICANOS, S.A. DE C.V. AND FINANCIAL INFORMATION. ALTHOUGH SATÉLITES MEXICANOS, S.A. DE C.V. BELIEVES THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY MANAGEMENT OF SATÉLITES MEXICANOS, S.A. DE C.V. (AND CERTAIN AFFILIATES OF SATÉLITES MEXICANOS, S.A. DE C.V.), EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. SATÉLITES MEXICANOS, S.A. DE C.V. IS UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT INACCURACY OR OMISSION.
     THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. THE DESCRIPTIONS SET FORTH HEREIN OF THE ACTIONS, CONCLUSIONS, OR RECOMMENDATIONS OF SATÉLITES MEXICANOS, S.A. DE C.V. OR ANY OTHER PARTY IN INTEREST HAVE BEEN SUBMITTED TO OR

APPROVED BY SUCH PARTY, BUT NO SUCH PARTY MAKES ANY REPRESENTATION REGARDING SUCH DESCRIPTIONS.
     AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT, LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY PROCEEDING (OTHER THAN THE CHAPTER 11 CASE) INVOLVING SATÉLITES MEXICANOS, S.A. DE C.V., OR ANY OTHER PARTY, NOR SHALL IT BE CONSTRUED TO BE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN SATÉLITES MEXICANOS, S.A. DE C.V. YOU SHOULD CONSULT YOUR OWN COUNSEL OR TAX ADVISOR ON ANY QUESTIONS OR CONCERNS RESPECTING TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION ON HOLDERS OF CLAIMS OR EQUITY INTERESTS.
     IRS CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS AND INTERESTS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR INTERESTS FOR PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY SATÉLITES MEXICANOS, S.A. DE C.V. OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     SATÉLITES MEXICANOS, S.A. DE C.V. PRESENTLY INTENDS TO SEEK TO CONSUMMATE THE PLAN AND TO CAUSE THE EFFECTIVE DATE OF THE PLAN TO OCCUR PROMPTLY AFTER CONFIRMATION OF THE PLAN. THERE CAN BE NO ASSURANCE, HOWEVER, AS TO WHEN AND WHETHER CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE OF THE PLAN ACTUALLY WILL OCCUR. PROCEDURES FOR DISTRIBUTIONS UNDER THE PLAN, INCLUDING MATTERS THAT ARE EXPECTED TO AFFECT THE TIMING OF THE RECEIPT OF DISTRIBUTIONS BY HOLDERS OF CLAIMS AND INTERESTS IN CERTAIN CLASSES AND THAT COULD AFFECT THE AMOUNT OF DISTRIBUTIONS ULTIMATELY RECEIVED BY SUCH HOLDERS, ARE DESCRIBED IN SECTION VI.E, “SUMMARY OF THE PLAN — PROVISIONS GOVERNING DISTRIBUTIONS.”
     THE BOARD OF DIRECTORS OF SATÉLITES MEXICANOS, S.A. DE C.V. HAS APPROVED THE FILING OF THIS DISCLOSURE STATEMENT AND THE PLAN AND RECOMMENDS THAT THE HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN IN ACCORDANCE WITH THE VOTING INSTRUCTIONS SET FORTH IN SECTION X OF THIS DISCLOSURE STATEMENT. CERTAIN HOLDERS OF THE COMPANY’S EQUITY, THE BENEFICIAL HOLDERS OF MORE THAN 67% OF THE EXISTING BONDS AND THE BENEFICIAL HOLDERS OF MORE THAN 67% OF THE SENIOR SECURED NOTES HAVE ENTERED INTO A RESTRUCTURING AGREEMENT, DATED AS OF MARCH 31, 2006, OR HAVE ENTERED INTO SUPPORT AGREEMENTS RELATED TO THE RESTRUCTURING, PURSUANT TO WHICH, AMONG OTHER THINGS, SUCH HOLDERS AGREED TO VOTE FOR AND SUPPORT THE PLAN UPON SOLICITATION.
     THIS DISCLOSURE STATEMENT CONTAINS PROJECTED FINANCIAL INFORMATION REGARDING SATÉLITES MEXICANOS, S.A. DE C.V. AND CERTAIN OTHER FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, ALL OF WHICH ARE BASED ON VARIOUS ESTIMATES AND ASSUMPTIONS. SUCH INFORMATION AND STATEMENTS ARE SUBJECT TO INHERENT UNCERTAINTIES AND TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE RISKS, INCLUDING, AMONG OTHERS, THOSE SUMMARIZED HEREIN. SEE SECTION IX, “CERTAIN FACTORS TO BE CONSIDERED.” WHEN USED IN THIS DISCLOSURE STATEMENT,

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THE WORDS “ANTICIPATE,” “BELIEVE,” “ESTIMATE,” “WILL,” “MAY,” “INTEND” AND “EXPECT” AND SIMILAR EXPRESSIONS WHICH ARE NOT STATEMENTS OF HISTORICAL FACT GENERALLY IDENTIFY FORWARD-LOOKING STATEMENTS. ALTHOUGH SATÉLITES MEXICANOS, S.A. DE C.V. BELIEVES THAT ITS PLANS, INTENTIONS AND EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CANNOT BE SURE THAT THEY WILL BE ACHIEVED. FORWARD-LOOKING STATEMENTS IN THIS DISCLOSURE STATEMENT INCLUDE THOSE RELATING TO THE PAYMENTS ON SATÉLITES MEXICANOS, S.A. DE C.V.’S CURRENT AND FUTURE DEBT INSTRUMENTS. THESE FACTORS ARE NOT INTENDED TO REPRESENT A COMPLETE LIST OF THE GENERAL OR SPECIFIC FACTORS THAT MAY AFFECT SATÉLITES MEXICANOS, S.A. DE C.V. OR THE REORGANIZED DEBTOR. IT SHOULD BE RECOGNIZED THAT OTHER FACTORS, INCLUDING GENERAL ECONOMIC FACTORS AND BUSINESS STRATEGIES, MAY BE SIGNIFICANT PRESENTLY OR IN THE FUTURE AND THE FACTORS SET FORTH IN THIS DISCLOSURE STATEMENT MAY AFFECT SATÉLITES MEXICANOS, S.A. DE C.V. TO A GREATER EXTENT THAN INDICATED. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO SATÉLITES MEXICANOS, S.A. DE C.V. OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS SET FORTH IN THIS DISCLOSURE STATEMENT. EXCEPT AS REQUIRED BY LAW, SATÉLITES MEXICANOS, S.A. DE C.V. UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND, TO THE EXTENT APPLICABLE, SECTION 1125 OF THE BANKRUPTCY CODE AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES AND RISKS DESCRIBED HEREIN.

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TABLE OF CONTENTS

I. EXECUTIVE SUMMARY	1
II. SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER PLAN	3
A. Solicitation and Acceptance of Plan	3
B. Confirmation Hearing	5
C. Parties-In-Interest Support Plan	5
D. Overview of Chapter 11 Process	6
III. OVERVIEW OF SATMEX	7
A. Origins and History of Satmex	7
B. Prepetition Relationship with Loral	12
C. Significant Prepetition Debt	13
IV. KEY EVENTS LEADING TO REORGANIZATION AND COMMENCEMENT OF CHAPTER 11 CASE	14
A. Events Precipitating Negotiations with Creditors	14
B. Creditor Negotiations	14
C. Involuntary Chapter 11 Petition / Concurso Mercantil	14
D. Restructuring Agreement	16
E. Servicios Concurso	16
F. Mexican Government Approvals	16
G. U.S. Regulatory Approvals	17
H. Satmex’s Business Plan	18
V. CHAPTER 11 CASE	18
A. Commencement of Chapter 11 Case	18
B. Parties-In-Interest	18
C. First Day Relief	18
D. Solicitation / Confirmation Hearing	19
VI. SUMMARY OF PLAN	19
A. Introduction	19
B. Classification and Treatment of Claims and Interests under the Plan	20
C. Securities to Be Issued Pursuant to Plan	25
D. Implementation of the Plan	38
E. Provisions Governing Distributions	41
F. Treatment of Executory Contracts and Unexpired Leases	46
G. Effect of Confirmation	47
H. Procedures For Treating Disputed Claims	52
I. Conditions To Confirmation and Effective Date	53
J. Retention of Jurisdiction	56
K. Miscellaneous Provisions	58
VII. IMPLEMENTATION OF SETTLEMENT WITH SUPPORTING PARTIES	60
A. Settlement Embodied in Plan	60
B. Treatment of Enlaces	61
VIII. PROJECTIONS AND VALUATION ANALYSIS	62
A. Projections	62
B. Valuation of Reorganized Debtor	63
IX. CERTAIN FACTORS TO BE CONSIDERED	67
A. General Considerations	67
B. Certain Bankruptcy Considerations	68
C. Financial and Business-Related Factors	69

TABLE OF CONTENTS
(continued)

X. VOTING REQUIREMENTS	71
A. Voting Deadline	72
B. Holders of Claims Entitled to Vote	72
C. Vote Required for Acceptance by a Class	73
D. Voting Procedures	73
XI. CONFIRMATION OF PLAN	75
A. Confirmation Hearing	75
B. Deadline to Object to Confirmation	75
C. Requirements for Confirmation of Plan	75
D. Alternatives to Confirmation and Consummation of Plan	79
XII. CERTAIN US FEDERAL INCOME TAX CONSIDERATIONS	80
A. Tax Treatment of Implementing the Plan	81
B. Tax Consequences of Owning First Priority Senior Secured Notes and Second Priority Senior Secured Notes	84
C. Passive Foreign Investment Company Rules	88
D. Information Reporting and Backup Withholding	89
XIII. CERTAIN MEXICAN TAX CONSIDERATIONS	89
A. Mexican Taxation of Shares	89
B. Mexican Taxation of Debt	92
XIV. CONCLUSION AND RECOMMENDATION	94
EXHIBITS TO DISCLOSURE STATEMENT

Exhibit 1	Chapter 11 Plan
Exhibit 2	Definitional section of Chapter 11 Plan
Exhibit 3	Disclosure Statement Order
Exhibit 4	Projections
Exhibit 5	Historical financial information
Exhibit 6	Liquidation Analysis

I.
EXECUTIVE SUMMARY
     Satélites Mexicanos, S.A. de C.V. (“Satmex” or the “Debtor”), debtor and debtor-in-possession, filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) on August 11, 2006 (the “Petition Date”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). Satmex submits this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code to holders of claims against and equity interests in Satmex in connection with the solicitation of votes to accept or reject its chapter 11 plan of reorganization (as the same may be amended), attached as Exhibit 1 to this Disclosure Statement. Capitalized terms used in this Disclosure Statement but not defined herein have the meanings ascribed to such terms in the chapter 11 plan (a copy of the definition section of the Plan is attached as Exhibit 2 for your convenience). Headings are for convenience of reference and will not affect the meaning or interpretation of the Disclosure Statement.
     This solicitation is being conducted at this time in order to obtain sufficient votes to enable the Plan to be confirmed by the Bankruptcy Court.
     The Plan sets forth how Claims against and Interests in Satmex will be treated upon Satmex’s emergence from chapter 11 if the Plan is confirmed by the Bankruptcy Court and is thereafter consummated. This Disclosure Statement describes certain aspects of the Plan, Satmex’s business operations, significant events leading to the Chapter 11 Case and related matters. This Executive Summary is intended solely as a summary of the Distribution provisions of the Plan and certain matters related to Satmex’s business. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN, AND ALL OF THEIR RELATED EXHIBITS AND SCHEDULES IN THEIR ENTIRETY.
     Attached as Exhibits to this Disclosure Statement are copies of the following documents:
•	The Plan (Exhibit 1);

•	Definition section of the Plan (Exhibit 2);

•	Order of the Bankruptcy Court approving this Disclosure Statement and establishing procedures with respect to the solicitation of votes on the Plan (the “Disclosure Statement Order”) (Exhibit 3);

•	Satmex’s projected financial information (Exhibit 4);

•	Satmex’s historical financial information (Exhibit 5); and

•	Satmex’s liquidation analysis (Exhibit 6).
     SATMEX BELIEVES THAT THE PLAN COMPLIES WITH ALL PROVISIONS OF THE BANKRUPTCY CODE AND WILL ENABLE IT TO REORGANIZE SUCCESSFULLY AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF SATMEX, ITS ESTATE, ITS CREDITORS AND ITS INTEREST HOLDERS.
     Satmex is commencing this solicitation after extensive prepetition negotiations with Servicios, Loral and Principia (collectively, the “Supporting Equity Holders”), certain beneficial holders of the Existing Bonds (the “Supporting Bondholders”) and certain beneficial holders of the Senior Secured Notes (the “Supporting Noteholders”, and, together with the Supporting Equity Holders and the Supporting Bondholders, the “Supporting Parties”). As a result of these negotiations, prior to the commencement of the Chapter 11 Case, Satmex entered into the Restructuring Agreement, dated as of March 31, 2006 (as amended, the “Restructuring Agreement”) with the Supporting Parties (or predecessors thereto), as well as various Support Agreements (the “Support Agreements”) related to the restructuring with certain beneficial holders of the Senior Secured Notes and Existing Bonds (the “Additional Supporting Noteholders”). Pursuant to the terms of the Restructuring Agreement and the Support Agreements, Satmex and the parties thereto agreed, among other things, to the principal terms of the reorganization and recapitalization of Satmex as set forth in the Plan. Specifically, the Supporting Noteholders, the Supporting Bondholders and the Additional Supporting Noteholders have agreed during the term of the Restructuring Agreement, among other things, to forbear from enforcing their rights with respect to defaults under the Senior Secured Notes or the Existing Bonds. In addition, prior to commencement of this Chapter 11 Case, the Supporting Parties and the Additional Supporting Noteholders agreed to vote for and support the Plan, not to make certain transfers of securities of Satmex that they hold until the Plan is confirmed (except to a transferee who agrees to be bound by the terms of the Restructuring Agreement or the Support Agreement), and not to object to the entry of the Confirmation Order. As of the Petition Date, certain holders of the Satmex’s equity, the beneficial holders of more than 67% of the Existing Bonds and the beneficial holders of more than 67% of the Senior Secured Notes have entered into the Restructuring Agreement or a Support Agreement. The obligations of the Supporting Parties under the Restructuring Agreement and Support Agreements are subject to various conditions, including the conditions discussed in Section VII, “Implementation of Settlement with Supporting Parties.” See also Section IV.D, “Key Events Leading to Reorganization and Commencement of Chapter 11 Case. Restructuring Agreement.” The Plan contains the material terms of the restructuring set forth in the Restructuring Agreement.
     WHO IS ENTITLED TO VOTE: Pursuant to the Disclosure Statement Order, the Bankruptcy Court has established September 13, 2006 (the “Record Date”) as the record date for determining the holders of Claims and Interests entitled to vote to accept or reject the Plan. The holders of Senior Secured Note Claims (Class 2), Existing Bond Claims (Class 4), Existing Common Stock Interests (Class 6) and Existing Preferred Stock Interests (Class 7) as of the Record Date are entitled to vote on the Plan, and a ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims and Interests in these Classes that are entitled to vote. Holders of Priority Non-Tax Claims (Class 1), Other Secured Claims (Class 3) and General Unsecured Claims (Class 5) are unimpaired, which means that they are not affected by the Chapter 11 Case, and consequently are conclusively presumed to accept the Plan and are not entitled to vote.
     On September 13, 2006, after notice and hearing, the Bankruptcy Court issued the Disclosure Statement Order approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of Satmex’s creditors and equity holders to make informed judgments whether to accept or reject the Plan. Approval of this Disclosure Statement does not, however, constitute a determination by the Bankruptcy Court as to the fairness or merits of the Plan.
     The Disclosure Statement Order sets forth in detail deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan. In addition, detailed voting instructions accompany each ballot. Each holder of a Claim or Interest entitled to vote on the Plan should read this Disclosure Statement, the Plan, the Disclosure Statement Order, all exhibits thereto and the instructions accompanying the ballot in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Interests for voting purposes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code. Upon confirmation, the Plan will be a legally binding arrangement and it should therefore be read in its entirety. Accordingly, solicited parties may wish to consult with their attorneys regarding the contents of the Plan.

II.
SUMMARY OF CLASSIFICATION AND TREATMENT
OF CLAIMS AND INTERESTS UNDER PLAN
     The following table summarizes the classification and treatment of the Claims and Interests under the Plan. For a more detailed description of the classification and treatment for all Classes, please refer to the discussion in Section VI, “Summary Of Plan” and to the Plan itself.1

Classification	Description	Impairment	Entitled to Vote
Unclassified	Administrative Expenses	Unimpaired	No

Unclassified	Priority Tax Claims	Unimpaired	No

Class 1	Priority Non-Tax Claims	Unimpaired	No

Class 2	Senior Secured Note Claims	Impaired	Yes

Class 3	Other Secured Claims	Unimpaired	No

Class 4	Existing Bond Claims	Impaired	Yes

Class 5	General Unsecured Claims	Unimpaired	No

Class 6	Existing Preferred Stock Interests	Impaired	Yes

Class 7	Existing Common Stock Interests	Impaired	Yes
     After careful review of Satmex’s current business operations, estimated recoveries in a liquidation scenario, and prospects as an ongoing business, Satmex has concluded that the recovery to creditors will be maximized by its continued operation as a going concern. Satmex believes that its business and assets have significant value that would not be realized by liquidating its assets in whole or in substantial part.
A. Solicitation and Acceptance of Plan
     1. General
     This Disclosure Statement and other documents described herein are being furnished by Satmex to certain holders of Claims against and Interests in Satmex pursuant to the Disclosure Statement Order for the purpose of soliciting votes on the Plan.

[1]	This table is only a summary of the classification, impairment and entitlement to vote of Administrative Expenses, Claims and Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan and all exhibits thereto for a complete description of the classification and treatment of Claims and Interests. Accordingly, this summary is qualified in its entirety by reference to the entire Disclosure Statement and the Plan and all exhibits thereto.

     A copy of the Disclosure Statement Order entered by the Bankruptcy Court and a notice of, among other things, voting procedures and the dates set for objections to and the hearing on confirmation of the Plan (the “Notice of the Confirmation Hearing”) are also being transmitted with this Disclosure Statement. The Disclosure Statement Order and the Notice of the Confirmation Hearing set forth in detail the deadlines, procedures, and instructions for casting votes to accept or reject the Plan, for filing objections to confirmation of the Plan, the treatment for balloting purposes of certain types of Claims, and the assumptions for tabulating ballots. In addition, detailed voting instructions accompany each ballot that is color-coded for each Class. Each holder of a Claim or Interest within a Class entitled to vote should read the Disclosure Statement, the Plan, the Disclosure Statement Order, the Notice of Confirmation Hearing, and the instructions accompanying the ballots in their entirety before voting on the Plan. These documents contain important information concerning how Claims and Interests are classified for voting purposes and how votes will be tabulated.
     2. Who Is Entitled To Vote
     Under chapter 11 of the Bankruptcy Code, only holders of Claims or Interests that are “impaired” are entitled to vote to accept or reject the Plan. To be confirmed, the Plan must be accepted by the holders of certain Classes of Claims, and the Plan must be confirmed by the Bankruptcy Court. For a discussion of these matters, see Sections X “Voting Requirements”) and XI (“Confirmation of Plan”). Certain Classes of Claims and Interests (Class 2 (Senior Secured Note Claims), Class 4 (Existing Bond Claims), Class 6 (Existing Preferred Stock Interests) and Class 7 (Existing Common Stock Interests)) are Impaired under the Plan, will receive a distribution under the Plan and, accordingly, are entitled to vote on the Plan. Satmex is seeking acceptances of the Plan from holders of Claims and Interests in these Classes. Each of Class 1 (Priority Non-Tax Claims), Class 3 (Other Secured Claims) and Class 5 (General Unsecured Claims) are Unimpaired, and the holders of such Claims are conclusively presumed under section 1126 of the Bankruptcy Code to have accepted the Plan. For a description of the Classes of Claims and Interests and their treatment under the Plan, see Section VI.B, “Summary of Plan. Classification And Treatment of Claims and Interests under Plan.”
     3. Summary of Voting Procedures
     IF YOU ARE AN OWNER OF RECORD:
     If you are entitled to vote to accept or reject the Plan, a ballot is enclosed for voting purposes. If you hold Claims or Interests in more than one Class and you are entitled to vote Claims or Interests in more than one Class, you will receive separate ballots, which must be used for each separate Class. Please vote and return your ballot(s) in accordance with the instructions set forth herein and the instructions accompanying your ballot(s).
     TO BE COUNTED, YOUR VOTE INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE PROPERLY COMPLETED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE BALLOT, AND MUST BE ACTUALLY RECEIVED BY SATMEX’S VOTING AGENT KURTZMAN CARSON CONSULTANTS LLC (THE “VOTING AGENT”), NO LATER THAN 5:00 P.M., PREVAILING EASTERN TIME, ON OCTOBER 20, 2006 (THE “VOTING DEADLINE”). BALLOTS RECEIVED AFTER THAT TIME WILL NOT BE COUNTED. FAXED OR ELECTRONIC COPIES OF BALLOTS WILL NOT BE COUNTED.
     ANY PROPERLY EXECUTED, TIMELY RECEIVED BALLOT THAT DOES NOT INDICATE EITHER ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED. ANY PROPERLY EXECUTED, TIMELY RECEIVED BALLOT THAT INDICATES BOTH ACCEPTANCE AND REJECTION OF THE PLAN WILL NOT BE COUNTED. BALLOTS SHOULD NOT BE DELIVERED DIRECTLY TO SATMEX, THE COURT, OR COUNSEL TO SATMEX.
     IF YOU HOLD OWNERSHIP THROUGH A NOMINEE:
     Holders of Senior Secured Note Claims or Existing Bond Claims who are the beneficial owners of the Senior Secured Notes or Existing Bonds, as applicable, but hold those securities through a nominee who is the record holder of such security, must submit their votes as directed by the record holder or nominee. Record holders have two options for soliciting votes from their beneficial holders: (i) record holders may pre-validate a ballot by completing the first item in the ballot, executing the ballot and sending that pre-validated ballot to the beneficial holder with instructions for the beneficial holder to complete the remaining portions of the ballot and deliver it to the Voting Agent prior to the Voting Deadline or (ii) record holders may send a ballot which is not pre-validated to the beneficial holder with instructions to complete all items in the ballot, execute the ballot and return the executed ballot to the record holder. In the case of clause (ii), the record holder will then tabulate on a master ballot all of the information contained in all of the ballots submitted to it by its beneficial holders, execute the master ballot and deliver the executed master ballot to the Voting Agent prior to the Voting Deadline. In the case of clause (ii), it is important that beneficial holders return their ballots to their record holder sufficiently in advance of the Voting Deadline to allow the record holder to prepare and submit its master ballot prior to the Voting Deadline. For more detailed instructions on the balloting procedures, see the voting instructions attached to the ballot enclosed with this Disclosure Statement.
FOR ADDITIONAL INFORMATION REGARDING THE VOTING PROCESS, See Section X, “Voting Requirements.”
     4. Inquiries
     If you are a holder of a Claim or Interest entitled to vote on the Plan and did not receive a ballot, received a damaged ballot, or lost your ballot, or if you have questions about the procedures for voting your Claim or Interest, or the packet of materials that you received, please contact the Voting Agent, Kurtzman Carson Consultants LLC, at 12910 Culver Blvd. Suite I, Los Angeles, CA 90066, Attention Satelites Mexicanos Ballot Processing, or by telephone at (866) 381-9100.
     If you wish to obtain additional copies of the Plan, this Disclosure Statement, or the exhibits to those documents, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), please contact Milbank, Tweed, Hadley & McCloy LLP, at 1 Chase Manhattan Plaza, New York, New York 10005, Attention: Rena Ceron, Legal Assistant, by telephone at (212) 530-5000 or by electronic mail at satmex.requests@milbank.com.
B. Confirmation Hearing
     Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on October 26, 2006 at 10:00 a.m. (Prevailing Eastern Time), before The Honorable Robert D. Drain, United States Bankruptcy Judge. The Bankruptcy Court has directed that objections, if any, to Confirmation be Filed and served so that they are received on or before October 20, 2006 at 4:00 p.m. (Prevailing Eastern Time). The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjourned date made at the Confirmation Hearing or at any adjourned Confirmation Hearing.
C. Parties-In-Interest Support Plan
     Prior to filing the Chapter 11 Case, the Ad Hoc Existing Bondholders’ Committee and the Ad Hoc Senior Secured Noteholders’ Committee (together, the “Ad Hoc Committees”) were formed to represent the interests of similar security holders and negotiate the restructuring of Satmex’s obligations. Negotiations among Satmex, the Ad Hoc Committees, Loral, Principia and Servicios led to the formulation and execution of the Restructuring Agreement. As discussed in Section I, pursuant to the Restructuring Agreement and Support Agreements and subject to certain conditions, the Plan has the support of the Supporting Equity Holders, of beneficial holders of more than 67% of the Existing Bonds and of beneficial holders of more than 67% of the Senior Secured Notes.
     In connection with the negotiation of the Plan, the Ad Hoc Senior Secured Noteholders’ Committee is represented by Wilmer Cutler Pickering Hale and Dorr LLP as legal advisor and Mitchell A. Harwood Partners LLC as financial advisor; the Ad Hoc Existing Bondholders’ Committee is represented by Akin Gump Strauss Hauer &

Feld LLP as legal advisor and Chanin Capital Partners LLC as financial advisor; and Loral is represented by Weil, Gotshal & Manges LLP as legal advisor.
     As part of the negotiated terms on which the Supporting Parties agreed to proceed with the consensual, pre-arranged restructuring reflected in the Plan, Satmex has agreed to pay the reasonable fees and expenses of certain professionals to such parties on the Effective Date, pursuant to the Restructuring Agreement, without application by or on behalf of any such parties to the Bankruptcy Court and without notice and a hearing, unless specifically required by the Bankruptcy Court. To the extent Satmex and any party requesting such fees and expenses cannot agree as to the amount of such fees and expenses, the Bankruptcy Court will determine the reasonable amount of such fees and expenses.
D. Overview of Chapter 11 Process
     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors, and equity interest holders. In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of the debtor’s assets.
     The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interest of the debtor as of the filing date. The Bankruptcy Code provides that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”
     The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the terms for satisfying claims against, and equity interests in, a debtor. Upon confirmation of a plan of reorganization, such plan is binding on the debtor, any issuer of securities under the plan, and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debts that arose prior to the date of confirmation of the plan of reorganization and substitutes therefor the obligations specified under the confirmed plan.
     After a plan of reorganization has been filed, holders of certain claims against, or equity interests in, a debtor are permitted to vote to accept or reject such plan. Before soliciting acceptances of the proposed plan, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan.
     Satmex is submitting this Disclosure Statement to holders of Claims against, and Interests in, Satmex to satisfy the requirements of section 1125 of the Bankruptcy Code. This Disclosure Statement sets forth specific information regarding Satmex’s pre-bankruptcy history, the nature of the Chapter 11 Case, and the anticipated organizational and capital structure and operations of the Reorganized Debtor after confirmation of the Plan and emergence from chapter 11. This Disclosure Statement also describes the Plan, alternatives to the Plan, effects of confirmation of the Plan, certain risk factors associated with the debt and equity securities that the Reorganized Debtor will issue to holders of certain Classes of Claims and Interests and the manner in which distributions will be made under the Plan to holders of Claims and Interests. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims and Interests entitled to vote must follow for their votes to be counted.

III.
OVERVIEW OF SATMEX
A. Origins and History of Satmex
     1. General Information
     Satmex is the leading provider of domestic fixed satellite services in Mexico, and is currently expanding its services to become a leading provider of fixed satellite services throughout Latin America. Satmex provides transponder capacity via its satellites to customers for distribution of network and cable television programming, direct-to-home television service, on-site transmission of live news reports, sporting events and other video feeds. Satmex also provides satellite transmission capacity to telecommunications service providers for public telephone networks in Mexico and elsewhere and to corporate customers for their private business networks with data, voice and video applications. Satmex markets the use of satellite transmission capacity for new applications, such as Internet via satellite.
     Satmex has landing rights to provide broadcasting and telecommunications transmission capacity in Mexico, the United States, Canada and 43 other nations and territories in Latin America. Satmex’s customers include private and state-owned broadcasting networks, cable television programmers, direct-to-home operators and public and private telecommunications networks. Its broadcasting customers include Grupo Televisa and Productora y Comercializadora de Televisión, S.A. de C.V. and its telecommunications services customers include Teléfonos de México, S.A. de C.V. and Petróleos Mexicanos. Satmex’s data and internet customers include Hughes Network Systems (“HNS”). Over 49% of Satmex’s revenues come from customers located in the United States.
     Satmex owns and operates three satellites, Satmex 6, Solidaridad 2 and Satmex 5 in geostationary orbit at 113.0º W.L., 114.9º W.L. and 116.8º W.L., respectively, which remain fixed with respect to a given point on earth. In total, with all three satellites, Satmex has 156 36-MHz transponder-equivalents operating in the C- and Ku-bands with an aggregate footprint covering substantially all of the continental United States, Mexico, the Caribbean and all of Latin America, other than the easternmost region of Brazil. Satmex also owns another satellite, Morelos II, which is in an inclined orbit and not producing revenue. Satmex has recently been granted an extension of the Orbital Concessions to October 22, 2037, without the payment of any additional consideration to the Mexican Government.
     In August 2000, Satmex’s Solidaridad 1 satellite, ceased operations and was considered irretrievably lost. The loss was caused by the failure of the back-up control processor on board the satellite. The satellite was insured and Satmex received an insurance payment of $250 million, which was used to service debt and to invest in the manufacture of Satmex 6.
     Satmex 6. Satmex 6, the replacement satellite of Solidaridad 1, was manufactured by Space Systems/Loral, Inc., an affiliate of Loral, and was launched successfully on May 27, 2006. Satmex 6 has a design life of 15 years and is currently operating in good condition. Satmex 6 is designed to provide broader coverage and higher power levels than any other satellite in the Satmex fleet. Satmex 6 is roughly 300% more powerful than Solidaridad 1 and roughly 50% more powerful than Satmex 5. Satmex 6 covers all the 48 contiguous United States and Hawaii, the Caribbean, all of Latin America and most of Brazil.
     Satmex 6 – Technical Event and Resolution. On Saturday, September 9, 2006, at 5:50 pm EST, an on-board processor of Satmex 6 initiated a number of automatic commands that induced a temporary loss of its view of the earth (“earth lock”).
     Communications traffic was affected for only a few hours. Contingency action plans were immediately undertaken and included coordination with the manufacturer, Space Systems/Loral, and with Satmex’s clients on Satmex 6. The satellite was successfully re-oriented and the satellite is safe and operating normally. Satmex and the manufacturer are working to determine the cause of the event. Space Systems/Loral does not believe that it will occur again.

     Satmex 5. Satmex 5 was launched in December 1998. As of December 31, 2005, Satmex 5 had an estimated operational life of 8 years and is currently operating in a satisfactory condition. Satmex 5 has a footprint extending from substantially all of the 48 contiguous United States to Argentina. Major Latin American countries that are covered by the Satmex 5 footprint include Mexico, Argentina, Venezuela, Chile and Colombia. Major cities located in the United States that are covered include Los Angeles, Miami, New York, Houston, Dallas, Chicago, San Francisco and Washington, D.C.
     Solidaridad 2. Solidaridad 2 was launched in October 1994. As of December 31, 2005, Solidaridad 2 had an estimated operational life of 3.4 years and is currently operating in a satisfactory condition. Major Latin American countries covered by the Solidaridad 2 footprint include Mexico, Argentina, Venezuela, Chile, Colombia, Guatemala, Belize and Cuba. Major cities located in the United States that are covered include Los Angeles, San Antonio, Houston, Dallas and San Francisco. In addition, major U.S. cities that can be covered by Solidaridad 2 spot beams include Miami and New York.
     2. History and Prepetition Ownership
     In June 1995, the Constitution of the Mexico was amended to allow private investment participation in fixed satellite services and set forth the basis for the legal framework for the privatization of certain fixed satellite services, assets and operations of Telecomunicaciones de Mexico (“Telecomunicaciones”), an agency of the government of Mexico (the “Mexican Government”). On June 26, 1997, the Mexican Government formed Satmex, a Mexican company (sociedad anonima de capital variable), for the purpose of completing the privatization process. Prior to October 15, 1997, Satmex was operated by the Mexican Government as part of the operations of Telecomunicaciones.
     In 1997, Loral and Principia formed Firmamento as a joint venture to effect the acquisition of Satmex from the Mexican Government.2 Subsequently, Firmamento, through its wholly-owned subsidiary, Servicios, acquired 75% of Satmex’s then outstanding capital stock from the Mexican Government.
     Stockholders’ Equity. As of the date hereof, Servicios, a wholly-owned subsidiary of Firmamento, holds 7.5 million of the issued shares of Satmex’s common stock (the “Existing Common Stock”), which represents 70.71% of the economic interests and 100% of the common voting interests. 3 The Mexican Government holds 2.5 million shares of Existing Common Stock, which represents 23.57% of the economic interests in Satmex and has limited voting rights.
     In March 1999, Satmex issued 606,730 Class I shares of Series C, Subseries C-1 preferred stock (the “Existing Preferred Stock” and together with the Existing Common Stock, the “Interests”) to Loral and Principia for a total purchase price of approximately $31.9 million. As of the date hereof, Loral holds 473,449 shares of the Existing Preferred Stock and Principia holds 133,281 shares of the Existing Preferred Stock, which shares collectively represent 5.72% of the economic interests in Satmex and have limited voting rights.

[2]	Loral beneficially owns 65% of the economic interests and 49% of the voting interests in Firmamento and Principia beneficially owns 35% of the economic interests and 51% of the voting interests in Firmamento.

[3]	The Existing Common Stock held by Servicios in Satmex (except 750,000 Series N shares, with limited voting rights) are held by BBVA Bancomer Servicios, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, Dirección Fiduciaria (formerly known as Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero, División Fiduciaria), as trustee for the benefit of the Senior Secured Notes.

     All of the shares of Satmex’s Existing Common Stock and Existing Preferred Stock are directly or indirectly beneficially owned by Loral, Principia, Firmamento (which is directly owned by Loral and Principia), Servicios (a wholly-owned subsidiary of Firmamento), and the Mexican Government. The issued and outstanding Interests and ownership of Satmex is set forth below:
     3. Orbital and Property Concessions
     The Mexican Government has granted Satmex certain concessions to occupy three geostationary orbital slots allocated to Mexico located in positions 113.0°W.L., 114.9°W.L. (previously 109.2°W.L.), and 116.8°W.L. and to exploit their respective associated frequency bands (“C” and “Ku”) for the emission and reception of signals (the “Orbital Concessions”). Satmex has recently been granted an extension of the Orbital Concessions to October 22, 2037, without the payment of any additional consideration to the Mexican Government. The Orbital Concessions may be further extended subject to certain conditions. As part of the Orbital Concessions, Satmex may establish rates and terms for its services, which must be registered with the Comisión Federal de Telecomunicaciones (Federal Telecommunications Commission, or “COFETEL”) in order to become effective. However, if the Mexican Comisión Federal de Competencia (Federal Competition Commission or the “COFECO”) determines that Satmex has substantial power in the relevant market, COFETEL may determine tariffs and specify conditions relating to tariffs, service quality and information requirements. Under the Orbital Concessions, Satmex is required, among other things, to: (i) carry out research and development in Mexico, (ii) maintain its satellite control centers within Mexico and preferentially staff them with Mexican nationals, and (iii) maintain satellite service continuously and efficiently. As security for the performance of its obligations under each Orbital Concession, Satmex was required to post and must maintain during the term of each Orbital Concession, a surety bond payable to the Federal Treasury of Mexico. In addition, Satmex is presently required to provide 181 MHz C band and 181 MHz Ku-band capacity to the Mexican Government free of charge for national security and certain public purposes. In accordance with the terms of the Orbital Concessions, the Mexican Government has certain rights to adjust the amount of such capacity from time to time.

     Except in limited circumstances, Satmex must notify the Secretaría de Comunicaciones y Transportes (the Ministry of Communications and Transportation or the “SCT”) prior to the acquisition or the issuance of shares that represent, in one transaction or series of transactions, 10% or more of its outstanding capital stock, and must identify the potential purchaser. Within 30 days of receipt of such notification, the SCT may object to the acquisition. With respect to the anticipated issuance of equity under the Plan, Satmex notified the SCT of the issuance and received approval on May 12, 2006 from the SCT.
     The Mexican Government has also granted Satmex a property concession (the “Property Concession”) for two plots of land and the buildings and fixtures built on such premises. The Property Concession limits the right to use the property for exploiting the Orbital Concessions and the related orbital slots and frequency assignments. Under the Property Concession, Satmex is required, among other things, to: (i) pay an annual fee in an amount equal to 7.5% of the assessed property value, (ii) maintain the premises in good condition, and (iii) seek permission from the SCT prior to renting or otherwise subleasing the property.
     The Orbital Concessions and the Property Concession may terminate or be revoked for a variety of reasons, including, but not limited to, liquidation (quiebra), expropriation by the Mexican Government, unjustified interruption of the services that may be provided under the Orbital Concessions, taking any action that affects the rights of other licensees or concessionaires, or failure to satisfy the terms or conditions set forth in the Orbital Concessions or Property Concession or applicable law. However, Satmex does not believe that any condition triggering the termination or the revocation thereof has occurred or will occur on account of the restructuring provided for in the Plan.
     The SCT, pursuant to Mexican law, also has the right to terminate any of the Orbital Concessions or the Property Concession pursuant to a procedure known as rescate (“Rescate”). As of the date of any such Rescate, assets used in connection with the use of the Orbital Concessions and the Property Concession would be subject to the ownership and operation by the Mexican Government. The SCT may also temporarily seize the Orbital Concessions through a process known as requisa (the “Requisa”) in the event of natural disaster, war, alteration of public order, or imminent danger to national security, internal peace or the Mexican economy. Mexican law requires that the Mexican Government pay compensation to Satmex if it effects a temporary seizure, except in the case of a temporary seizure due to war. In respect of Requisa, the basis for any compensation to a concessionaire is specified in the Mexican Federal Telecommunications Law.
     4. Employees
     As of the Petition Date, Satmex had approximately 187 employees, all of whom are located in Mexico and of which 53 are members of the Television and Radio labor union. Except for Satmex’s Chief Executive Officer, persons working at Satmex are directly employed by three non-debtor affiliates with which Satmex has service contracts: Satmex Corporativo, S. de R.L. de C.V., which employs Satmex’s management personnel; Satmex Administración, S. de R.L. de C.V., which employs Satmex’s administrative personnel; and Satmex Servicios Técnicos, S. de R.L. de C.V., which employs Satmex’s technical personnel (all of whom are members of the union) (collectively, the “Employee Affiliates”), all of which are wholly-owned subsidiaries of Firmamento. Satmex pays its employees’ salaries and certain benefits through the Employee Affiliates.
     Satmex, through the Employee Affiliates, provides certain benefits to its employees, including, among other things: union exclusivity, a maximum workweek of 40 hours, overtime pay at twice the normal rate, Satmex-maintained health and life insurance, severance payment after retirement of 12 days’ pay for each year worked, a statutory annual bonus equivalent to 20 days’ pay, mandatory training and a review of the collective contract every two years. Certain of these obligations are statutorily required under Mexican law. All of the employment obligations are subject to the Mexican Federal Labor Law (Ley Federal del Trabajo).
     Satmex realizes substantial savings by employing and paying the Employees through the Employee Affiliates. However, under Mexican labor law, Satmex is liable for the payment of all employee obligations and benefits to the extent not paid by the Employee Affiliates, even though the Employees are employed by non-debtor affiliates.

     Satmex has formed new subsidiaries and, on the Effective Date, plans to cause, with the cooperation of Loral and Principia, the transfer of its employees and related obligations and agreements to such newly-formed direct subsidiaries for no consideration. Any right of the Employee Affiliates to receive a management fee will be transferred to the new subsidiaries for no consideration and would not be paid under the Plan.
     Prior to the Petition Date, eight of Satmex’s employees received performance and success bonuses, which bonuses were agreed to in the Restructuring Agreement and approved in the Concurso Proceeding. It is anticipated that such employees will receive additional performance and success bonuses 90 days from the date that the Plan becomes final and non-appealable upon satisfaction of certain conditions.
     5. Insurance
     Satmex maintains certain insurance policies essential to the continued operation of its business. A summary of these policies and coverage are as follows:
•	Satmex has insurance for Solidaridad 2 under terms reflecting current market conditions. Solidaridad 2 is insured for $35 million. In the event of a loss of the satellite, the insurance policy provides for a payment to Satmex of up to the insured amount. This policy was renewed on December 5, 2005 for a one-year period.

•	Satmex has insurance for Satmex 5 under terms reflecting current market conditions. Satmex 5 is insured for $75 million. The insurance coverage on Satmex 5 provides that if 75% or more of satellite capability is lost, then a constructive total loss is deemed to have occurred, and the full amount of insurance would become due and payable. In the event of a loss of the satellite, the insurance policy provides for a payment to Satmex of up to the insured amount. This policy was renewed on December 5, 2005 for a one-year period.

•	Satmex has obtained in-orbit insurance for Satmex 6 for a one-year period after launch based on prevailing market terms and conditions. (Satmex 6 was launched on May 27, 2006.) Such insurance is in the amount of $235 million, with an additional “top up” policy for $30 million in the event of a total loss or loss of 75% or more of the satellite’s capacity during the first year of in-orbit operations. These policies require that 75% of the satellite’s capacity be impaired before a total loss can be declared.

•	The control centers are covered by insurance policies against risk to the buildings and their contents, including the antennae and equipment.

•	Satmex also has third party liability, automobile and directors and officers insurance.
     6. Current Directors and Senior Management
     Chief Executive Officer. Sergio Miguel Angel Autrey Maza was designated by Satmex’s Board of Directors as Chief Executive Officer in February 2005. Mr. Autrey has been the Chairman of the Board and a director of Satmex since November 1997 and is the Chairman of the Board of Principia, Globalstar de México, a satellite telephony service provider owned by an affiliate of Loral and Principia and Enlaces Integra S.A. de C.V. (“Enlaces”), a concessionaire for public networks in Mexico owned by Principia and Loral. He is also a member of the board of Editorial Raices Parábola and Grupo Editorial Notimusa, both of which are Mexican publishing companies.
     Executive Vice President and Chief Financial Officer. Cynthia M. Pelini has held the position of Chief Financial Officer since April 1998 and Executive Vice President of Finance and Administration since December 2000. Prior to joining Satmex, Ms. Pelini was Vice President of Investor Relations at Grupo Iusacell, a Mexican cellular communications company, from 1996 to 1998; prior to that, Ms. Pelini was Director of Banking Relations for Grupo Televisa from 1995 to 1996, Director of Financial Planning, Capital Markets and Investor Relations for

Grupo Dina, a Mexican transportation manufacturer from 1992-1995 and Corporate Treasurer of Corporacion Industrial SanLuis from 1989 to 1992. From 1976 through 1989, Ms. Pelini worked in international banking assignments for both The Chase Manhattan Bank and Bankers Trust Company.
     Executive Vice President and Chief Marketing Officer. Juan Manuel Pinedo has held the positions of Executive Vice President and Chief Marketing Officer since December 2000. Mr. Pinedo joined Satmex in April 1998 and was the Executive Director of Business Development until January 1999, when he was named Executive Director of Sales and Marketing. From 1992 to 1998, Mr. Pinedo was a senior consultant and engagement manager for McKinsey & Company. From 1987 to 1992, Mr. Pinedo was an engagement manager for Andersen Consulting.
     General Counsel. Carmen Ochoa Avendaño has been General Counsel of Satmex since April 2002. Ms. Ochoa joined Satmex in 1997, and prior to that, she was Advisor of the General Manager at Telecommunicaciones de México (TELECOMM), from 1995 to 1997, Assistant Director of Evaluation and Analysis Information for the Office of the Presidency (Presidencia de la República) from 1992 to 1994, Director of Evaluation Programs at the Subsecretaria de Protección Civil, Prevención y Readaptación Social of the Secretaria de Gobernación (SEGOB) from 1990 to 1992, Assistant Director of the National System of Education at the Secretaria de Educación Publica (SEP) from 1986 to 1988 and Chief of the Research Department at Universidad Nacional Autonoma de México (UNAM) from 1984 to 1986.
     Directors:
     Bernard L. Schwartz has been a director of Satmex since November 1997. Prior to March 1, 2006, Mr. Schwartz was Chairman of the Board and CEO of Loral. Mr. Schwartz resigned as a director of Satmex in March 2006; however, under Mexican law, his resignation is not effective until the appointment of his replacement is resolved at a shareholders’ meeting and such representative takes office, which has not yet occurred.
     Eric J. Zahler has been a director of Satmex since November 1997. Mr. Zahler is the President and Chief Operating Officer of Loral.
     Francisco Alfredo Ramírez V. has been a director of Satmex since September 2004 and is a member of the Board of Grupo Aeroportuario del Pacífico, S.A. de C.V. and Grupo Aeroportuario de la Ciudad de México, S.A. de C.V., as well as member of the Operative and Auditing Committees of those companies. Mr. Ramírez is the designee of the Mexican Government on Satmex’s Board of Directors.
     Angel Gutiérrez, has been a director of Satmex since September 2004 and is the controller of Grupo Debir, the statutory auditor of Principia, and is a member of the Board of Beta San Miguel and Principia and member of the audit committee of Satmex.
B. Prepetition Relationship with Loral
     Prior to the Petition Date, Satmex contracted with SS/L, an affiliate of Loral, to build Satmex 6, the replacement satellite for Solidaridad 1. As a result of certain disputes that arose regarding the launch of Satmex 6, among other things, on June 14, 2005, Loral and certain of its affiliates (collectively, the “Loral Entities”) and Satmex entered into an global settlement agreement to be implemented through various agreements (the “Loral Settlement Agreements”).
     Pursuant to the terms of the Loral Settlement Agreements, (i) SS/L and Satmex terminated their respective obligations under that certain Amended and Restated Contract dated June 25, 2003, for the Satmex 6 Satellite Program, including the right of SS/L to earn potential orbital incentive payments and an end of life bonus, and entered into a new contract whereby, among other things, SS/L renewed its commitment to provide its continued support for the launch of Satmex 6, (ii) Satmex was provided with an allowed claim of $3,694,609 against SS/L in SS/L’s chapter 11 case (Case No. 03-41713 (RDD) (Bankr. S.D.N.Y.)), and (iii) Satmex agreed to provide to SS/L (as assignee of Loral Space & Communications Holdings Corporation) certain satellite space segment capacity service consisting of two 36 MHz Ku-band transponders and two 36 MHz C-band transponders on Satmex 6 (the

“SS/L Transponders”) and, subject to obtaining certain consents, to grant SS/L a security interest in or title to such transponders. Pursuant to the Loral Settlement Agreements, Satmex and Loral also agreed to (i) terminate that certain Satmex Management Agreement, dated November 17, 1997, and that certain License Agreement, dated November 17, 1997 and (ii) modify the terms of a fully prepaid end of life lease agreement between Satmex and Loral Skynet, a division of Loral SpaceCom Corporation, whereby Satmex provided to Loral certain satellite space segment capacity service consisting of three 36 MHz Ku-band transponders on Satmex 5 (the “Skynet Transponders”, collectively with the SS/L Transponders, the “Loral Transponders”) and, subject to obtaining certain consents, to grant Loral Skynet a security interest in or title to such transponders. The Skynet Transponders were subsequently assigned from Loral Skynet to Loral.
     On July 26, 2005, the U.S. bankruptcy court presiding over the Loral Entities’ chapter 11 cases entered an order approving the Loral Settlement Agreements and such agreements became effective in accordance with their terms. Pursuant to a stipulated order entered in the 304 Proceeding, Satmex agreed to assume the Loral Settlement Agreements in the Chapter 11 Case. The Conciliador in the Concurso Proceeding also confirmed his support of the Loral Settlement Agreements and the transactions contemplated thereby pursuant to applicable law and declared that the Conciliador would not oppose their respective performance by Satmex.
     As part of the negotiations with the Ad Hoc Committees leading up to the execution of the Restructuring Agreement, certain terms of the Loral Settlement Agreements were modified. Notably, as part of the restructuring contemplated in the Plan, (i) Satmex is required to assume the Loral Settlement Agreements in the Chapter 11 Case; (ii) Satmex must obtain the Assumption Order in the Chapter 11 Case by a specified date; (iii) on the Effective Date, the Loral Grant and the Loral Usufructo associated therewith will replace Satmex’s obligation to obtain for Loral or its affiliate a security interest in or title to the Loral Transponders; (iv) on the Effective Date, Satmex is to enter into the ROFO Agreement with SS/L which provides SS/L with a right of first offer with respect to the construction of Satmex’s next satellite; and (v) Satmex must reimburse the Loral Entities for certain of their legal advisors’ fees and expenses. See Sections VII.A, “Implementation of Settlement with Supporting Parties.”
C. Significant Prepetition Debt
     1. Senior Secured Notes
     On March 2, 1998, Satmex issued $325,000,000 of Senior Secured Floating Rate Notes due June 30, 2004 (the “Senior Secured Notes”), pursuant to the Senior Secured Note Indenture dated as of March 4, 1998. The Senior Secured Note Indenture is governed by the laws of the State of New York. The Senior Secured Notes and all obligations under the Senior Secured Note Indenture are secured by first priority liens (mortgage) against, and a security interest in, substantially all of Satmex’s assets, including but not limited to the Orbital Concessions and Satmex’s satellites and ground equipment. The Senior Secured Notes are guaranteed by Firmamento and Servicios. Those guarantees are secured, respectively, by a pledge (guaranty trust) of Firmamento’s equity in Servicios and a pledge (guaranty trust) of 6,750,000 shares of the Existing Common Stock held by Servicios. In 2002, the holders of the Senior Secured Notes were repaid a portion of their original principal amount with insurance proceeds from the total loss of Solidaridad 1, a former Satmex satellite. On June 30, 2004, the Senior Secured Notes matured and Satmex did not repay principal amounts due. Satmex continued to pay interest post-maturity until April 2005. As of the Petition Date, the outstanding principal amount of the Senior Secured Notes was $203,388,000. See Section IV.A, “Key Events Leading to Reorganization and Commencement of Chapter 11 Case. Events Precipitating Negotiations With Creditors.”
     2. Existing Bonds
     On February 2, 1998, Satmex issued $320,000,000 of 10-1/8% Unsecured Senior Notes due November 1, 2004 (the “Existing Bonds”), pursuant to the Existing Bond Indenture dated as of February 2, 1998. The Existing Bond Indenture is governed by the laws of the State of New York. The interest rate on the Existing Bonds is 10-1/8% per annum. The Existing Bonds are senior unsecured obligations that rank pari passu in right of payment with all of Satmex’s existing and future senior unsecured obligations, and senior in right of payment to all of Satmex’s future subordinated indebtedness. On November 1, 2004, the Existing Bonds matured and Satmex did not repay all amounts due. As of the Petition Date, the outstanding principal amount of the Existing Bonds was $320,000,000. See Section IV.A, “Key Events Leading to Reorganization and Commencement of Chapter 11 Case. Events Precipitating Negotiations with Creditors.”
IV.
KEY EVENTS LEADING TO REORGANIZATION AND
COMMENCEMENT OF CHAPTER 11 CASE
A. Events Precipitating Negotiations with Creditors
     Early in 2001, the telecommunications sector began to suffer a sharp downturn. The industry downturn affected Satmex and its customer base. Satellite service contracts were cancelled by customers and the development of new business fell below business plan expectations. The cancellation of existing contracts and the failure to procure new contracts led to a decrease in revenues earned by Satmex.
     In August 2000, the Solidaridad 1 satellite ceased operating and was considered irretrievably lost. The loss was caused by the failure of the back-up control processor on board the satellite. Consequently, it became important to replace Solidaridad 1 with a new satellite – Satmex 6. In late summer of 2003, Satmex attempted to obtain financing for, among other things, the launch of Satmex 6, which included a private placement of new senior secured floating rate notes. Additionally, Satmex took steps to prepay the outstanding principal of the Senior Secured Notes and to complete a restructuring of its Existing Bonds through an exchange offer. On July 21, 2003, Satmex filed a Registration Statement on Form F-4 in connection with such exchange offer. However, due to developments beyond Satmex’s control, Satmex was unable to obtain this financing, the Existing Bonds were not exchanged and the Registration Statement was withdrawn as of April 21, 2004.
     Thereafter, Satmex ceased making interest payments on the Existing Bonds beginning on August 1, 2003, and failed to pay the principal amount of the Existing Bonds that came due upon maturity on November 1, 2004. The Senior Secured Notes matured on June 30, 2004, and Satmex did not make the required principal payment of approximately $203.4 million. Satmex continued to make certain interest payments on the Senior Secured Notes past maturity until April 2005.
B. Creditor Negotiations
     Although Satmex’s business remained strategically focused and operationally strong, liquidity constraints and the defaults under the Existing Bond Indenture and the Senior Secured Note Indenture made undergoing a financial restructuring imperative. To that end, during the latter part of 2003, Satmex commenced negotiations with advisors for the Ad Hoc Committees in an effort to restructure its existing indebtedness and obtain financing to complete the launch of Satmex 6. In December 2004, Satmex’s negotiations with the Ad Hoc Committees resulted in a proposed term sheet outlining the terms of a plan of reorganization (the “December Term Sheet”) to restructure Satmex’s debt obligations. The Mexican Government, as regulator and shareholder of Satmex, was not involved in the negotiation of the December Term Sheet, but it was anticipated that it would be necessary to present any agreed upon terms to the Mexican Government for approval as regulator under Mexican law or shareholder of Satmex. Unfortunately, Satmex and the creditors were unable to garner support of the Mexican Government for the December Term Sheet.
C. Involuntary Chapter 11 Petition / Concurso Mercantil
     Following an impasse in the negotiation process with respect to the December Term Sheet, on May 25, 2005, certain holders of the Existing Bonds and the Senior Secured Notes (the “Petitioning Creditors”) filed a petition against Satmex in the Bankruptcy Court commencing an involuntary chapter 11 case under the Bankruptcy Code. In addition, the Petitioning Creditors filed the Joint Motion of the Ad Hoc Noteholders’ Committees to Terminate Debtor’s Exclusive Periods to File and Solicit Acceptances of a Plan of Reorganization, which described the pertinent terms of a proposed reorganization of Satmex that the members of the Ad Hoc Committees agreed to support. On July 7, 2005, Satmex responded and filed a motion to dismiss the involuntary chapter 11 case.
     In a continuing effort to restructure its outstanding indebtedness, on June 29, 2005, Satmex filed a voluntary petition for a Mexican reorganization, known as a concurso mercantil (the “Concurso Proceeding”), which was assigned to the Second Federal District Court for Civil Matters for the Federal District in Mexico City (the “Mexican Bankruptcy Court”). A concurso mercantil is a Mexican reorganization proceeding pursuant to the Ley de Concursos Mercantiles of Mexico, which was enacted in May 2000 (the “LCM”). On June 30, 2005, the Mexican Bankruptcy Court admitted Satmex’s petition and ordered the Instituto Federal de Especialistas de Concursos Mercantiles (Federal Institute of Business Reorganization Specialists, or “IFECOM”), an arm of the Mexican federal judiciary for reorganization matters, to appoint an independent auditor called the “Visitador” to determine if Satmex satisfied the requirements to be a debtor under the LCM. The Mexican Bankruptcy Court also entered an order (i) staying any foreclosure proceeding against the rights and assets of Satmex, (ii) prohibiting Satmex from disposing of or encumbering its main properties or assets, and (iii) prohibiting Satmex from transferring its valuables or funds to third parties.
     Throughout this period, Satmex continued negotiations with its creditors in an attempt to (i) resolve the involuntary chapter 11 on a consensual basis in the near term and (ii) come to agreement on global restructuring issues, particularly with respect to the Senior Secured Notes and the Existing Bonds. As a resolution to Satmex’s near term goal, in July 2005, Satmex reached an agreement with the Petitioning Creditors (the “304 Agreement”), which provided that, among other things, the Petitioning Creditors would consent to (i) the commencement of a case under section 304 of the Bankruptcy Code (a “304 Proceeding”) ancillary to the Concurso Proceeding, (ii) the dismissal of the involuntary chapter 11 case and (iii) the entry of a preliminary injunction against, among other things, any actions against Satmex or its assets in connection with the 304 Proceeding. The 304 Agreement was approved by the Bankruptcy Court on August 8, 2005.
     In accordance with the 304 Agreement, the involuntary chapter 11 case was dismissed on August 8, 2005 and the 304 Proceeding was commenced on August 4, 2005. Additionally, on August 8, 2005, the Bankruptcy Court issued a preliminary injunction in the 304 Proceeding against, among other things, any actions against Satmex or its assets.
     On September 7, 2005, the Mexican Bankruptcy Court declared Satmex in concurso mercantil under the LCM. On October 11, 2005, the Mexican Bankruptcy Court appointed Thomas Heather as conciliador (the “Conciliador”) in the Concurso Proceeding. Under the LCM, since Satmex is the holder of Orbital Concessions granted by the SCT, the SCT has certain statutory rights, including the ability to propose to the Mexican Bankruptcy Court a person for appointment as the conciliador, which proposal can be accepted or not by the Mexican Bankruptcy Court. Pursuant to its rights under the LCM, the SCT proposed that the Mexican Bankruptcy Court appoint Thomas Heather as Conciliador. On December 30, 2005, the Mexican Bankruptcy Court issued a judgment (sentencia de reconocimiento, graduación y prelación de créditos) (the “Recognition Judgment”) acknowledging certain claims against Satmex, including outstanding amounts under the Senior Secured Notes, as secured creditors and the Existing Bonds, as unsecured creditors. The Recognition Judgment is a final order of the Mexican Bankruptcy Court that recognizes the secured and unsecured obligations of Satmex as of September 8, 2005, including a recognition of the claims related to the Senior Secured Notes as claims secured by perfected liens in substantially all of Satmex’s assets, in the amount of $219,446,948.04 as of such date, and a recognition of the claims related to the Existing Bonds as unsecured claims, in the amount of $413,774,527.00 as of such date. From August 2005 through February 2006, Satmex and the Conciliador — whose primary role in the Concurso Proceeding is to mediate and assist in the negotiation of an agreement among Satmex, its creditors and equity holders — continued their efforts to negotiate a consensual restructuring of Satmex’s obligations. On February 6, 2006, Satmex announced an agreement in principle with its major creditor and certain equity constituencies on the terms of a consensual restructuring that the Conciliador and such creditors and equity holders believed would be acceptable in substance and process to all of Satmex’s principal stakeholders, including the Mexican Government, which agreement was subsequently documented in the Restructuring Agreement. See Section IV.D, “Restructuring Agreement.”

D. Restructuring Agreement
     The Restructuring Agreement provides for a global restructuring of Satmex’s Senior Secured Notes, Existing Bonds and Interests, the framework of which is set forth in a restructuring plan, known as a convenio concursal, filed in the Concurso Proceeding (the “Concurso Plan”). The Concurso Plan was approved by the Mexican Bankruptcy Court on July 14, 2006, and the implementation of the restructuring is to be accomplished by confirmation of the Plan. Satmex and the Supporting Parties believe that the global compromise embodied in the Plan is fair to Satmex and its creditors and Interest holders.
     As contemplated by the Restructuring Agreement, on May 4, 2006, the Conciliador solicited acceptances of the Concurso Plan by Satmex’s creditors recognized in the Concurso Proceeding. The Concurso Plan, which was executed by Satmex and the requisite number and amount of holders of the claims identified in the Recognition Judgment in accordance with the LCM, and approved by the Mexican Bankruptcy Court on July 14, 2006, sets forth the terms and framework of the restructuring agreed upon by Satmex and the Supporting Parties in the Restructuring Agreement, and provides for final implementation of Satmex’s restructuring through the filing of a consensual prearranged plan. Copies of unofficial English translations of the Concurso Plan and the judgment approving it are available by request to satmex.requests@milbank.com. The Concurso Plan Order terminated the Concurso Proceeding and it became final, binding and non-appealable on August 1, 2006. The Concurso Plan Order provides for the implementation of the Satmex restructuring within the framework outlined therein through a chapter 11 case.
     The 304 Proceeding was closed by the Bankruptcy Court on August 11, 2006, at the request of Satmex upon its filing of a petition for relief under chapter 11 of the Bankruptcy Code.
     The Plan provides, among other things, for an equitable distribution of the value of, and ownership interests in, Satmex’s business to parties in interest and permits Satmex to emerge from chapter 11 substantially deleveraged, thereby enabling Satmex to operate as an economically viable competitor and leader in the fixed satellite services industry.
E. Servicios Concurso
     In connection with the purchase of 75% of the capital stock of Satmex from the Mexican Government in December 1997, and in addition to the $646,800,000 cash purchase price for such stock, Satmex’s direct parent, Servicios, agreed to pay the Mexican Government $125.1 million plus interest, which indebtedness is reflected in an agreement and a promissory note, together referred to as the “Menoscabo.” Payment of the Menoscabo is secured by a pledge (guaranty trust) on Loral’s and Principia’s interests in Firmamento. Servicios is a holding company, with no significant assets other than the underlying guaranty trust rights to the equity it holds in Satmex, and which is pledged as collateral to secure the Senior Secured Notes.
     On December 29, 2004, the Menoscabo debt obligation of Servicios of approximately $125.1 million plus accrued interest of approximately $63 million came due and Servicios did not make payment of such amounts. On December 30, 2005, the Mexican Government, through the Office of the Attorney General, initiated a proceeding under the LCM before the Mexican Bankruptcy Court under file number 1/2006 and on March 16, 2006, the Mexican Bankruptcy Court declared Servicios in concurso mercantil under the LCM (the “Servicios Proceeding”) and appointed Thomas Heather as conciliador. Servicios has not opposed such concurso mercantil. In connection with the restructuring of Satmex’s debt, Servicios is restructuring its debt obligations, and it is expected that the Mexican Government, as its creditor, will ultimately receive the economic benefits of the beneficial interests in Satmex distributed to Servicios under the Plan in full satisfaction of the obligation of Servicios to the Mexican Government arising from the Menoscabo.
F. Mexican Government Approvals
     The Mexican Government has various approval and/or consent rights over certain of Satmex’s actions contemplated by the Plan because Satmex is a regulated company and holder of the Orbital Concessions. Prior to the Petition Date, Satmex obtained substantially all necessary regulatory approvals by the Mexican Government to implement provisions of the Plan. Set forth below is a brief description of such approvals.
     Pursuant to the Orbital Concessions and Satmex’s by-laws, Satmex must provide prior written notice to the SCT of certain subscriptions and/or acquisitions of its equity, which the SCT can object to for “justified cause,” in writing, within 30 calendar days of the notice. Failure by the SCT to timely object to a noticed transaction within said period renders the transaction authorized. The issuance and delivery of the New Series B Common Stock under the Plan, See Section VI, “Summary of the Plan,” is subject to this notice/objection process. Prior to the Petition Date, Satmex notified the SCT of the anticipated issuance of the New Series B Common Stock and on May 12, 2006, the SCT issued a formal written approval of the issuance of the New Series B Common Stock.
     Pursuant to the Ley de Vías Generales de Comunicación (Law of General Means of Communication), the SCT, as grantor of the Orbital Concessions, must authorize the New By-Laws of Satmex. Prior to the Petition Date, on July 28, 2006, the SCT issued a formal written authorization of the New By-Laws.
     Pursuant to the Ley de Inversión Extranjera (Foreign Investment Law), the Comisión Nacional de Inversiones Extranjeras (Foreign Investments Commission, or the “CNIE”) must authorize the issuance of the New Series N Common Stock, which are neutral investment shares. Since February 15, 2000, Satmex has been authorized to issue neutral investment shares representing up to 80% of its capital stock and, on May 23, 2006, the CNIE expressly authorized Satmex to issue the New Series N Common Stock as required to implement the Plan.
     Pursuant to the Restructuring Agreement, Satmex was required to notify the COFECO of a “concentration” that results from the issuance of the New Common Stock to or for the benefit of the holders of the Existing Bond Claims. Prior to the Petition Date, on June 9, 2006 Satmex filed a notice of “concentration” with COFECO, and on August 31, 2006, Satmex received formal authorization from COFECO.
     Pursuant to the LCM, the SCT, as grantor of the Orbital Concessions, had the right to veto the Concurso Plan. On June 3, 2006, the Mexican Bankruptcy Court notified and delivered to SCT a copy of the Concurso Plan and on June 23, 2006, the SCT filed a motion in the Concurso Proceeding with the Mexican Bankruptcy Court waiving any right to veto or object to the Concurso Plan. On July 14, 2006 the Mexican Bankruptcy Court issued an order approving the Concurso Plan, and such order became final and non-appealable on August 1, 2006.
     The SCT, as grantor of the Orbital Concessions also must be notified of any liens on the Orbital Concessions. Satmex expects to provide notice to the SCT by the Effective Date for the liens granted on the Orbital Concessions in connection with the First Priority Senior Secured Notes and the Second Priority Senior Secured Notes to be issued under the Plan, and such notice is a condition to the occurrence of the Effective Date.
     To the extent implementation of the Plan so requires, Satmex will provide notices or file clarifications with the proper governmental authorities with respect to the Government Approvals.
G. U.S. Regulatory Approvals
     The U.S. satellite and telecommunications industries are highly regulated. The U.S. Federal Communications Commission (the “FCC”) regulates satellite providers operating in the U.S. as well as the provision of satellite services, generally, including access to the U.S. market by non-U.S. licensed satellite systems. The Fixed Satellite Services Protocol between the U.S. and Mexico permits Mexican companies, including Satmex, to land international signals in the U.S. market and provide domestic services in the U.S. upon obtaining all necessary licenses and authorizations from the FCC. All necessary FCC approvals have been obtained for Satmex 6, Solidaridad 2 and Satmex 5 to provide satellite services to customers in the United States.

H. Satmex’s Business Plan
     Satmex has devoted considerable attention towards developing a strategy for optimizing its long-term prospects. Satmex intends to attempt to increase its customer base and to increase the number of services provided to each customer by:
•	enhancing its regional presence;

•	strengthening its position in sectors that benefit from fixed satellite services advantages; and

•	growing with its current customer base and offering value-added solutions.
     In addition, the recent launch of Satmex 6 allows Satmex to improve its presence in North America as well as in key segments of Latin America, and creates an opportunity for Satmex’s customers to expand their businesses by providing high performance levels in markets where telecommunications infrastructure is limited.
V.
CHAPTER 11 CASE
A. Commencement of Chapter 11 Case
     On the Petition Date, Satmex filed a voluntary petition in the Bankruptcy Court for reorganization relief under chapter 11 of the Bankruptcy Code, Case Number 06-11868 (RDD).
B. Parties-In-Interest
     1. Bankruptcy Court
     The Chapter 11 Case is pending in the Bankruptcy Court before the Honorable Robert D. Drain, United States Bankruptcy Judge for the Southern District of New York.
     2. Supporting Parties
     As noted above, the Plan is the result of extensive discussions and negotiations with certain groups of creditors and equity holders, which were embodied in the Restructuring Agreement and in the Concurso Plan, which together provide the framework for the restructuring of Satmex and the implementation thereof through the Chapter 11 Case. In connection with these negotiations, and the filing of the Chapter 11 Case (as well as certain corporate and other matters), Satmex is represented by Milbank, Tweed, Hadley & McCloy LLP. Satmex has also retained UBS Securities LLC as its financial advisor, Valor Consultores S.A. de C.V as its Mexican financial advisors and Galicia y Robles, S.C. as counsel with respect to Mexican legal matters.
     3. United States Trustee
     The Office of the United States Trustee has assigned Tracy Hope Davis, Esq. to oversee the Chapter 11 Case.
C. First Day Relief
     On and shortly after the Petition Date, Satmex obtained a series of orders from the Bankruptcy Court designed to minimize any disruption of business operations and to facilitate its reorganization.
1.	Case Administration Orders: These orders, among other things, established notice procedures, extended the time by which Satmex must file schedules of assets and liabilities and statement of financial affairs, approved procedures for interim compensation of professionals and authorized the retention of legal and financial advisors.

2.	Prepetition Obligations: These orders, among other things, authorized Satmex to satisfy certain prepetition obligations, including those related to (i) wages, compensation and employee benefits and (ii) taxes and regulatory fees.

3.	Business Operations: These orders, among other things, authorized Satmex to maintain its existing bank accounts and forms, continue its cash management system and investment policies, retain ordinary course professionals and continue its insurance programs.

4.	Cash Collateral: The Bankruptcy Court authorized Satmex to continue to use the cash collateral of the Senior Secured Notes, in return for which the Senior Secured Notes were granted postpetition Liens.

5.	Loral Motion: On September 6, 2006, the Bankruptcy Court approved the Loral Settlement Agreements and authorized Satmex to assume the Loral Settlement Agreements.
D. Solicitation / Confirmation Hearing
     If the requisite number of votes are obtained to accept the Plan, Satmex will proceed expeditiously to Confirmation. Satmex anticipates that the Chapter 11 Case will have little impact, if any, on its customers and vendors.
VI.
SUMMARY OF PLAN
A. Introduction
     THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, TO THE EXHIBITS ATTACHED THERETO, AND TO THE PLAN SUPPLEMENT.
     THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.
     THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN SATMEX UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST AND INTERESTS IN SATMEX, THE REORGANIZED DEBTOR, AND OTHER PARTIES IN INTEREST.
     The Plan is the product of diligent efforts by Satmex, its creditor and Interest holder constituencies and the Conciliador to formulate a plan that provides for a fair allocation of its assets in an orderly manner, consistent with the mandates of the Bankruptcy Code and other applicable law.

     The Plan provides for a major restructuring of Satmex’s financial obligations. The Plan does not impair Allowed Priority Non-Tax Claims, Allowed Other Secured Claims and Allowed General Unsecured Claims, and provides for, inter alia, the following distributions:
•	Holders of Senior Secured Note Claims will receive the First Priority Senior Secured Notes;

•	Holders of Existing Bond Claims will receive the Second Priority Senior Secured Notes and interests in a global trust certificate evidencing ownership of beneficial interests in the Equity Trust corresponding to New Series B Common Stock and New Series N Common Stock, collectively representing 43% of the equity voting rights and 78% of the equity financial rights in the Reorganized Debtor, on a fully diluted basis;

•	Holders of Existing Preferred Stock Interests will receive ownership of beneficial interests in the Equity Trust corresponding to New Series B Common Stock and New Series N Common Stock, collectively representing 2% of the equity voting rights and 2% of the equity financial rights in the Reorganized Debtor, on a fully diluted basis; and

•	Servicios will receive ownership of beneficial interests in the Equity Trust corresponding to New Series A Common Stock representing 45% of the equity voting rights and 16% of the equity financial rights in the Reorganized Debtor, on a fully diluted basis. The Mexican Government will receive New Series A Common Stock and New Series N Common Stock representing 10% of the equity voting rights and 4% of the equity financial rights in the Reorganized Debtor subject to the same terms and conditions as the New Common Stock held by the Equity Trust Trustee, on a fully diluted basis.
     The result of the restructuring will be a significant reduction of debt. Satmex believes that the proposed restructuring will provide it with the necessary liquidity to fund essential capital expenditures and to compete effectively in today’s business environment. Satmex believes that holders of Claims against and Interests in Satmex will receive greater and earlier recoveries under the Plan than under any other available alternative. See Section XI.D.2, “Confirmation of Plan. Alternatives to Confirmation and Consummation of the Plan.”
B. Classification and Treatment of Claims and Interests under the Plan
     One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are “allowed” may receive distributions under a chapter 11 plan. In general, an “allowed” claim or “allowed” equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court or other court of appropriate jurisdiction determines, that the claim or equity interest, and the amount thereof, is in fact a valid obligation of the debtor. Because Satmex is providing notice of the Petition Date to all holders of Claims and Interests, and because holders of Priority Non-Tax Claims, Other Secured Claims and General Unsecured Claims are not Impaired, Satmex does not intend to set a bar date by which holders of Claims and Interests must file proofs of Claim and/or proofs of Interests. Satmex anticipates that the filing of the chapter 11 petition will have little or no impact on the business relationship with its Unimpaired creditors, (i.e., ordinary course customers or vendors).
     The Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divides the different claims against, and equity interests in, a debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. If a class of claims or interests is “impaired,” the Bankruptcy Code affords certain rights to holders of such claims or interests, including the right to vote on the plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is “impaired” unless the plan (i) does not alter the legal, equitable and contractual rights of the holders or (ii) irrespective of the holders’ acceleration rights, cures all defaults (other than those arising from the debtor’s insolvency, the commencement of the case or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, grants such holder a claim for damages incurred, and does not otherwise alter the holders’ legal, equitable and contractual rights.

     Consistent with these requirements, the Plan divides the Claims against, and Interests in, Satmex into the following categories and Classes, as applicable:

Classification	Description	Impairment	Entitled to Vote
Unclassified	Administrative Expenses	Unimpaired	No

Unclassified	Priority Tax Claims	Unimpaired	No

Class 1	Priority Non-Tax Claims	Unimpaired	No

Class 2	Senior Secured Note Claims	Impaired	Yes

Class 3	Other Secured Claims	Unimpaired	No

Class 4	Existing Bond Claims	Impaired	Yes

Class 5	General Unsecured Claims	Unimpaired	No

Class 6	Existing Preferred Stock Interests	Impaired	Yes

Class 7	Existing Common Stock Interests	Impaired	Yes
     1. Administrative Expenses
     In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expenses are not classified. Administrative Expenses are the actual and necessary costs and expenses of the Chapter 11 Case that are allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Such expenses will include, but are not limited to, amounts owed to vendors providing goods and services to Satmex during the Chapter 11 Case, actual and necessary expenses of operating Satmex, tax obligations incurred after the Petition Date. Other Administrative Expenses include the actual, reasonable and necessary professional fees and expenses of Satmex’s advisors incurred during the pendency of the Chapter 11 Case.
     Allowed Administrative Expenses representing liabilities incurred by Satmex in the ordinary course of business during the pendency of the Chapter 11 Case and costs associated with the Concurso Proceeding, consistent with past practice, will be paid by Satmex in accordance with the terms and conditions of the particular transaction and any related agreements and instruments. All indirect labor and tax obligations will be paid as they become due. All other Allowed Administrative Expenses will be paid, in full satisfaction, settlement and release of and in exchange for such Allowed Administrative Expense, in full, in Cash, on the Effective Date, or, if later, on the date due in the ordinary course, or on such other terms to which Satmex and the holder of such Administrative Expense agree, so long as such terms are no more favorable than paid in full or payment in the ordinary course of business.
     All payments to Professional Persons asserting Professional Fee Claims, and all payments to reimburse expenses of members of any statutory committees will be made in accordance with any procedures established by the Bankruptcy Court and the Bankruptcy Rules relating to the payment of interim and final compensation and expenses, except that Satmex will be entitled to and will pay the reasonable fees and expenses of professionals retained by the Ad Hoc Senior Secured Noteholders’ Committee, the Ad Hoc Existing Bondholders’ Committee, Thomas Heather, Loral and Servicios, as provided in the Restructuring Agreement, on or as soon as practicable after the Effective Date, or such earlier date following the Confirmation Date as determined by Satmex in its sole discretion, without application by or on behalf of any such parties to the Bankruptcy Court and without notice and a hearing, unless specifically required by the Bankruptcy Court. All Professional Persons shall provide reasonable detailed invoices to Satmex or the Reorganized Debtor, as the case may be, prior to any request for such payment.
     In addition to the foregoing, section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees and others making a “substantial contribution” to a chapter 11 case, and to attorneys for, and other professional advisors to, such persons. Requests for such compensation must be approved by the Bankruptcy Court after notice and a hearing at which Satmex and other parties in interest may participate, and, if appropriate, object to such requests.
     2. Priority Tax Claims
     Priority Tax Claims essentially consist of unsecured claims of foreign and U.S. federal and state governmental authorities for the kinds of taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes, and employment and withholding taxes. These unsecured claims are given a statutory priority in right of payment.
     Each Allowed Priority Tax Claim will be Unimpaired. On the Effective Date, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment of such Allowed Priority Tax Claim, all Allowed Priority Tax Claims will be treated in the ordinary course of business in accordance with the terms of the particular agreement between Satmex and such holder governing such obligation, or as may be due and owing under applicable non-bankruptcy law.
     3. Class 1 — Priority Non-Tax Claims
          (Unimpaired. Conclusively presumed to accept the Plan. Not entitled to vote).
     Priority Non-Tax Claims include certain Claims that are granted priority in payment under section 507(a) of the Bankruptcy Code, including certain wage, salary and other compensation obligations to employees of Satmex up to a statutory cap of $10,000 per employee.
     Pursuant to the Plan, each Allowed Priority Non-Tax Claim will be Unimpaired. On the Effective Date, except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment of such Allowed Priority Non-Tax Claim, all Allowed Priority Non-Tax Claims will be treated in the ordinary course of business in accordance with the terms of the particular agreement between Satmex and such holder governing such obligation, or as may be due and owing under applicable non-bankruptcy law.
     4. Class 2 — Senior Secured Note Claims
          (Impaired. Entitled to vote).
     Class 2 consists of the Allowed Senior Secured Note Claims (which include Claims related to the purchase or sale of the Senior Secured Notes, all accrued but unpaid interest thereon, and Claims for fraud, misrepresentation, rescission, reimbursement, contribution or damages). The Plan provides that for purposes of voting to accept or reject the Plan, the Class 2 Senior Secured Note Claims are Allowed in the amount of $203,388,0004 and for purposes of distribution in connection with the Plan and the Chapter 11 Case, the Class 2 Senior Secured Note Claims are Allowed in the aggregate amount of $203,388,000 plus unpaid accrued interest through the Effective

[4]	The Recognition Judgment issued in the Concurso Proceeding recognized the Senior Secured Note Claims in the amount of $219,446,948, which included interest as of September 8, 2005. Such interest is taken into account when calculating the Allowed amount of the Senior Secured Note Claims of $234,400,000, assuming an Effective Date of September 30, 2006.

Date, with such interest calculated such that, assuming an Effective Date of September 30, 2006, the Allowed amount will be $234,400,000.5
     Pursuant to the Plan, on the Effective Date, each holder of an Allowed Senior Secured Note Claim will, as a restructuring and not a refinancing of such Claim, in full satisfaction, release, discharge and settlement of and in exchange for such Claim, receive its Ratable Proportion of the First Priority Senior Secured Notes.
5. Class 3 — Other Secured Claims
          (Unimpaired. Conclusively presumed to accept the Plan. Not entitled to vote).
     Class 3 consists of all secured claims other than the Senior Secured Note Claims.
     Pursuant to the Plan, on the Effective Date, except to the extent that a holder of an Allowed Other Secured Claim agrees to less favorable treatment, each holder of an Allowed Other Secured Claim will be Unimpaired and will receive, on account of its Allowed Other Secured Claim treatment as provided under section 1124 of the Bankruptcy Code. If a holder of an Allowed Other Secured Claim receives its collateral as provided in section 1124 of the Bankruptcy Code, such holder will retain the Liens securing the Allowed Claim until paid in full. Any deficiency amount relating to an Allowed Other Secured Claim will be treated as a Class 5 General Unsecured Claim.
     6. Class 4 — Existing Bond Claims
          (Impaired. Entitled to vote).
     Class 4 consists of the Allowed Existing Bond Claims (which includes Claims related to the purchase or sale of the Existing Bonds, all accrued but unpaid interest thereon, and Claims for fraud, misrepresentation, rescission, reimbursement, contribution or damages). The Plan provides that for purposes of voting to accept or reject the Plan, the Class 4 Existing Bond Claims are Allowed in the aggregate amount of $320,000,000. For purposes of distribution in connection with the Plan and Satmex’s Chapter 11 Case, including voting and distributions, the Class 4 Existing Bond Claims are Allowed in the aggregate amount of $413,774,527.00, which amount is equal to the amount of the Class 4 Existing Bond Claims in the Recognition Judgment.
     Except to the extent that a holder of an Allowed Existing Bond Claim agrees to a less favorable treatment of such Allowed Existing Bond Claim, on the Effective Date, each holder of an Allowed Existing Bond Claim will, as a restructuring and not a refinancing of such Claim, in full satisfaction, release, discharge and settlement of and in exchange for such Allowed Existing Bond Claim, receive its Ratable Proportion of (i) the Second Priority Senior Secured Notes and (ii) Trust Interests representing ownership of beneficial interests in the Equity Trust corresponding to New Series B Common Stock and New Series N Common Stock, collectively representing 78% of the total equity financial rights and 43% of the total equity voting rights of the Reorganized Debtor on a fully diluted basis.
     7. Class 5 — General Unsecured Claims
          (Unimpaired. Conclusively deemed to accept the Plan. Not entitled to vote).
     Class 5 consists of unsecured Claims (other than the Priority Tax Claims, Priority Non-Tax Claims and the Existing Bond Claims), which generally include the Claims of trade and other business creditors for goods and services provided to Satmex prior to the Petition Date and other damage and general litigation claims. Satmex anticipates that as of the Petition Date, the amount of Allowed General Unsecured Claims was approximately $1.4 million.

[5]	In the event the Effective Date is later than September 30, 2006, the principal amount will be adjusted upward for each day after September 30, 2006 that the Effective Date occurs by the following amount: $234,400,000 multiplied by the Per Diem Rate multiplied by the number of days after September 30, 2006 that the Effective Date occurs.

     Pursuant to the Plan, each Allowed General Unsecured Claim will be Unimpaired pursuant to section 1124 of the Bankruptcy Code, which means that such Claims will not be affected by Satmex’s Chapter 11 Case. Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment of such Allowed General Unsecured Claim, Allowed General Unsecured Claims will treated in the ordinary course of business in accordance with the terms of the particular agreement that governs such General Unsecured Claim or in accordance with the course of practice between Satmex and such holder with respect to such Claim.
8.	Class 6A and Class 6B — Existing Preferred Stock Interests (Impaired. Entitled to vote).
     Class 6 consists of the Allowed Existing Preferred Stock Interests.
     Together, the holders of the Allowed Existing Preferred Stock Interests will, in full satisfaction, release, discharge and settlement of and in exchange for such Allowed Existing Preferred Stock Interests, receive on the Effective Date, beneficial interests in the Equity Trust corresponding to New Series B Common Stock and New Series N Common Stock, to be apportioned as described below.
     Consistent with the terms of the Concurso Plan, under this provision, (i) Principia will receive beneficial interests in the Equity Trust corresponding to New Series B Common Stock and New Series N Common Stock, which will collectively represent two thirds percent of one percent (0.67%) of the total equity financial rights and two thirds of one percent (0.67%) of the total equity voting rights of the Reorganized Debtor on a fully diluted basis and (ii) Loral will receive beneficial interests in the Equity Trust corresponding to New Series B Common Stock and New Series N Common Stock, which will collectively represent one and one third percent (1.33%) of the total equity financial rights and one and one third percent (1.33%) of the total equity voting rights of the Reorganized Debtor on a fully diluted basis.
9.	Class 7A and Class 7B — Existing Common Stock Interests (Impaired. Entitled to vote).
     Class 7 consists of the Allowed Existing Common Stock Interests. Class 7A consists of the Allowed Existing Common Stock Interests of the Mexican Government. Class 7B consists of the Allowed Existing Common Stock Interests of Servicios.
     (i) The Mexican Government will receive New Series A Common Stock and New Series N Common Stock, subject to the same terms as the New Common Stock held by the Equity Trust Trustee, which collectively will represent four percent (4%) of the total equity financial rights and ten percent (10%) of the total equity voting rights of the Reorganized Debtor on a fully diluted basis and (ii) Servicios will receive beneficial interests in the Equity Trust corresponding to the New Series A Common Stock, which will represent sixteen percent (16%) of the total equity financial rights and forty five percent (45%) of the total equity voting rights of the Reorganized Debtor on a fully diluted basis.6

[6]	Servicios is restructuring its debt obligations, and it is expected that the Mexican Government, as its creditor, will ultimately receive the economic benefits of the beneficial interests in Satmex distributed to Servicios under the Plan in full satisfaction of the obligation of Servicios to the Mexican Government arising from the Menoscabo.

C. Securities to Be Issued Pursuant to Plan
1.	First Priority Senior Secured Notes
     Pursuant to the Plan, on the Effective Date, without any need for any further corporate action or action by the holders of Claims and Interests, the Reorganized Debtor will enter into the First Priority Senior Secured Note Indenture in substantially the form set forth in the Plan Supplement and will issue the First Priority Senior Secured Notes. The principal terms of the First Priority Senior Secured Notes will be as follows:

Issuer:	Reorganized Debtor.

• Principal Amount:	$203,388,000 plus unpaid accrued interest on the Senior Secured Notes through the Effective Date with such interest calculated such that, assuming an Effective Date of September 30, 2006, the principal amount of the First Priority Senior Secured Notes will be $234,400,000. In the event the Effective Date is after September 30, 2006, the principal amount will be adjusted upward for each day after September 30, 2006 that the Effective Date occurs, by the following amount: $234,400,000 multiplied by the Per Diem Rate multiplied by the number of days after September 30, 2006 that the Effective Date occurs.

• Issue Date:	Effective Date.

• Ranking and Security:	The First Priority Senior Secured Notes will be secured by a first priority lien on substantially all present and after acquired assets of Satmex on substantially the same terms provided for under the existing security documents for the holders of the Senior Secured Notes (junior only to priorities recognized by statute in Mexico) except (i) with respect to the Loral Transponders and the Loral Usufructo associated therewith, as described in Section VII.A.3 hereof and (ii) the First Priority Senior Secured Notes will not be guaranteed by Servicios or Firmamento.

• Guarantees:	The First Priority Senior Secured Notes will be guaranteed by the restricted subsidiaries of Satmex. The restricted subsidiaries will grant a first priority lien on all of their respective assets to secure the guarantees, which liens will be senior in priority, operation, and effect to the security interests of the Second Priority Senior Secured Notes.

• Interest Rate and Payments:	1 (one) or 3 (three) month LIBOR plus eight hundred seventy five basis points per annum (LIBOR+8.75%), payable in arrears in Cash on the last day of the applicable one or three month period.

• Final Maturity:	Five (5) years from the Effective Date.

• Optional Prepayment:	At any time in Cash at one hundred three percent (103%), one hundred two percent (102%) and one hundred one percent

(101%) of par in years one, two and three, respectively, thereafter at par; plus accrued and unpaid interest.

• Mandatory Prepayments:	In the event of qualifying asset sales, qualifying debt issuances, and qualifying insured losses. Certain mandatory redemption events will require payment of the premiums described in the Optional Prepayment section above. In addition, the Reorganized Debtor will be required to repay all outstanding unpaid principal of the First Priority Senior Secured Notes as per the Available Cash Flow Repayment Formula.,[7]

• Change of Control Purchase Offer:	In the event of a change of control of Satmex (“Change of Control”),[8] Satmex will be required to make a change in control purchase offer to the holders of the First Priority Senior Secured Notes to redeem all or any portion of their First Priority Senior Secured Notes in exchange for payment in cash from Satmex of one hundred one percent (101%) of the sum of the then-outstanding principal amount plus accrued and unpaid interest, which redemption will be consummated simultaneously with such Change of Control.

• Default Rate of Interest:	Upon the occurrence and during the continuance of an “Event of Default,” as defined in the First Priority Senior Secured Note Indenture, the interest rate on the unpaid principal balance will be two hundred (200) basis points above the then-applicable non-default rate.
     2. Second Priority Senior Secured Notes
     Pursuant to the Plan, on the Effective Date, without any need for any further corporate action or action by the holders of Claims and Interests, the Reorganized Debtor will enter into the Second Priority Senior Secured Note Indenture in substantially the form set forth in the Plan Supplement and will issue the Second Priority Senior Secured Notes. The principal terms of the Second Priority Senior Secured Notes will be as follows:

• Issuer:	Reorganized Debtor.

• Principal Amount:	$140,000,000.

• Issue Date:	Effective Date.

• Ranking and Security	The Second Priority Senior Secured Notes will rank pari passu in right of payment to all existing and future senior

[7]	The Reorganized Debtor will be required to repay all outstanding unpaid principal of the First Priority Senior Secured Notes with one hundred percent (100%) of cash balances in excess of five million dollars ($5,000,000) on a quarterly basis, based on cash balances as estimated five (5) business days before such quarterly payment date, taking into account amounts expected to be payable (including scheduled cash interest payments under the First Priority Senior Secured Notes and the Second Priority Senior Secured Notes) and Cash expected to be received up to and including such quarterly payment date.

[8]	“Change of Control” includes the acquisition directly or indirectly by any other person or group of a majority of the voting rights and/or financial rights of Satmex.

indebtedness (including the First Priority Senior Secured Notes) and will rank senior to all existing and future subordinated indebtedness, subject to any priorities recognized by statute, such as tax and labor obligations. The security interests of the Second Priority Senior Secured Notes on substantially all present and future assets of the Reorganized Debtor (except with respect to the Loral Transponders and the Loral Usufructo associated therewith as described in Section VII.A.3) will be junior in priority, operation and effect to the security interests created by the First Priority Senior Secured Notes, in accordance with the terms of the Intercreditor Agreement.

• Guarantees:	The Second Priority Senior Secured Notes will be guaranteed by the restricted subsidiaries of Satmex pursuant to the Second Priority Senior Secured Note Indenture, which guarantees will rank pari passu in right of payment to all existing and future senior indebtedness of such guarantors and will rank senior to all existing and future subordinated indebtedness of such guarantors, subject to any priorities recognized by statute, such as tax and labor obligations. Such subsidiary guarantors will grant a lien on all of their respective assets to secure the guarantees, which liens will be junior in priority, operation, and effect to the security interests of the First Priority Senior Secured Notes.

• Interest Rate and Payment:	Interest will be payable quarterly in arrears at the rate of 10.125% per annum. Interest will be payable in Cash, provided, that until the earlier of (a) the fifth anniversary of the Effective Date and (b) the date the First Priority Senior Secured Notes are paid in full, the interest will be payable in kind (PIK) according to the schedule set forth below:

Year	PIK	Cash
1	10.125%	0%
2	8.125%	2%
3	8.125%	2%
4	8.125%	2%
5	8.125%	2%

In certain circumstances, the first such interest payment date will be 6 months after the Effective Date and thereafter quarterly.

Notwithstanding the foregoing, upon repayment in full of the First Priority Senior Secured Notes, all interest accrued thereafter will be payable in Cash.

• Final Maturity:	Seven (7) years from the Effective Date.

• Mandatory Prepayments:	Subject to the terms of the Intercreditor Agreement, in the event of qualifying asset sales, qualifying debt issuances, and qualifying insured losses. In addition, after payment in full of the First Priority Senior Secured Notes, the Reorganized Debtor will be required to make prepayments as per the Available Cash Flow Formula.[9]

• Optional Prepayments:	Callable, in whole or in part, at any time by the Reorganized Debtor at a price equal to the principal amount of such Second Priority Senior Secured Notes then outstanding plus accrued and unpaid interest thereon.

• Default Rate of Interest:	Upon the occurrence and during the continuance of an “Event of Default,” as defined in the Second Priority Senior Secured Note Indenture, the interest rate on the unpaid principal balance will be two hundred (200) basis points above the then-applicable non-default rate.

• Change of Control Purchase Offer:	In the event of a Change of Control to other than an Approved Buyer[10] (unless waived by the vote of holders of 66 2/3% of the aggregate principal amount of the Second Priority Senior Secured Notes), Satmex will be required to make a change of control purchase offer to the holders of the Second Priority Senior Secured to redeem all or any portion of their Second Priority Senior Secured Notes in exchange for payment in cash from Satmex of one hundred percent (100%) of the sum of the then-outstanding principal amount plus accrued and unpaid interest, which redemption will be consummated simultaneously with such Change of Control.
     3. Intercreditor Agreement
          The liens securing the First Priority Senior Secured Notes and the liens securing the Second Priority Senior Secured Notes will be governed by substantially the following terms:

[9]	After the payment in full of the First Priority Senior Secured Notes, the Reorganized Debtor will be required to repay all outstanding unpaid principal of the Second Priority Senior Secured Notes with one hundred percent (100%) of cash balances in excess of five million dollars ($5,000,000) on a quarterly basis, based on cash balances as estimated five (5) business days before such quarterly payment date, taking into account amounts expected to be payable (including scheduled cash interest payments under the Second Priority Senior Secured Notes) and Cash expected to be received up to and including such quarterly payment date.

[10]	An “Approved Buyer” means a Buyer (as defined below) that is, or is controlled by (A) a leading international satellite or telecommunications company having a minimum net worth of one billion dollars (U.S. $1,000,000,000), and/or (B) a person or company preapproved pursuant to the Restructuring Agreement; provided, however, that (whether or not otherwise qualifying as an Approved Buyer) no person or group may be an Approved Buyer if such person or group, or affiliate thereof, has been indicted for a felony or charged (civilly or criminally) with a violation of securities laws or regulations of the U.S. or Mexico during the preceding five (5) years; and a “Buyer” means a person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act) that following a Change of Control is the beneficial owner of, and solely controls, shares of Satmex representing not less than a majority of the equity financial rights of Satmex and not less than a majority of the equity voting rights of Satmex (including the right to appoint or elect a majority of the Board of Directors of Satmex). If the Approved Buyer is a “foreign investor” or its investment in Satmex would be deemed a “foreign investment” within the meaning provided under the Foreign Investment Law, then the Approved Buyer must be part of a group (constituting a “Buyer” as defined above) with another Approved Buyer that is not a “foreign investor,” nor whose investment in Satmex would be deemed a “foreign investment” within such meanings.

• Shared Collateral:	Satmex’s obligations to pay interest and principal when due on the First Priority Senior Secured Notes and Second Priority Senior Secured Notes will be secured by separate liens on all present and after acquired assets of Satmex and any restricted subsidiaries of Satmex except as provided for under the Plan with respect to the Loral Transponders (the “Shared Collateral”).

• Ranking:	Without giving effect to the liens on the Shared Collateral, the First Priority Senior Secured Notes and the Second Priority Senior Secured Notes will rank pari passu in right of payment to all existing and future senior indebtedness of Satmex and any restricted subsidiaries of Satmex, and will rank senior to all existing and future subordinated indebtedness of Satmex, subject to any priorities recognized by statute, such as tax and labor obligations.

• Lien Subordination:	The Second Priority Senior Secured Notes will be junior in priority, operation and effect at all times and under all circumstances to the security interests of the First Priority Senior Secured Notes and any enforcement of the second priority lien and any payment of the Second Priority Senior Secured Notes from the collateral securing the Second Priority Senior Secured Notes shall be subject to the prior payment in full of the First Priority Senior Secured Notes. Subject to the provisions of the Plan regarding the Loral Transponders, the proceeds of the Shared Collateral will be applied to satisfy all outstanding obligations under the First Priority Senior Secured Notes prior to any proceeds being applied to any obligations under the Second Priority Senior Secured Notes. The First Priority Senior Secured Notes and the Second Priority Senior Secured Notes will be structurally senior to all unsecured indebtedness of Satmex by virtue of their lien rights.

• Collateral Trustees:	The respective trustees under the indentures governing the First Priority Senior Secured Notes and the Second Priority Senior Secured Notes will each be granted a security interest in the Shared Collateral and the indenture trustees shall enter into the Intercreditor Agreement, which will be governed by New York law.

• Prohibition on Liens:	The indenture governing the Second Priority Senior Secured Notes will prohibit Satmex or any guarantor from granting or suffering to exist any lien on the Shared Collateral other than liens securing:

° the First Priority Senior Secured Notes and any refinancing thereof;

° the Second Priority Senior Secured Notes and any refinancing thereof;

° taxes, assessments or other governmental charges or levies not yet delinquent or which are being validly contested in good faith;

	°	carriers’, warehousemen’s, mechanics’, laborers’ or similar liens arising in the ordinary course of business and securing obligations that are not yet due and payable or that are being contested in good faith and in respect of which Satmex will have set aside on its books reserves;.

	°	purchase money liens to finance the acquisition of assets in the ordinary course of business so long as such lien is limited to the assets so acquired, the indebtedness does not exceed the purchase price and such lien exists at the time of the acquisition or will be created within 180 days of such acquisition; and

	°	other customary permitted liens.

• Refinancing:	Notwithstanding anything to the contrary herein, Satmex will be permitted to refinance each of the First Priority Senior Secured Notes and the Second Priority Senior Secured Notes, provided that (i) the aggregate principal amount outstanding after such refinancing is not greater than the aggregate amount of all obligations outstanding immediately prior to such refinancing with respect to the obligations being replaced (including amounts resulting from a prepayment premium), (ii) such refinancing shall not have a shorter Average Life (as defined below) as compared with the indebtedness being replaced, and (iii) the interest rate and the cash interest payment terms on such refinancing shall not be greater or more favorable to the holders of such refinancing debt than the interest rate and the cash interest payment terms on the respective debt being refinanced unless such greater or more favorable terms are commercially reasonable at the time of such refinancing. “Average Life” shall have the meaning set forth in the Senior Secured Note Indenture without regard to any mandatory prepayments. Any such refinancing debt will be entitled to the same benefits, waivers and priority provided under the Plan to the debt being refinanced and subject to the same burdens provided under the Plan, as applicable. The Available Cash Flow Repayment Formula shall apply to any refinancing debt in accordance with the terms of the debt being refinanced.

• Release of Collateral:	The lien of the Second Priority Senior Secured Notes will be automatically released upon the foreclosure or sale of any Shared Collateral by the holders of the First Priority Senior Secured Notes in accordance with the First Priority Senior Secured Note Indenture, provided that proceeds from such sale shall be applied in accordance with the Intercreditor Agreement and the respective Indentures. Notwithstanding the foregoing, the holders of the Second Priority Senior Secured Notes will not be permitted to object to any bankruptcy court or concurso mercantil ordered sale of the Shared Collateral that has been approved by the holders of the First Priority Senior Secured Notes provided that the lien of the Second Priority Senior Secured Notes attaches to the proceeds of any such sale in accordance with the priorities set forth in the Intercreditor Agreement. In the event that any concurso mercantil proceeding is filed in Mexico, the liens in favor of the Second Priority Senior Secured Notes may be released by the Common Representative (as defined below) with the approval of the holders of more than 50% in principal amount of the outstanding Second Priority Senior Secured Notes, with such release to be effective as of immediately prior to the commencement of the concurso mercantil.

• Common Representative:	A common representative will be irrevocably appointed under Mexican law to act for the benefit of 100% of the holders of the Second Priority Senior Secured Notes (the “Common Representative”) solely for the purposes of (i) voting in favor of or accepting a plan of reorganization in any future concurso mercantil proceeding, (ii) exercising all veto rights in connection with the approval of such concurso plan in Mexico, but only in the event that such plan is accepted by holders of a majority of the aggregate outstanding principal amount of the Second Priority Senior Secured Notes, and (iii) releasing liens as described in the immediately preceding section.

• Waivers:	The Intercreditor Agreement will provide that until the First Priority Senior Secured Notes have been paid in full, the Second Priority Senior Secured Notes will be deemed to have waived the following:

	°	right to exercise remedies against the Shared Collateral,

	°	right to challenge the validity, enforceability or priority of the first priority lien of the holders of the First Priority Senior Secured Notes,

	°	all claims against the holders of the First Priority Senior Secured Notes or their representatives based on actions or inactions taken with respect to the Shared Collateral, and the Second Priority Senior Secured Notes will not contest any actions taken by the holders of the First Priority Senior Secured Notes with respect to Shared Collateral,

	°	right to seek adequate protection pursuant to section 361 of the Bankruptcy Code or its Mexican equivalent in the event of any bankruptcy or concurso mercantil proceeding, as applicable; provided, however, that the holders of the Second Priority Senior Secured Notes will be permitted to cause the indenture trustee for the Second Priority Senior Secured Notes to seek a junior lien on any assets on which the United States bankruptcy court grants a lien as adequate protection to secure the First Priority Senior Secured Notes, so long as (i) the junior lien is subject to the same lien subordination arrangements as set forth in the Intercreditor Agreement and (ii) the holders of the Second Priority Senior Secured Notes waive all rights, if any, to seek payment in cash of any claims arising by virtue of such liens unless the First Priority Senior Secured Notes have been paid in full in cash,

°	right to oppose adequate protection pursuant to section 361 of the Bankruptcy Code or its Mexican equivalent in the event of a bankruptcy or concurso mercantil proceeding, as applicable,

°	right to oppose any debtor in possession financing or concurso financing, including any right to oppose debtor in possession financing that grants liens senior to the liens securing the Second Priority Senior Secured Notes or otherwise entitles the debtor in possession financing or concurso financing to payment prior to any payment to the holders of Second Priority Senior Secured Notes; provided, however, the holders of the Second Priority Senior Secured Notes will retain the right to object to such financing solely on the basis that more favorable financing terms are available to Satmex,

°	right to seek payment in cash of any post-petition interest that might otherwise accrue following commencement of any insolvency proceedings unless the First Priority Senior Secured Notes have been paid in full in cash, and

°	right to seek relief from the automatic stay or any similar stay under Mexican law.
     4. New Common Stock
     Pursuant to the Plan, on the Effective Date, New Common Stock representing 90% of the equity voting rights and 96% of the equity financial rights in the Reorganized Debtor will be held by the Equity Trust Trustee for the benefit of the holders of Allowed Existing Bond Claims, Allowed Existing Preferred Stock Interests and Allowed Existing Common Stock Interests (other than the Mexican Government), so that the beneficial interests in Satmex will be represented as follows:

	Voting Rights	Financial Rights
Servicios[11]	45.0%	16.0%

Principia	0.67%	0.67%

Loral	1.33%	1.33%

Existing Bondholders	43.0%	78.0%

	90.0%	96.0%

[11]	Servicios is restructuring its debt obligations, and it is expected that the Mexican Government, as its creditor, will ultimately receive the economic benefits of the beneficial interests in Satmex distributed to Servicios under the Plan in full satisfaction of the obligation of Servicios to the Mexican Government arising from the Menoscabo.

     Pursuant to the Plan, on the Effective Date, the Mexican Government will receive New Common Stock representing 10% of the equity voting rights and 4% of the equity financial rights in the Reorganized Debtor, which will be subject to the same terms and conditions as the New Common Stock held by the Equity Trust Trustee.
     The principal terms of the New Series A Common Stock to be issued pursuant to the Plan are as follows:

• Issuer:	Reorganized Debtor.

• Classification:	Series A Common Stock.

• Par Value:	None.

• Voting:	55% of total voting rights.

• Preemptive Rights:	Equity calls.
     The principal terms of the New Series B Common Stock to be issued pursuant to the Plan are as follows:

• Issuer:	Reorganized Debtor.

• Classification:	Series B Common Stock.

• Par Value:	None.

• Voting:	45% of total voting rights.

• Preemptive Rights:	Equity calls.
     The principal terms of the New Series N Common Stock to be issued pursuant to the Plan are as follows:

• Issuer:	Reorganized Debtor.

• Classification:	Series N Common Stock.

• Par Value:	None.

• Voting:	Limited voting rights; may vote only with respect to: extension of term, conversion or anticipated dissolution, amendment to Satmex’s corporate purpose or change to Satmex’s nationality.

• Preemptive Rights:	Equity calls.
     5. Equity Trust
     Prior to the Effective Date, Satmex will form the Equity Trust as the original settlor thereunder. For purposes of section 1145 of the Bankruptcy Code, the Equity Trust will be an affiliate participating in the Plan. On or before the Effective Date, the Equity Trust Trustee will hold all of the New Common Stock distributed to the holders of the Existing Preferred Stock, Existing Common Stock (except for the New Common Stock to be issued to the Mexican Government) and the Existing Bonds. It is likely that each of the holders of Existing Preferred Stock, Existing Common Stock (except for the New Common Stock to be issued to the Mexican Government) and the Existing Bonds will in turn receive a class of beneficial interests in the Equity Trust, each with specific voting rights with respect to actions to be taken by holders of the New Common Stock. Specifically, the beneficial interests in the Equity Trust held by Loral, Principia and Servicios will vote their interests in the Equity Trust directly and on a one-for-one basis. The holders of the Existing Bonds will, in nearly all circumstances, vote their interests in the Equity Trust as a group, with the vote of 2/3 of the holders required to vote the beneficial interests of the holders of the Existing Bonds in the Equity Trust. Under Mexican law, it may be necessary for an agent to be appointed on behalf of the holders of the Existing Bonds to execute and enforce their rights under the Equity Trust. The New Common Stock issued pursuant to the Plan held by the Equity Trust Trustee will be so held for the benefit of such holders on the terms and conditions set forth in the Equity Trust Agreement, in substantially the form set forth in the Plan Supplement. The Mexican Government’s ownership of its portion of the New Common Stock will be governed by substantially the same terms and conditions set forth in the Equity Trust Agreement.
     On or immediately prior to the Effective Date, and pursuant to the Equity Trust Agreement, the Equity Trust Trustee will deposit one or more global trust certificates (the “Global Trust Certificates”) representing beneficial ownership of New Common Stock corresponding to 43% of the voting rights and 78% of the financial rights in the Reorganized Debtor with the Depository Trust Company (“DTC”) and/or Euroclear Bank S.A./N.V. (“Euroclear”) and/or or Clearstream Banking société anonyme (collectively, the “Clearing Agency”). Interests in the Global Trust Certificate (the “Trust Interests”) will be received by the holders of Existing Bond Claims on a pro rata basis in exchange for a portion of the Existing Bond Claims.
     The Technical Committee of three persons will be established pursuant to the Equity Trust Agreement. The initial members of the Technical Committee and alternates for such members, will be appointed from a list previously developed by Satmex, the Ad Hoc Committees and Thomas Heather. The Technical Committee will be charged with effecting the sale of the New Common Stock in a manner to maximize the value thereof for the holders of all of the New Common Stock. The Technical Committee will determine when the New Common Stock will be offered for sale, the method of sale, and whether to recommend any proposed sale and, if applicable, submit any proposed sale for approval by the beneficial owners of the New Common Stock. The Technical Committee may engage professional advisors (consisting of legal counsel, accountants and internationally recognized investment bankers and financial advisors) as it deems appropriate in connection with any sale or proposed sale of the New Common Stock, the fees and expenses of which will be paid by the Reorganized Debtor. The New Common Stock will be offered pursuant to a competitive auction process under which potential bidders will be afforded access to all material information concerning the Reorganized Debtor. No sales of the New Common Stock will be permitted other than through the foregoing provisions.
     Provided (i) the proposed sale is for 100% of the New Common Stock and the price per share (whether Series A, Series B or Series N) is the same, and (ii) the price for the New Common Stock is payable 100% in cash (U.S. dollars), no approval of the beneficial owners of the New Common Stock will be required for the sale of the New Common Stock; provided, however, that if such sale is consummated, or a binding agreement with respect to such sale is entered into, on or before the second (2nd) anniversary of the Effective Date, the price for 100% of the New Common Stock shall be an amount that, together with the then principal amount outstanding under the First Priority Senior Secured Notes and the Second Priority Senior Secured Notes is not less than of five hundred million dollars (U.S. $500,000,000). If the proposed sale of the New Common Stock does not meet the foregoing conditions, such sale will be subject to the approval of (i) the Voting Committee and (ii) the holders of not less than 66 2/3% of the Trust Interests.
     6. Securities Law Matters
     U.S. Securities Law Matters
     Section 1145(a) of the Bankruptcy Code exempts from registration under the Securities Act, subject to certain exceptions, the offer or sale of under a plan a security of the debtor, of an affiliate participating in a plan with the debtor, or of a successor to the debtor under a plan if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor.
     Under section 1145(a) of the Bankruptcy Code, the initial distributions (collectively the “Initial Distributions”) of the First Priority Senior Secured Notes, the Second Priority Senior Secured Notes, the New Common Stock, the beneficial interests in the Equity Trust and the Trust Interests on account of Claims against and/or Interests in the Reorganized Debtor under the Plan are not subject to the registration requirements of section 5 of the Securities Act.
     The securities distributed pursuant to the Plan in reliance on section 1145 of the Bankruptcy Code will be deemed to have been issued in a public offering under the Securities Act and, therefore, may be resold by a holder thereof without registration under the Securities Act pursuant to the exemption provided by section 4(1) thereof, unless the holder is an “underwriter” with respect to such security as the term is defined in section 2(11) of the Securities Act and section 1145(b)(1) of the Bankruptcy Code. Whether or not a holder would be deemed to be an “underwriter” with respect to any security would depend upon various facts and circumstances applicable to the particular holder. In addition, the securities generally may be resold by recipients thereof without registration under the Securities Act and under state securities or “blue sky” laws pursuant to various exemptions provided by the

Securities Act and under the respective laws of such jurisdictions. The exemption provided by section 4(1) of the Securities Act may or may not be available to all holders and all holders should consult with their own legal counsel.
     Section 1145(b) of the Bankruptcy Code provides, in pertinent part:
(1) Except as provided in paragraph (2) of this subsection and except with respect to ordinary trading transactions of an entity that is not an issuer, an entity is an underwriter under section 2(11) of the Securities Act of 1933, if such entity—
(A)	purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such a claim or interest;

(B)	offers to sell securities offered or sold under the plan for the holders of such securities;

(C)	offers to buy securities offered or sold under the plan from the holders of such securities, if such offer to buy is—
(i)	with a view to distribution of such securities; and

(ii)	under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or
(D)	is an issuer, as used in such section 2(11), with respect to such securities.
(2) An entity is not an underwriter under section 2(11) of the Securities Act of 1933 or under paragraph (1) of this subsection with respect to an agreement that provides only for—
(A)	(i) the matching or combining of fractional interests in securities offered or sold under the plan into whole interests, or
(ii)	the purchase or sale of such fractional interests from or to entities receiving such fractional interests under the plan; or
(B)	the purchase or sale for such entities of such fractional or whole interests as are necessary to adjust for any remaining fractional interests after such matching.
     (3) An entity other than an entity of the kind specified in paragraph (1) of this subsection is not an underwriter under section 2(11) of the Securities Act of 1933 with respect to any securities offered or sold to such entity in the manner specified in subsection (a)(1) of this section.
     To the extent a holder deemed to be an “underwriter” receives securities pursuant to the Plan, resales by such holder would not be exempted from registration under the Securities Act or other applicable law by section 1145 of the Bankruptcy Code. However, a holder deemed to be an “underwriter” may be able to sell its securities without registration if the holder sells its securities pursuant to another exemption from registration including pursuant to the provisions of Rule 144 promulgated under the Securities Act, which permits, among other things, the sale of securities, subject to the availability to the public of current information regarding the Reorganized Debtor and the compliance by the seller of certain holding periods, volume limitations and certain other conditions, or Rule 144A promulgated under the Securities Act, which permits the sale of securities to persons who are “qualified institutional buyers” (or “QIBs”) subject to compliance with certain conditions.
     BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, SATMEX MAKES NO REPRESENTATION CONCERNING THE ABILITY OF ANY ENTITY TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN. SATMEX RECOMMENDS THAT RECIPIENTS OF SECURITIES UNDER THE PLAN CONSULT WITH THEIR OWN LEGAL COUNSEL CONCERNING THE LIMITATIONS ON THEIR ABILITY TO DISPOSE OF SUCH SECURITIES.
     For U.S. federal income tax purposes, Satmex and the holders of Allowed Existing Bond Claims will treat the transactions described above as (i) a transfer of New Series B and Series N Common Stock by Satmex to the

holders of Allowed Existing Bond Claims in satisfaction of a portion of the Allowed Existing Bond Claims, followed by (ii) a transfer by the holders of Allowed Existing Bond Claims of the New Series B and Series N Common Stock to the Equity Trust in exchange for beneficial interests therein.
     Mexican Securities Law Matters
     Section 11 of the 1975 Mexican Securities Act (the “Former Securities Act”) required registration in the Special Section of the Registro Nacional de Valores (National Securities Registry or “RNV”) of any securities issued in Mexico or issued by Mexican entities and offered or sold outside of Mexico. On December 30, 2005, a new securities act (the “New Securities Act”) was published in the Diario Oficial de la Federación (Official Gazette of the Federation of Mexico), which became effective six months thereafter, on June 1, 2006. Under the New Securities Act, the offer of securities issued in Mexico or by Mexican entities is no longer subject to registration with the RNV, provided that in certain cases, notice thereof must be given to the Comisión Nacional Bancaria y de Valores (Mexican Banking and Securities Commission). This specific provision of the New Securities Act, however, will become effective one year after its publication. As a result, to the extent the Initial Distribution is issued before January 1, 2007, such distributions will require registration with the Special Section of the RNV.
     Additionally, article 195 of the Ley del Impuesto Sobre la Renta (Mexican Income Tax Act or “LISR”) sets forth a preferential withholding tax rate for certain securities provided that the instrument documenting the relevant issue is recorded with the RNV.
     Accordingly, to the extent the Initial Distributions are issued (a) before January 1, 2007, or (b) after January 1, 2007, but the LISR maintains the same registration requirement (or orders a similar requirement) to qualify for a preferential withholding rate, registration thereof with the RNV will be required in the first case and voluntarily pursued by Satmex in the latter.
     7. Registration Rights Agreements
     Holders of the Second Priority Senior Secured Notes that cannot transfer their notes without registration under the Securities Act on the Effective Date and their respective successors and assigns (without regard to whether an exemption from registration is available, other than pursuant to an exemption under section 1145 of the Bankruptcy Code) (the “Affiliated Bondholders”) will be granted demand registration rights to require the Reorganized Debtor to file a registration statement on Form F-1 (or Form F-3, if such form may then be utilized by the Reorganized Debtor) with the Securities and Exchange Commission to register for resale the Second Priority Senior Secured Notes held by the Affiliated Bondholders (or their successors or assigns); such rights will be set forth in a registration rights agreement to be entered into on the Effective Date (the “Bondholder Registration Rights Agreement”), substantially in the form set forth in the Plan Supplement, that will contain customary terms and conditions, including, without limitation, with respect to (i) the number of demand registrations (not to exceed three, including any demand registrations requested under the Equity Trust Registration Rights Agreement) and the time periods in which such registration statements will be filed (upon 60 days notice in the first instance, and upon 30 days notice thereafter), including customary delay fees, provided that the first such demand may not be made until six months after the Effective Date, (ii) the duration of the demand registration rights (so long as any Affiliated Bondholder will remain an affiliate or until all securities of the Reorganized Debtor held by any Affiliated Bondholder can be sold within a 3-month period pursuant to Rule 144 under the Securities Act), (iii) suspension periods (up to 75 days in the aggregate per year) to comply with U.S. securities laws and to prevent the premature disclosure of material confidential information, (iv) the obligation of the Affiliated Bondholder to provide information for the registration statement concerning such Affiliated Bondholder and the plan of distribution, (v) the right of the Affiliated Bondholders and their counsel to review and comment on any information contained in any registration statement, prospectus and any amendments and supplements thereto, (vi) the payment by the Reorganized Debtor of the registration expenses and all expenses (including fees of counsel and advisors) of the Reorganized Debtor and the fees of one U.S. and one Mexican counsel of such Affiliated Bondholders in connection therewith and (vii) indemnification and contribution by the Affiliated Bondholder of and to the Reorganized Debtor for all information concerning such Affiliated Bondholder and the plan of distribution provided by such Affiliated Bondholder contained in such registration statement, prospectus and any amendments or supplements thereto, and indemnification and contribution by the Reorganized Debtor of and to the Affiliated Bondholder for all other information contained in such registration statement, prospectus and any amendments or supplements thereto. Holders of the First Priority Senior Secured Notes (and their respective successors and assigns) are entitled to piggyback onto the demand registration rights of the holders of the Second Priority Senior Secured Notes.
     Holders of (i) the Trust Interests that cannot transfer their Trust Interests without registration under the Securities Act on the Effective Date (without regard to whether an exemption from registration is available, other than pursuant to an exemption under section 1145 of the Bankruptcy Code) and (ii) those holders of the Trust Interests that own directly or indirectly Trust Certificates representing more than 5% of the New Common Stock and their respective successors and assigns (collectively referred to as the “TC Registration Rights Beneficiaries”) will be granted demand registration rights to require the Reorganized Debtor to file with respect to the Equity Trust a registration statement on Form F-1 (or Form F-3, if such form may then be utilized by the Equity Trust) with the Securities and Exchange Commission to register for resale the Trust Interests held by the holders of the Trust Interests (or their successors or assigns); such rights will be set forth in a registration rights agreement to be entered into on the Effective Date (the “Equity Trust Registration Rights Agreement” and, together with the Bondholder Registration Rights Agreement, the “Registration Rights Agreements”), substantially in the form set forth in the Plan Supplement, that will contain customary terms and conditions, including, without limitation, with respect to (i) the number of demand registrations (not to exceed three including any demand registrations requested under the Bondholder Registration Rights Agreement) and the time periods in which such registration statements will be filed (upon 60 days notice in the first instance, and upon 30 days notice thereafter), including customary delay fees, provided that the first such demand may not be made until six months after the Effective Date, (ii) the duration of the demand registration rights (so long as any TC Registration Rights Beneficiary will remain an affiliate, owns Trust Interest representing more than 5% of the New Common Stock or until all Trust Interests held by all TC Registration Rights Beneficiaries can be sold within a 3-month period pursuant to Rule 144 under the Securities Act), (iii) suspension periods (up to 75 days in the aggregate per year) to comply with U.S. securities laws and to prevent the premature disclosure of material confidential information, (iv) the obligation of the TC Registration Rights Beneficiary to provide information for the registration statement concerning such TC Registration Rights Beneficiary and the plan of distribution, (v) the right of each TC Registration Rights Beneficiary and its counsel to review and comment on any information contained in any registration statement, prospectus and any amendments and supplements thereto, (vi) the payment by the Reorganized Debtor of the registration expenses and all expenses (including fees of counsel and advisors) of the Reorganized Debtor and the fees of one U.S. and one Mexican counsel to the TC Registration Rights Beneficiaries in connection therewith and (vii) indemnification and contribution by the TC Registration Rights Beneficiary of and to the Reorganized Debtor for all information concerning such TC Registration Rights Beneficiary and the plan of distribution provided by such TC Registration Rights Beneficiary contained in such registration statement, prospectus and any amendments or supplements thereto, and indemnification and contribution by the Reorganized Debtor of and to the Equity Trust and each TC Registration Rights Beneficiary for all other information contained in such registration statement, prospectus and any amendments or supplements thereto.
     8. Reporting Requirements and Trading Market
     In accordance with the terms of the First Priority Senior Secured Note Indenture and the Second Priority Senior Secured Note Indenture, the Reorganized Debtor will furnish to the Securities and Exchange Commission the periodic reports required of a Foreign Private Issuer (as defined in the Exchange Act) (defined below) that is subject to the reporting requirements of section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore become subject to the periodic reporting requirements of the Exchange Act. However, none of the New Common Stock, the Trust Interests or the New Notes will be listed on a national securities exchange or the NASDAQ market system on the Effective Date. Because the Reorganized Debtor will be a foreign private issuer, it will not be subject to the proxy rules under section 14 of the Exchange Act or the short-swing profit rules under section 16 of the Exchange Act.

D. Implementation of the Plan
     1. Corporate Matters Regarding Reorganized Debtor
     Satmex will continue to exist after the Effective Date as the Reorganized Debtor, in accordance with the applicable law of Mexico and pursuant to the Corporate Documents. Subject to applicable law, on and after the Effective Date, the Corporate Documents will serve as the organizational documents of the Reorganized Debtor and govern the Reorganized Debtor’s operations. Pursuant to the Confirmation Order, upon approval of all Corporate Documents as required by applicable law, such Corporate Documents will come into full force and effect upon the Effective Date without the need for any further corporate action, under any applicable law, regulation, order, rule or otherwise. After the Effective Date, the Corporate Documents will be recorded in the relevant public registries in Mexico, as required by applicable law. The New By-Laws will satisfy the provisions of the Plan and the Bankruptcy Code, and will, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code. A copy of the New By-Laws will be included in the Plan Supplement. After the Effective Date, the Reorganized Debtor may amend and restate its New By-Laws as permitted by applicable law and the provisions of the New By-Laws, provided that nothing in the Plan will excuse a default, if any, by Satmex under any operative agreement.
     2. Corporate Action
          (i) Shareholders’ Resolutions
     As required under Mexican law, on the Effective Date, Loral, Principia, Servicios and the Mexican Government, as applicable will be directed to and will be required to, either directly or indirectly (including through the Equity Trust Trustee or, with respect to the Mexican Government, a third person appointed by the Mexican Government, as the case may be) execute the Shareholders’ Resolutions to implement the Plan including, without limitation, (i) the approval of the New By-Laws, (ii) the exchange of existing equity for new equity in the Reorganized Debtor, (iii) the exchange of a portion of the Existing Bond Claims for certain of the New Common Stock and (iv) the appointment of a new board of directors and the continued indemnification of existing directors and the release of liability of existing directors. Appropriate resolutions of Firmamento, the indirect parent company of Satmex, will be obtained on or before the Effective Date to support the resolutions of Satmex as required under its current by-laws, including the approval to implement the Plan.
          (ii) Actions By Senior Secured Note Trustee
     On the Effective Date, the Senior Secured Note Trustee will execute and deliver to Satmex or the Reorganized Debtor, as applicable, any and all releases, termination statements, certificates and other documents which the Reorganized Debtor may prepare and deliver to the Senior Secured Note Trustee and which are reasonably necessary and appropriate in order to release and terminate of record all Liens granted to the Senior Secured Note Trustee on (a) any and all assets of Satmex, (b) any and all shares of the Existing Common Stock, (c) any and all shares of Servicios and (d) any other assets securing the Senior Secured Notes. Notwithstanding the foregoing sentence, no such releases, termination statements, certificates or other documents will be effective prior to the occurrence of the acts and events described in clauses (i) through (iii) of Section 8.12 of the Plan.
          (iii) Board of Directors and Management of Reorganized Debtor
     Subject to the Corporate Documents, on the Effective Date, the management, control and operation of the Reorganized Debtor will become the general responsibility of the board of directors of the Reorganized Debtor in accordance with applicable non-bankruptcy Mexican law.
     On the Effective Date, the board of directors of the Reorganized Debtor will consist of seven members as follows: (i) three board members will be selected by the Equity Trust Trustee upon instructions of the Voting Committee created by the Equity Trust, (ii) one board member will be selected by direct or indirect instructions of the Mexican Government, (iii) one board member will be selected by instructions of Principia and LSC, for so long as Principia and LSC or their Affiliates (but excluding in the case of LSC, MHR Fund Management LLC or its affiliated funds) continue (individually or collectively) to own one hundred percent (100%) of the beneficial interests in the New Common Stock held by them as of the Effective Date (and, if not, selected by instruction of the holders of 66 2/3% of the Trust Interests), and (iv) two board members will be selected by instructions of holders of 66 2/3% of the Trust Interests. Board members elected upon instructions of the Voting Committee and the Mexican Government will be “independent”, within the meaning ascribed to that term in the New By-Laws. The First Priority Senior Secured Note Trustee will have the right upon an event of default (as defined in the First Priority Senior Secured Note Indenture) to appoint an observer to the board of directors of the Reorganized Debtor, as set forth in the Shareholders’ Resolutions.
     The initial members of the board of directors and the initial officers of the Reorganized Debtor will be set forth in the Plan Supplement. The terms and manner of selection of the members of the board of directors of the Reorganized Debtor and the Reorganized Debtor’s management after the Effective Date will be as provided in the Corporate Documents.
     3. Responsible Person
     Thomas Heather, formerly the Conciliador in Satmex’s Concurso Proceeding, will be appointed as a representative of the Estate pursuant to section 1123(b)(3)(B) of the Bankruptcy Code to assist Satmex in implementing the Plan and effectuating the restructuring under Mexican law.
     4. Issuance of New Notes and Execution of Related Documents
     Pursuant to the Plan, on the Effective Date, the New Debt Documents will be executed and delivered by the parties thereto, and Satmex or the Reorganized Debtor is authorized and directed to issue the New Notes and to execute, deliver and enter into the New Debt Documents without the need for any further corporate action and without further action by the holders of Claims or Interests. The Reorganized Debtor will execute and deliver such other agreements, documents and Instruments as are required to be executed pursuant to the terms of the Restructuring Agreement and the Plan.
     5. Issuance of Securities
     Pursuant to the Plan, the issuance of each of (i) the New Common Stock by the Reorganized Debtor, (ii) beneficial interests in the Equity Trust, (iii) the Global Trust Certificate and (iv) the Trust Interests will be authorized on the Effective Date without the need for any further corporate action or without any further action by a holder of a Claim or Interest in Satmex, except that the holders of the existing Interests are authorized and directed pursuant to the Plan (a) to take or cause to be taken any action necessary for the issuance of the New Common Stock and (b) to deliver the New Common Stock to the Equity Trust Trustee, and Satmex is authorized and directed pursuant to the Plan to take or cause to be taken any action necessary for the issuance of the Global Trust Certificate and the Trust Interests and to deliver the Trust Interests to the holders of the Allowed Existing Bond Claims. On the Effective Date, the Global Trust Certificate shall be deposited by the Equity Trust Trustee with the Clearing Agency, and the Trust Interests will be issued to the holders of the Allowed Existing Bond Claims. Notwithstanding the foregoing, the shares of New Common Stock to be issued to the Mexican Government pursuant to the Plan will not be transferred to the Equity Trust Trustee, but will be subject to all of the same terms and conditions as the New Common Stock that is delivered to the Equity Trust Trustee.
     6. Execution of Registration Rights Agreements
     On the Effective Date, the Reorganized Debtor and the Equity Trust Trustee will enter into the Equity Trust Registration Rights Agreement for the benefit of certain recipients of the Trust Interests. On the Effective Date, the Reorganized Debtor will enter into the Bondholder Registration Rights Agreement for the benefit of certain recipients of the Second Priority Senior Secured Notes and, to the extent of piggyback rights, the First Priority Senior Secured Notes, as described in Section VI.C.8, “Summary of Plan; Registration Rights Agreements.”

     7. Effectuating Documents; Further Transactions
     The entry of the Confirmation Order will constitute a direction to and authorization for Satmex and the Reorganized Debtor (as the case may be) to take or cause to be taken any action necessary or appropriate to consummate the transactions contemplated by the Plan, and to execute any contracts, Instruments, indentures, and other agreements or documents as may be reasonably necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Satmex or the Reorganized Debtor and the Interest holders, as the case may be, will take or cause to be taken any action reasonably necessary or appropriate under Mexican law to consummate the transactions contemplated by the Plan and described in the Concurso Plan.
     Any officer or attorney-in-fact of Satmex or the Reorganized Debtor, acting singly, will be authorized to execute, deliver, file, or record such contracts, Instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and the transactions contemplated by the Plan. The secretary or attorney-in-fact or assistant secretary of Satmex or the Reorganized Debtor will be authorized to certify or attest to any of the foregoing actions.
     8. Exemption from Certain Transfer Taxes
     Pursuant to and to the extent provided in section 1146(c) of the Bankruptcy Code, any transfers from Satmex to the Reorganized Debtor or any other entity pursuant to the Plan will not be subject to any United States document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order will serve to direct the appropriate governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation a copy of the Plan, Confirmation Order, or notice of either of the foregoing, without the payment of any such tax or governmental assessment.
     The Equity Trust Trustee will appoint a legal representative in Mexico pursuant to applicable law to make the election to be taxed on a net basis. Further, the Equity Trust Trustee will engage a qualified Mexican certified public accountant to prepare an accountant’s report setting forth the calculation of the tax cost basis and the gain (or loss) resulting from the sale or transfer of New Common Stock, as well as the applicable tax, if any, and file such report with the Mexican tax authorities.
     9. Setoffs and Recoupment
     The Reorganized Debtor may, but will not be required to, set off or recoup against any Claim, other than the Senior Secured Note Claims and the Existing Bond Claims and the fees payable pursuant to the Restructuring Agreement, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that Satmex or the Reorganized Debtor may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any such Claim under the Plan will constitute a waiver or release by the Reorganized Debtor of any such claim that Satmex or the Reorganized Debtor may have against such holder.
     10. Compliance with Tax Requirements
     The Reorganized Debtor will comply with all applicable tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements.
     11. Government Approvals
     Prior to the Effective Date, Satmex will use its reasonable best efforts to receive and maintain all of the Government Approvals from the Mexican Government (including updating, if necessary).

     12. Sources of Cash for Plan Distributions
     Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtor to make payments pursuant to the Plan will be obtained from existing Cash balances or the operations of Satmex and the Reorganized Debtor.
     13. Professional Fees
     All unpaid Professional Fee Claims incurred prior to the Effective Date will be subject to final allowance or disallowance upon application to the Bankruptcy Court pursuant to section 330 or 503(b)(4) of the Bankruptcy Code. Final applications Professional Fee Claims for services rendered in connection with the Chapter 11 Case will be filed with the Bankruptcy Court no later than thirty (30) days after the Effective Date.
     14. Payment of Statutory Fees
     All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on or before the Effective Date. All such fees that arise after the Effective Date but prior to the closing of the Chapter 11 Case will be paid by the Reorganized Debtor.
E. Provisions Governing Distributions
     1. Date of Distributions
     Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan on account of Administrative Expenses, Claims or Interests that are Allowed Administrative Expenses, Allowed Claims or Allowed Interests as of the Effective Date will be made on the Effective Date or as soon as reasonably practicable thereafter and deemed made on the Effective Date. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but will be deemed to have been completed as of the required day.
     2. Distributions after Effective Date
     Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims will be deemed to have been made on the Effective Date.
     3. Disbursing Agent
     In general, a disbursing agent is an entity designated to administratively effect the distributions to be provided under a plan of reorganization. Except as otherwise provided in the Plan, the Reorganized Debtor, or such other entity as the Reorganized Debtor may employ or the Bankruptcy Court may direct, will act as the Disbursing Agent under the Plan and make all distributions required under the Plan. The Disbursing Agent will not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond will be paid by the Reorganized Debtor. In the event the Reorganized Debtor serves as the Disbursing Agent, it will do so without charging fees or expenses. Any other entity serving as the Disbursing Agent will be entitled to customary and reasonable fees and expenses for performing such services.
     4. Rights and Powers of Disbursing Agent
          (i) Powers of the Disbursing Agent
     The Disbursing Agent will be empowered to (a) effect all actions and execute all agreements, Instruments, and other documents necessary to perform its duties under the Plan, (b) make all distributions contemplated by the

Plan, (c) employ professionals to represent it with respect to its responsibilities and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.
          (ii) Expenses Incurred on or after Effective Date
     Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes), and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney and other professional fees and expenses) made by the Disbursing Agent will be paid in Cash by the Reorganized Debtor.
     5. Record Date for Purposes of Distribution
     As of the close of business on the Record Date, the various books and records and transfer and claims registers for each of the Classes of Claims or Interests as maintained by Satmex, its respective agents, the Senior Secured Note Trustee and the Existing Bond Trustee will be deemed closed, and there will be no further changes in the record holders of any of the Claims or Interests, and such holders shall be the Allowed holders for purposes of distribution under the Plan. Satmex will have no obligation to recognize any transfer of the Claims or Interests occurring after the close of business on the Record Date. Satmex, the Disbursing Agent, the Senior Secured Note Trustee and the Existing Bond Trustee will be entitled to recognize and deal for all purposes under the Plan only with those record holders stated on the transfer ledgers as of the close of business on the Record Date, to the extent applicable.
     6. Satisfaction of Claims or Interests
     The distributions and deliveries to be made pursuant to the Plan on account of Allowed Administrative Expenses, Claims or Interests will be as a restructuring and not as a refinancing of such Claim in complete satisfaction, release, discharge and settlement of such Allowed Administrative Expenses, Claims or Interests.
     7. Waiver of Subordination
     The distributions under the Plan take into account the relative priority of the Claims and Interests in each Class in connection with any contractual subordination provisions relating thereto. Accordingly, the distributions to the holders of Claims and Interests will not be subject to levy, garnishment, attachment, or other legal or equity process by any holder of a Claim or Interest purportedly senior to the Claim or Interest of another by reason of contractual subordination rights. On the Effective Date, all holders of Claims and Interests will be deemed to have waived any and all contractual subordination rights they may have with respect to such distribution, and the Confirmation Order will be deemed to permanently enjoin, effective as of the Effective Date, all holders of Claims and Interests from enforcing or attempting to enforce any such rights with respect to distributions under the Plan.
     8. Withholding and Reporting Requirements
     In connection with the Plan and all distributions thereunder, the Disbursing Agent will, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions thereunder will be subject to any such withholding and reporting requirements. The Disbursing Agent will be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.
     9. Delivery of Distributions
     Subject to Bankruptcy Rule 9010, unless otherwise provided in the Plan, all distributions to any holder of an Allowed Administrative Expense, Claim or Interest will be made (i) at the address of such holder as set forth on the books and records of Satmex or its agents or (ii) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent, other agent, or servicer. In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder will be made unless and until the Disbursing Agent, other agent, or servicer has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such distribution will be made to such holder without interest; provided that such distributions will be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of two years from the later of (i) the Effective Date and (ii) the date such holder’s Claim or Interest becomes an Allowed Claim or Allowed Interest. After such date, all unclaimed property or interest in property will revert irrevocably to the Reorganized Debtor and the Claim or Interest of any other holder to such property or interest in property will be discharged and forever barred. Amounts in respect of undeliverable distributions made through the Disbursing Agent, other agent, or servicer will be returned to the Reorganized Debtor until such distributions are claimed. The Reorganized Debtor and the Disbursing Agent will have no obligation to attempt to locate any holder of an Allowed Claim or Allowed Interest other than by reviewing their books and records.
     10. Distribution to Holders of Senior Secured Note Claims and Existing Bond Claims
     All distributions made under the Plan to holders of Allowed Senior Secured Note Claims will be made by delivery to the Senior Secured Note Trustee, which, in turn, will, as soon as practicable thereafter, make the distributions to holders of such Allowed Claims pursuant to the Plan and the Senior Secured Note Indenture. The Senior Secured Note Trustee may act as placement agent for purposes of Article 195 of the Ley del Impuesto Sobre la Renta (the Mexican Income Tax law). Distributions of the Second Priority Senior Secured Notes made under the Plan to holders of Allowed Existing Bond Claims will be made by delivery on the Effective Date to the Existing Bond Trustee, which, in turn, will, as soon as practicable thereafter, make the distributions to holders of such Allowed Claims pursuant to the Plan and the Existing Bond Indenture. The Existing Bond Trustee may act as placement agent for purposes of Article 195 of the Ley del Impuesto Sobre la Renta (the Mexican Income Tax law). Distributions of the New Common Stock to the Equity Trust Trustee and issuance of the Trust Interests to holders of Allowed Existing Bond Claims will be made on the Effective Date by Satmex, the Reorganized Debtor or the Equity Trust Trustee, as applicable, to the Existing Bond Trustee, which, in turn, will as soon as practicable thereafter, make the distributions to holders of such Allowed Claims pursuant to the Plan and the Existing Bond Indenture.
     11. Distributions of New Common Stock
     All distributions of the New Common Stock under the Plan will be made by Satmex or the Reorganized Debtor to the Equity Trust Trustee to be held pursuant to the Equity Trust Agreement for the benefit of Loral, Principia, Servicios and the holders of the Existing Bond Claims. Notwithstanding the foregoing, the shares of New Common Stock to be issued to the Mexican Government pursuant to the Plan will not be transferred to the Equity Trust Trustee, but will be subject to all of the same terms and conditions as the New Common Stock that is delivered to the Equity Trust Trustee.
     12. Cancellation of Senior Secured Notes, Existing Bonds, Interests and Agreements
     On the Effective Date, but not prior to (i) execution of the New Debt Documents and distributions of the New Notes, New Common Stock, the Global Trust Certificate and Trust Interests, (ii) the execution of the First Priority Mortgage and the Second Priority Mortgage and (iii) execution of the Shareholders’ Resolutions and the issuance of the New Common Stock, (a) the Existing Common Stock Interests, the Existing Preferred Stock Interests, the Senior Secured Notes, the Existing Bonds, the existing by-laws, the Senior Secured Note Indenture, the Existing Bond Indenture and the related guarantees, mortgages and security agreements, including without limitation, the security interest held in trust by the Senior Secured Note Trustee in Satmex’s assets and in the shares of Existing Common Stock of Satmex and the equity of Servicios, and any other security interest will be cancelled and terminated and of no further force, without further action by Satmex; and (b) the obligations of Satmex related to the Existing Common Stock Interests, the Existing Preferred Stock Interests, the Senior Secured Notes, the Existing Bonds, the existing by-laws, the Senior Secured Note Indenture and the Existing Bond Indenture and related security agreements and mortgages and any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating Satmex to issue, transfer or sell any shares of capital stock or securities of Satmex will be discharged, except for those expressly contemplated by the Plan;

provided, however, that the Senior Secured Note Indenture and Existing Bond Indenture and each other agreement that governs the rights of the Senior Secured Note Claims and Existing Bond Claims and that is administered by the Senior Secured Note Trustee or by the Existing Bond Trustee, as applicable, or any other indenture trustee, agent or servicer (any such Person, including the Senior Secured Note Trustee and/or the Existing Bond Trustee, a “Representative”) will continue to remain in full force and effect solely for the purposes of (a) allowing such Representative to make the distributions to be made on account of such Claims under the Plan and (b) permitting such Representative to maintain any rights that it may have for fees, costs, and expenses under the Senior Secured Note Indenture or Existing Bond Indenture, as applicable, or such other agreement, as the case may be. Additionally, the cancellation of the Senior Secured Note Indenture and the Existing Bond Indenture will not impair the rights and duties under such agreements as between either the Senior Secured Note Trustee or the Existing Bond Trustee, on the one hand, and the beneficiaries of the trust created thereby, on the other.
     On the Effective Date, but not prior to the occurrence of the acts and events described in clauses (i) through (iii) of the immediately preceding paragraph of this Section 12 and the effectiveness of the First Priority Lien and the Second Priority Lien, except to the extent the Plan or Confirmation Order provides for a later date, all Liens, security interests, guaranty trusts and pledges securing the obligations arising under the Senior Secured Note Indenture and all obligations of Satmex under the Senior Secured Note Indenture or the Existing Bond Indenture will be terminated and released. Subject to occurrence of the termination and release in the immediately preceding sentence, the filing of the Confirmation Order with any federal, state or local agency or department will constitute good and sufficient evidence of, but will not be required to effect, the release and termination of such Liens, security interests, guaranty trusts and pledges.
     13. Surrender of Securities
     Unless otherwise provided in the Plan, as a condition precedent to receiving any distribution under the Plan, each registered holder of a Senior Secured Note or Existing Bond (or other Instrument evidencing a Senior Secured Note Claim or an Existing Bond Claim) must surrender to the Reorganized Debtor or the Senior Secured Note Trustee or the Existing Bond Trustee, as applicable, all Instruments or other documents representing or evidencing such Claim, including the Senior Secured Notes or Existing Bonds. Any holder of a Claim that fails to (i) surrender such Instrument or (ii) execute and deliver to the Disbursing Agent an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtor by the later to occur of (a) the first anniversary of the Effective Date and (b) six months following the date such holder’s Claim becomes an Allowed Claim, will be deemed to have forfeited all rights and Claims with respect thereto, may not participate in any distribution under the Plan on account thereof, and all Cash, securities and other property owing with respect to such Allowed Claims will be retained by the Reorganized Debtor and any New Notes or New Common Stock or Trust Interests owing with respect to such Allowed Claims will be cancelled and of no further force of effect.
     Without limiting the generality of the foregoing, for purpose of the Shareholders’ Resolutions, all Existing Bond Claims in excess of $140,000,000 will be deemed surrendered, capitalized and exchanged for New Series B Common Stock and New Series N Common Stock, collectively representing 43% of the voting rights and 78% of the financial rights in the Reorganized Debtor, on a fully diluted basis, and thereby cancelled and terminated for all legal purposes, without any need for any further action by the holders of Existing Bond Claims, DTC or the Existing Bond Trustee.
     14. Payment of Fees and Expenses of Senior Secured Note Trustee and Existing Bond Trustee
     Notwithstanding any provision contained in the Plan to the contrary, the Reorganized Debtor will pay, on the Effective Date, in Cash: (i) all reasonable unpaid Indenture Trustee Fees and Expenses, plus, (ii) with respect to the Senior Secured Note Trustee, the amount deducted by the Senior Secured Note Trustee prior to the Petition Date from the amount otherwise payable by the Senior Secured Note Trustee to the holders of the Secured Notes ($256,654.67). Such amounts will be paid without any fee application by or on behalf of the Senior Secured Note Trustee, the Existing Bond Trustee or their respective counsel to the Bankruptcy Court. To the extent that Indenture Trustee Fees and Expenses are incurred for services related to distributions to be made pursuant to the Plan, or any services related to the closing of the transactions necessary as a condition precedent to the Effective Date of the

Plan, the Reorganized Debtor will promptly pay or reimburse the Senior Secured Note Trustee or Existing Bond Trustee, as applicable, reasonable compensation for such services, together with any out-of-pocket costs and expenses reasonably incurred in connection with performing such services.
     The Senior Secured Note Trustee and the Existing Bond Trustee will provide to Satmex and the Ad Hoc Committees invoices for all such Indenture Trustee Fees and Expenses, and if no objection as to the reasonableness of such fees and expenses is interposed by Satmex or the Ad Hoc Committees, Satmex will pay such Indenture Trustee Fees and Expenses on the fifteenth (15th) day after receipt of such invoice by Satmex and the Ad Hoc Committees; provided, however, to the extent an objection as to the reasonableness of any such invoice is interposed within the foregoing fifteen (15) day period, the Senior Secured Note Trustee and/or the Existing Bond Trustee, as applicable, will be entitled to receive payment for that portion of such Indenture Trustee Fees and Expenses for which there is no objection; the objecting party and the Senior Secured Note Trustee and/or the Existing Bond Trustee, as applicable, will seek to resolve any such objection, and if such objection cannot be so resolved, then either the objecting party or the Senior Secured Note Trustee or Existing Bond Trustee, as applicable, will be permitted to seek a ruling by the Bankruptcy Court as to the reasonableness of such fees and expenses and Satmex will pay the amount the Bankruptcy Court determines.
     15. Manner of Payment
     Except as specifically provided in the Plan, at the option of Satmex, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements. Such payments will be in U.S. currency unless the applicable agreement provides otherwise; provided that any distributions made to the Senior Secured Note Trustee or the Existing Bond Trustee or their advisors will be made by wire transfer.
     16. Prior Payment of Allowed Claims and Allowed Interests
     Notwithstanding any other provision of the Plan, any Allowed Administrative Expense, Allowed Claim or Allowed Interest against Satmex will be reduced by the amount, if any, that was paid by Satmex to a holder on account of such Allowed Administrative Expense, Claim or Interest prior to the Effective Date, including pursuant to Final Orders of the Bankruptcy Court. Nothing in the Plan will preclude the Reorganized Debtor from satisfying Administrative Expenses, Claims or Interests that Satmex was authorized to satisfy pursuant to any Final Order entered by the Bankruptcy Court prior to the Confirmation Date.
     17. No Fractional Shares
     No fractional shares of New Common Stock or Trust Interests will be distributed. For purposes of distribution, fractional shares of New Common Stock or Trust Interests of 1/2 or more will be rounded up to the next whole number and of less than 1/2 will be rounded down to the next whole number. The total number of shares of New Common Stock and Trust Interests to be issued pursuant to the Plan will be adjusted as necessary to account for the rounding provided for in this section. In the event that as a result of such rounding, a holder of a Claim or an Interest would receive no distribution pursuant to the Plan, such holder will receive, on the Effective Date, Cash in an amount sufficient to purchase the fractional share of New Common Stock that such holder would have otherwise been entitled to receive but for the provisions set forth in this section.
     No fractions of the New Notes will be distributed under the Plan. The New Notes only will be issued in denominations of $1,000.00 and multiples of $1,000.00. When any distribution pursuant to the Plan would result in the issuance of a New Note in an incremental principal amount of less than $1,000.00 to a holder of an Allowed Claim, the holder of such Allowed Claim will have its distribution of New Notes rounded up to the nearest one thousand dollars ($1,000.00) if the fractional interest in the New Notes would have been greater than or equal to five hundred dollars ($500.00) and rounded down to the nearest one thousand dollars ($1,000.00) if the fractional interest in the New Notes would have been less than five hundred dollars ($500.00). The total number of New Notes to be issued pursuant to the Plan will be adjusted as necessary to account for the rounding provided for in this section. In the event that, as a result of such rounding, a holder of a Claim would receive no distribution pursuant to the Plan, such holder will receive, on the Effective Date, Cash in an amount sufficient to purchase the fractional share of the New Notes that such holder would have otherwise been entitled to receive but for the provisions set forth in this section.
     18. Special Provision Regarding Unimpaired Claims
     Nothing in the Plan will affect Satmex’s or the Reorganized Debtor’s rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims, except as otherwise provided in the Plan, the Confirmation Order, any other Order, including any Final Order, of the Bankruptcy Court, or any document or agreement entered into or assumed and enforceable pursuant to the terms of the Plan, including, without limitation, the Restructuring Agreement.
     19. No Accrual of Postpetition Interest
     In accordance with section 502(b)(2) of the Bankruptcy Code, except as otherwise explicitly provided in the Plan, the amount of all Claims against Satmex will be calculated as of September 8, 2005. Except as otherwise provided in the Plan or in a Final Order of the Bankruptcy Court, no holder of an Allowed Claim will be entitled to the accrual of Postpetition Interest or the payment by Satmex or the Reorganized Debtor for the accrual of Postpetition Interest on account of such Claim for any purpose; provided, however, that the Allowed amount of $234,000,000 of the Senior Secured Note Claims (as it may be adjusted under the Plan) includes the agreed amount of Postpetition Interest through the Effective Date; provided, further, that holders of Unimpaired Claims will be entitled to Postpetition Interest (at the applicable non-default rate) to the extent required under any applicable agreement or by applicable non-bankruptcy law.
     20. Allocation of Plan Distributions between Principal and Interest
     To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and accrued but unpaid interest thereon, such distribution will be allocated first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.
F. Treatment of Executory Contracts and Unexpired Leases
     1. Assumption
     Except as otherwise provided in the Plan, the Confirmation Order, or in any contract, Instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, Satmex will be deemed to assume each executory contract or unexpired lease, to the extent executory, to which it is a party, including, without limitation, each of the Loral Settlement Agreements, the Concessions, the Concurso Plan and the Restructuring Agreement, that has not expired by its own terms before the Effective Date, unless such contract or lease (i) is set forth in the Plan Supplement as an executory contract or unexpired lease to be rejected, (ii) was previously assumed or rejected by Satmex or (iii) is the subject of a motion to reject Filed on or before the Confirmation Date with the Bankruptcy Court upon which the Bankruptcy Court has not entered an Order. Nothing in the Plan or any document executed or delivered in connection with the Plan creates any obligation or liability on the part of Satmex, the Reorganized Debtor or any other entity that is not currently liable for such obligation with respect to any executory contract or unexpired lease except as otherwise provided in the Plan. The Confirmation Order will constitute an Order of the Bankruptcy Court under section 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date. Assumption of the Restructuring Agreement is solely to effectuate payments to be made thereunder; all parties thereto will be deemed to have waived any and all other obligations or claims under the Restructuring Agreement as of the Effective Date.
     Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property will include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements, or franchises, and any other interests in real estate or rights in rem related to such premises, but excluding any agreement rejected pursuant to an Order of the Bankruptcy Court.
     2. Cure Payments
     Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied by Satmex under section 365(b)(1) of the Bankruptcy Code by payment of the default amount in Cash on the Effective Date (or as soon thereafter as practicable) or on such other terms as the parties to each such executory contract or unexpired lease otherwise agree. The amount of any such proposed cure payment will be filed in the Plan Supplement. If there is a dispute regarding (i) the nature or amount of any cure payment, (ii) the ability of the Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, then the cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be. Other than the payments to professionals due under the Restructuring Agreement on the Effective Date, no cure will be required with respect to the assumption of the Restructuring Agreement.
     3. Rejected Contracts and Leases
     Except as otherwise provided in the Plan, Plan Supplement or in any contract, Instrument, release, indenture or other agreement or document entered into in connection with the Plan, none of the executory contracts and unexpired leases to which Satmex is party will be rejected under the Plan; provided, however, that Satmex reserves the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which Satmex is party, other than the Loral Settlement Agreements, the Concessions, the Concurso Plan and the Restructuring Agreement, which may not be rejected.
     4. Compensation and Benefit Plans and Treatment of Retirement Plans
     Except and to the extent previously assumed by an Order of the Bankruptcy Court or applicable law, on or before the Confirmation Date, all employee compensation and Benefit Plans and collective bargaining agreements of Satmex, if any, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into by Satmex before or after the Petition Date and not since terminated, will be deemed to be, and will be treated as if they were, executory contracts that are assumed under Article 9 of the Plan, and Satmex’s obligations under such programs will survive Confirmation of the Plan and will be assumed by the Reorganized Debtor, except for (i) executory contracts or Benefit Plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or Benefit Plans as have previously been rejected, are the subject of a Filed motion to reject, or have been specifically waived by the beneficiaries of any Benefit Plans or contracts; provided, however, that Satmex’s obligations, if any, to pay all “retiree benefits” as defined in section 1114(a) of the Bankruptcy Code will continue and will be assumed by the Reorganized Debtor. Satmex expressly affirms all statutory requirements relating to all employee compensation and Benefit Plans of Satmex under applicable Mexican law and such requirements will remain unaltered by the Plan.
G. Effect of Confirmation
     1. Revesting of Assets
     On the Effective Date, the property of the Estate, together with any property of Satmex that is property of the Estate and that is not specifically disposed of pursuant to the Plan, will revest in the Reorganized Debtor free and clear of all Claims, Liens, charges or other encumbrances and Interests except as provided in the Plan and Confirmation Order. From and after the Effective Date, subject to the terms of the Plan, the Reorganized Debtor may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court as if the Chapter 11 Case had not been filed in the first instance.
     Without limiting the generality of the foregoing, the Reorganized Debtor may, without application to or approval of the Bankruptcy Court, pay the fees and expenses of the Reorganized Debtor’s professionals and other professionals that are incurred after the Confirmation Date.
     2. Binding Effect
     Subject to the occurrence of the Effective Date, on and after the Effective Date, the provisions of the Plan will bind any holder of a Claim against or Interest in Satmex and such holder’s respective successors and assigns wherever located, whether or not the Claim or Interest of such holder is Impaired under the Plan and whether or not such holder has accepted the Plan. The Plan will also be binding on Satmex and its respective successors and assigns, including, without limitation, the Reorganized Debtor.
     3. Retention of Causes of Action
     Except to the extent such rights, claims, causes of action, defenses, and counterclaims are expressly and specifically waived, released or abandoned in connection with the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b)(3)(B) of the Bankruptcy Code (i) any and all rights, claims, causes of action, suits, defenses, counterclaims and proceedings, whether in law or in equity, whether known or unknown, of or accruing to Satmex or the Estate against any Person or entity, including, without limitation, actions under sections 510, 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, will remain assets of and vest in the Reorganized Debtor (who may, in its sole discretion, decline to exercise any of the foregoing), whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such rights, claims, causes of action, defenses, and counterclaims have been listed or referred to in the Plan or any other document Filed with the Bankruptcy Court and (ii) neither Satmex nor the Reorganized Debtor waives, relinquishes, or abandons (nor will they be estopped or otherwise precluded from asserting) any right, claim, cause of action, defense or counterclaim that constitutes property of the Estate. The foregoing retention and vesting of rights, claims, causes of action, suits, defenses, counterclaims and proceedings will occur (i) whether or not such right, claim, cause of action, suit, defense, counterclaim or proceeding has been listed or referred to in the Plan, or any other document Filed with the Bankruptcy Court, (ii) whether or not such right, claim, cause of action, suit, defense, counterclaim or proceeding is currently known to Satmex and (iii) whether or not a defendant in any litigation relating to such right, claim, cause of action, suit, defense, counterclaim or proceeding Filed with the Bankruptcy Court a proof of Claim in the Chapter 11 Case, Filed with the Bankruptcy Court a notice of appearance or any other pleading or notice in the Chapter 11 Case, voted for or against the Plan or received or retained any consideration under the Plan. Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, suit, defense, counterclaim or proceeding, or potential right, claim, cause of action, suit, defense, counterclaim or proceeding, in the Plan or any other document Filed with the Bankruptcy Court will in no manner waive, eliminate, modify, release, or alter the Reorganized Debtor’s right to commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, suits, defenses, counterclaims or proceedings that Satmex or the Reorganized Debtor has, or may have, as of the Confirmation Date. The Reorganized Debtor may commence, prosecute, defend against, settle and realize upon any of the above rights, claims, causes of action, suits, defenses, counterclaims or proceedings, in its sole discretion, in accordance with what is in the best interests, and for the benefit, of the Reorganized Debtor as if the Chapter 11 Case had not been filed in the first instance.
     Notwithstanding the foregoing, Satmex and the Reorganized Debtor will not file, commence, or pursue any claim, right or cause of action under sections 510, 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code; provided, however, that, notwithstanding any statute of limitations (including, without limitation, section 546 of the Bankruptcy Code), Satmex and the Reorganized Debtor will have the right to assert or raise such causes of action (a) as defenses or counterclaims (up to the amount asserted in the Claims against Satmex), and (b) in connection with the Claims objection process, in which case such causes of action can be raised as an objection to a Claim and not as defenses or counterclaims.
     Except for Claims and Interests Allowed pursuant to Article 11 of the Plan and as provided in Article 11 of the Plan, nothing contained in the Plan or the Confirmation Order will be deemed a waiver or relinquishment of any rights, claims, causes of action, suits, defenses, counterclaims or proceedings that Satmex or the Reorganized Debtor may have, provided, that, the foregoing will not permit Satmex or the Reorganized Debtor to challenge the Plan, the Confirmation Order or the Concurso Plan, or the terms thereof, in Mexico.
     4. Discharge of Debtor and Injunction
     Except to the extent otherwise provided in the Plan, all consideration distributed under the Plan will be as a restructuring and not a refinancing, and in exchange for, and in complete satisfaction, release, discharge and settlement of all Administrative Expenses, Claims and Interests of any nature whatsoever, including any interest accrued on such Administrative Expense, Claim or Interest from and after the Petition Date through the Effective Date against Satmex, or any of its assets or properties, or against the Estate or properties or interests in property. Except as otherwise provided in the Plan or the Confirmation Order, subject to the occurrence of the Effective Date, the Confirmation Order will act as a discharge of all Administrative Expenses, Claims and Interests, including Administrative Expenses, Claims and Interests that arose before the Confirmation Date and all Debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, against, Liens on, and Interests in Satmex, Satmex’s assets, and its properties, arising at any time before the Confirmation Date, regardless of whether or not: (a) a proof of Claim or proof of Interest based on such discharged Debt or Interest is Filed or deemed Filed with the Bankruptcy Court pursuant to section 501 of the Bankruptcy Code, (b) whether the Administrative Expense, Claim or Interest is Allowed or (c) the holder of an Administrative Expense, Claim or Interest based on such discharged Debt or Interest has accepted the Plan or is entitled to receive a distribution thereunder. Upon the later to occur of entry of the Confirmation Order and the Effective Date, any holder of such discharged Administrative Expense, Claim or Interest will be precluded from asserting against Satmex, the Reorganized Debtor, their successors or their assets or properties any other or future Administrative Expenses, Claims or Interests based upon any document, Instrument, act or omission, transaction or other activity of any kind or nature that occurred before the entry of the Confirmation Order, except as provided in the Plan. The Confirmation Order will be a judicial determination of discharge of all liabilities of Satmex, subject to the occurrence of the Effective Date.
     Except (i) as otherwise provided in the Plan or the Confirmation Order and (ii) with respect to all obligations under the Loral Settlement Agreements, and in addition to the injunction provided under sections 524(a) and 1141 of the Bankruptcy Code, on and after the Effective Date all entities who have held, currently hold or may hold a Debt, Claim against or Interest in Satmex (whether directly or indirectly and whether as a beneficial holder of such discharged Debt, Claim or Interest or as a holder of record of such discharged Debt, Claim or Interest) which is restructured and discharged under the Plan, including without limitation, the Senior Secured Note Trustee, the Existing Bond Trustee, any holder’s broker, dealer, commercial bank, trust company or other nominee, and all other third parties are permanently enjoined, on and after the Effective Date, subject only to the occurrence of the Effective Date, from taking in any jurisdiction any of the following actions on account of any such discharged Debt, Claim or Interest: (i) commencing or continuing in any manner (including by directly or indirectly assisting or facilitating the commencement or continuation of) any action or other proceeding of any kind with respect to any such discharged Debt, Claim or Interest, against Satmex, the Reorganized Debtor, or their respective properties, (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against Satmex on account of any such discharged Debt, Claim or Interest, (iii) creating, perfecting or enforcing any Lien or encumbrance of any kind against Satmex, the Reorganized Debtor, or their respective properties or interests in their respective properties on account of any such discharged Debt, Claim or Interest, (iv) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due from Satmex, the Reorganized Debtor, or against the property or interests in property of Satmex or of the Reorganized Debtor on account of any such discharged Debt, Claim or Interest, (v) exchanging or otherwise transferring any Senior Secured Notes or Existing Bonds whether in accordance with the Senior Secured

Note Indenture, the Existing Bond Indenture, the Existing Common Stock and the Existing Preferred Stock or otherwise, (vi) authenticating, delivering or facilitating the delivery of any certificate or other documents evidencing a holder’s interests in the Senior Secured Notes or Existing Bonds (as applicable) or interests in one or more of the Senior Secured Notes or Existing Bonds, the Existing Common Stock and the Existing Preferred Stock (as applicable) and (vii) commencing, continuing or in any manner taking part or participating in any action, proceeding or event (whether directly or indirectly) that would be in contravention of the terms, conditions and intent of the Plan. The foregoing injunction extends to successors of Satmex (including, without limitation, the Reorganized Debtor), and their respective properties and interests in property. Any entity injured by any willful violation of such injunction may recover actual damages, including costs and attorneys’ fees and, in appropriate circumstances, may recover punitive damages from the willful violator.
     By accepting distributions pursuant to the Plan, each holder of an Allowed Administrative Expense, Claim or Interest will be deemed to have specifically consented to the injunctions set forth in Section 10.4 of the Plan.
     5. Term of Injunctions or Stays
     Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code or any Order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), will remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order will remain in full force and effect in accordance with their terms.
     6. Exculpation
     Satmex, the Reorganized Debtor, the Estate, the Committee (if any Committee will have been appointed), the Ad Hoc Existing Bondholders’ Committee, the Ad Hoc Senior Secured Noteholders’ Committee, Loral, SS/L, Principia, Servicios, the Senior Secured Note Trustee, Citibank, N.A. as Collateral Trustee and Administrative Agent under the Senior Secured Collateral Trust Agreement, the Existing Bond Trustee and Thomas Heather, and their respective members, equity holders, affiliates, officers, directors, agents, financial advisors, independent accountants, attorneys, employees, and representatives and their respective property will have no liability to any holder of any Claim or Interest or any other Person for any act or omission in connection with, arising out of, or relating to, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Chapter 11 Case, the Concurso Proceedings, the Concurso Plan, the Plan or the property to be distributed under the Plan, whether for tort, contract, violations of federal, state or foreign securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising; provided, however, that nothing in the Plan will release any entity from any claims, obligations, rights, causes of action or liabilities arising out of such entity’s fraud, gross negligence, criminal liability or willful misconduct.
     Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, professionals, affiliates or representatives, and no successors or assigns of the foregoing, will have any right of action against the Reorganized Debtor, the Estate, the Senior Secured Notes Trustee, Citibank, N.A. as Collateral Trustee and Administrative Agent under the Senior Secured Collateral Trust Agreement, Existing Bonds Trustee, the Ad Hoc Senior Secured Noteholders’ Committee, the Ad Hoc Existing Bondholders’ Committee, Thomas Heather, any Holder of Senior Secured Notes, any holder of Existing Bonds, any holder of an Existing Common Stock Interest, any holder of an Existing Preferred Stock Interest or any of their agents or representatives or any of their respective present or former members, officers, directors, employees, equity holders, partners, professionals, affiliates or representatives or any of their successors or assigns, for any act or omission in connection with, relating to, arising out of, or relating to, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Chapter 11 Case, the Concurso Proceeding, the Concurso Plan, the Plan or the property to be distributed under the Plan, whether for tort, contract, violations of federal, state or foreign securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising; provided, however, that nothing in the Plan will release any entity from any claims, obligations, rights, causes of action or liabilities arising out of such entity’s fraud, gross negligence, criminal liability or willful misconduct.
     The foregoing exculpation will not, however, limit, abridge, or otherwise affect the rights, if any, of the Reorganized Debtor to enforce, sue on, settle, or compromise the claims, rights or causes of action, suits, or proceedings retained in the Plan.
     7. Survival of Indemnification and Contribution Claims
     Notwithstanding anything to the contrary contained in the Plan, any obligations of Satmex to indemnify and/or provide contribution to its directors, officers, agents, employees and representatives who served in such capacity on or prior to the Petition Date (which will be deemed to include any director who resigned prior to the Petition Date but for whom a replacement has not been placed on Satmex’s board of directors as of the Petition Date), pursuant to its by-laws, applicable statutes or contractual obligations, in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives, based on any act or omission related to the service with, for or on behalf of Satmex prior to the Effective Date will not be discharged or impaired by Confirmation or consummation of the Plan, and will survive unaffected by the reorganization contemplated by the Plan.
     8. Releases
     Releases by Satmex. As of the Confirmation Date, but subject to occurrence of the Effective Date, for good and valuable consideration, the adequacy of which is confirmed, Satmex, the Reorganized Debtor and any Person seeking to exercise the rights of Satmex’s Estate, including, without limitation, any successor to Satmex or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, will be deemed to unconditionally forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever (other than for willful misconduct, criminal liability or gross negligence) in connection with or related to Satmex, the Chapter 11 Case, the Concurso Proceeding, the Concurso Plan or the Plan (other than the rights of Satmex and the Reorganized Debtor to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to Satmex, the Reorganized Debtor, the Chapter 11 Case, the Concurso Proceeding, the Concurso Plan, or the Plan, and that may be asserted by or on behalf of Satmex, the Estate, or the Reorganized Debtor against (i) any of the directors, officers, or employees of any of Satmex or any of Satmex’s non-Debtor subsidiaries serving during the pendency of the Chapter 11 Case (which will be deemed to include any director who resigned prior to the Petition Date but for whom a replacement has not been placed on Satmex’s board of directors as of the Petition Date), (ii) any Professional Persons of Satmex, (iii) the members (but not in their individual capacities) of the Ad Hoc Committees; (iv) the respective financial and legal advisors of the Ad Hoc Committees; (v) the Existing Bond Trustee and the Senior Secured Note Trustee and their respective advisors; (vi) Citibank, N.A. as Collateral Trustee and Administrative Agent under the Senior Secured Collateral Trust Agreement, (vii) Thomas Heather; (viii) the Loral Parties and (ix) Principia; provided, however, that nothing in Section 10.8(a) of the Plan will be deemed to prohibit Satmex or the Reorganized Debtor from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, causes of action or liabilities they may have against any employee (other than any director or officer) that is based upon an alleged breach of a confidentiality, non-compete or any other contractual or fiduciary obligation owed to Satmex or the Reorganized Debtor; provided, that the foregoing will not operate as a waiver or release from (i) any causes of action arising out of the fraud, gross negligence, willful misconduct or criminal liability of any such person or (ii) any obligations contained in the Loral Settlement Agreements.

     Releases by Holders of Claims and Interests. As of the Effective Date, for good and valuable consideration, the adequacy of which is confirmed, (i) each holder of a Claim (including an Existing Bond Claim or Senior Secured Note Claim), Existing Preferred Stock Interests and Existing Common Stock Interests that votes in favor of the Plan (or is deemed to accept the Plan), (ii) the Loral Parties, (iii) Principia and (iv) to the fullest extent permissible under applicable law, as such law may be extended or interpreted after the Effective Date, each holder of a Claim or Interest that does not vote to accept the Plan, will be deemed to unconditionally, forever release, waive, and discharge (A) each present or former officer, director, employee, agent, financial advisor, attorney and representative (and their respective affiliates) of Satmex who acted in such capacity on and after the Petition Date (which will be deemed to include any director who resigned prior to the Petition Date but for whom a replacement has not been placed on Satmex’s board of directors as of the Petition Date), (B) the members (but not in their individual capacities) of the Ad Hoc Committees, (C) the Existing Bond Trustee, (D) the Senior Secured Note Trustee, (E) Thomas Heather, (F) Citibank, N.A. as Collateral Trustee and Administrative Agent under the Senior Secured Collateral Trust Agreement, (G) holders of Claims, (H) the Loral Parties and (I) Principia, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, parent corporations, subsidiaries, partners, affiliates and representatives from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with, or related to Satmex, the Chapter 11 Case, the Concurso Proceeding, the Concurso Plan or the Plan (other than the rights of Satmex and the Reorganized Debtor to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to Satmex, the Reorganized Debtor, the Chapter 11 Case, or the Plan; provided, however, that the foregoing will not operate as a waiver or release from (i) any causes of action arising out of the fraud, gross negligence, willful misconduct or criminal liability of any such person or (ii) any obligations contained in the Loral Settlement Agreements or the Restructuring Agreement (but with respect to the payment of obligations only); provided, further, however, that no such release, waiver or discharge will be effective with respect to any Person listed in clauses (A) through (I) above, unless such Person has granted, pursuant to the Plan, the Confirmation Order or otherwise, a valid and enforceable release, waiver and discharge described in this Section to each of the applicable Persons in clauses (i) through (iv) above.12
H. Procedures For Treating Disputed Claims
     1. Disputed Claims and Disputed Interests
     Holders of Administrative Expenses, Claims and Interests need not file proofs of Claim with the Bankruptcy Court and will be subject to the Bankruptcy Court process only to the extent provided in the Plan. On and after the Effective Date, except as otherwise provided in the Plan, all Allowed Claims will be paid in the ordinary course of business of the Reorganized Debtor. Satmex will make such distributions in accordance with the books and records of Satmex as of the Confirmation Date. Except as otherwise provided in the Plan, unless disputed by a holder of a Claim or Interest, the amount set forth in the books and records of Satmex will constitute the amount of the Allowed Claim or Allowed Interest of such holder.
     If Satmex disputes any Claim or the holder of a Claim disputes the amount of a distribution made on account of such Claim, such dispute will be determined, resolved or adjudicated, as the case may be, in a manner as if the Chapter 11 Case had not been commenced and will survive the Effective Date as if the Chapter 11 Case had not been commenced, provided, however, that Satmex may elect, at its sole option, to object under section 502 of the Bankruptcy Code with respect to any proof of Claim filed by or on behalf of a holder of a Claim. In addition,

[12]	Satmex intends to explain why it believes that the releases in the Plan comply with the decision of the Court of Appeals for the Second Circuit in Deutsche Bank AG v. Metromedia Fiber Network Inc. (In re Metromedia Fiber Network Inc.), 416 F.3d 136, 138 (2d Cir. 2005), in its brief in support of confirmation of the Plan. The Office of the United States Trustee reserves its right to object to such releases at that time.

Satmex (or the Reorganized Debtor, as applicable) may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether Satmex (or the Reorganized Debtor, as applicable) has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, such estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, Satmex (or the Reorganized Debtor, as applicable) may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims and Interests objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.
     2. No Distributions Pending Allowance
     No payments or distributions will be made with respect to the disputed portion of an Administrative Expense, Claim or Interest unless and until all objections to such Disputed amount have been settled or withdrawn or have been determined by Final Order, and the Disputed Administrative Expense, Disputed Claim or Disputed Interest has become an Allowed Administrative Expense, Claim or Interest. Holders of Administrative Expenses, Claims or Interests will be entitled to receive payment for the undisputed, Allowed portion of such Administrative Expense, Claim or Interest.
     3. Distribution on Disputed Administrative Expenses, Claims and Interests
     Distributions on account of Disputed Administrative Expenses, Claims and Interests will be made as those Disputed Administrative Expenses, Claims and Interests become Allowed Administrative Expenses, Claims and Interests, as applicable, by a Final Order, without payment of interest. Beginning on the date that is sixty (60) days after the Effective Date, and every sixty (60) days thereafter until all Disputed Administrative Expenses, Claims and Interests are resolved, the Disbursing Agent will make a distribution of property (without any interest whatsoever) to each holder of a Disputed Administrative Expense, Claim or Interest whose Claim or Interest became an Allowed Administrative Expense, Claim or Interest in the preceding sixty (60) days, to the same extent as if such holder’s Administrative Expense, Claim or Interest had been Allowed on the Effective Date.
     The holder of a Disputed Claim who asserts a right of setoff will retain such right, subject to any defenses of Satmex or the Reorganized Debtor, until the earlier of the time when (i) such Disputed Claim becomes Allowed, in whole or in part or (ii) such Claim is expunged or disallowed by entry of an order of the Bankruptcy Court.
I. Conditions To Confirmation and Effective Date
     1. Conditions to Confirmation
     The following are conditions precedent to the Bankruptcy Court’s entry of the Confirmation Order, each of which must be satisfied or waived in accordance with Section 12.3 of the Plan:
          (a) An order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code will have been entered by the Bankruptcy Court.
          (b) The proposed Confirmation Order will be in form and substance reasonably satisfactory to Satmex and counsel for the Ad Hoc Committees and Loral.
          (c) Each of the documents submitted with, and the items set forth in, the Plan Supplement, remain substantially in the form set forth in the Plan Supplement and are in form and substance reasonably acceptable to Satmex and (i) with respect to (1) the New Debt Documents, (2) the New Equity Documents, (3) the Enlaces Documents, (4) the Loral Usufructo Documents, (5) the ROFO Agreement, to counsel for the Ad Hoc Committees and (ii) with respect to (1) the Loral Usufructo Documents, (2) the Collateral Documents as they relate to the Loral Usufructo and the Loral Grant, (3) the ROFO Agreement, (4) the Shareholders’ Resolutions, (5) the New By-Laws, (6) the Equity Trust Agreement and (7) the Enlaces Documents, to counsel for Loral and/or Principia, as applicable.
2. Conditions to Effective Date
     The Effective Date of the Plan will not occur unless and until each of the conditions set forth below has been satisfied or duly waived in accordance with Section 12.3 of the Plan.
          (a) Confirmation will have occurred and the Confirmation Order will have been entered by the Bankruptcy Court.
          (b) The Confirmation Order will have become a Final Order.
          (c) Each of the documents submitted with, and the items set forth in, the Plan Supplement, will have become executed substantially in the form approved under Section 12.1(c) of the Plan.
          (d) The ROFO Agreement will have been executed by all parties thereto; the Loral Usufructo Documents will have been executed by the parties thereto and filed for registration in the public registry of commerce of Mexico City.
          (e) The Enlaces Documents will have been executed by the parties thereto, provided that to the extent that any Enlaces Document has not been executed prior to the Effective Date because the relevant Enlaces Government Approval has not been obtained, the execution of such document will not be a condition to the Effective Date, but such document will be executed as soon as practicable after the receipt of the relevant Enlaces Government Approval. Notwithstanding anything to the contrary herein or in the Plan (including Sections 10.8(a) and 10.8(b) of the Plan), Enlaces shall not be released or discharged of any Claim (if at all) until all Enlaces Documents are executed.
          (f) The Assumption Order will have become a Final Order.
          (g) There will not be in effect on the Effective Date any (i) Order entered by a U.S. court (ii) order, opinion, ruling or other decision entered by any court or other governmental entity or (iii) United States or other applicable law staying, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Plan.
          (h) No request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code will remain pending.
          (i) The Governmental Approvals, will have been duly obtained, made or given and will be in full force and effect, except where the failure to obtain such Governmental Approval would not have a material adverse effect on Satmex, the First Priority Senior Secured Notes, the Second Priority Senior Secured Notes, the New Common Stock, the Global Trust Certificate, the Trust Interests or consummation of the Plan.
          (j) The First Priority Senior Secured Note Indenture will have been executed by the parties thereto and the First Priority Senior Secured Notes will have been issued pursuant to the terms and conditions of the Plan and the terms and conditions set forth in the First Priority Senior Secured Note Indenture.
          (k) The Second Priority Senior Secured Note Indenture and the Bondholder Registration Rights Agreement will have been executed by the parties thereto and the Second Priority Senior Secured Notes will have been issued pursuant to the terms and conditions of the Plan and the terms and conditions set forth in the Second Priority Senior Secured Note Indenture.

          (l) The Collateral Documents will have been executed by the parties thereto, delivered by the parties thereto and filed with the appropriate governmental offices.
          (m) The Intercreditor Agreement will have been executed by the parties thereto and Filed with the appropriate governmental offices.
          (n) (1) The New Common Stock will have been issued in accordance with section 7.5 of the Plan, (2) the Global Trust Certificate will have been issued and deposited with the Clearing Agency and (3) the Trust Interests will have been issued.
          (o) The Equity Trust Agreement will have been executed by the parties thereto and any agreement governing the New Common Stock to be issued to the Mexican Government will have been executed by the parties thereto.
          (p) The First Priority Senior Secured Notes and the Second Priority Senior Secured Notes will have been qualified under the Trust Indenture Act.
          (q) The Equity Trust Registration Rights Agreement will have been executed by the parties thereto.
          (r) The Shareholders’ Resolutions will have been executed by the requisite holders of the Existing Preferred Stock and the Existing Common Stock and will be in full force and effect.
          (s) The Effective Date Legal Opinions will have been issued.
          (t) The SCT and/or any other governmental authority shall have been notified of the First Priority Mortgage and the Second Priority Mortgage as required by applicable Mexican law.
          (u) To the extent not obtained, Satmex will endeavor to obtain the Enlaces Government Approvals prior to the Effective Date, or as soon thereafter as is practicable.
          (v) The Menoscabo, and all rights of the Mexican Government thereunder, shall have become extinguished or shall have been terminated, and consequently any and all obligations of Loral Space & Communications Ltd. and Principia thereunder shall have been extinguished, pursuant to Servicios’ concurso proceeding, whether as a result of a convenio concursal or a final quiebra judgment.
          (w) To the extent the First Priority Senior Secured Notes and the Second Priority Senior Secured Notes are issued (a) before January 1, 2007, the First Priority Senior Secured Notes and the Second Priority Senior Secured Notes will be recorded in the Special Section of the National Registry of Securities of Mexico, or (b) after January 1, 2007, Satmex will comply with the registration or similar requirements in effect as of that date under the Ley del Impuesto Sobre la Renta (Mexican Income Tax Act) to qualify for a preferential withholding rate.
          (x) All other actions, documents, and agreements necessary or required to be effected or executed on or before the Effective Date as set forth in the Plan shall have been effected or executed as set forth in the Plan.
          (y) All other actions, documents, and agreements necessary required to be effected or executed on or before the Effective Date as set forth in the Plan will have been effected or executed as set forth in the Plan.

     3. Waiver of Conditions
     Each of the conditions set forth in Sections 12.1 and 12.2 of the Plan may be waived in whole or in part by Satmex except that (A) the conditions set forth in Sections 12.1(a) and 12.2(a) may not be waived, (B) the conditions set forth in Sections 12.1(b) and (c) and 12.2(b), (c), (d), (e), (f), (g), (h), (i), (n)(1), (o), (r), (u), (v) and (x) may only be waived with the consent of counsel for the Ad Hoc Committees and Loral and (C) the conditions set forth in Sections 12.2 (j), (k), (l), (m), (n)(2), (n)(3), (p), (q), (s), (t) and (w) may only be waived with the consent of counsel for the Ad Hoc Committees, but otherwise without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by Satmex or any other party with waiver rights regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by Satmex or any party with waiver rights). The failure of Satmex or any party with waiver rights to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right that may be asserted at any time.
     4. Effects of Failure of Conditions
     If the conditions to occurrence of the Effective Date have not been satisfied or waived in accordance with Section 12.3 of the Plan on or before the first Business Day that is more than 60 days after the Confirmation Date, unless such date is extended (i) as agreed upon by Satmex and counsel to the Ad Hoc Committees and, if such proposed date is more than five months after the Confirmation Date, by counsel to Loral or (ii) pursuant to Bankruptcy Court Order after notice and a hearing, then on motion by Satmex made prior to the time that all of the conditions have been satisfied or waived, (w) the Confirmation Order will be vacated and of no force and effect; provided, however, that all provisions in the Confirmation Order extending the time period during which Satmex has the exclusive right to file a plan pursuant to Section 1121(b) of the Bankruptcy Code or that explicitly survive vacatur of such order, will remain in full force and effect and will be valid and enforceable notwithstanding a vacatur of the Confirmation Order, (x) no distributions under the Plan will be made, (y) Satmex and all holders of Claims and Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (z) Satmex’s obligations with respect to Claims and Interests will remain unchanged and nothing contained herein will constitute or be deemed a waiver or release of any Claims or Interests by or against Satmex or any other Person or to prejudice in any manner the rights of Satmex or any Person in any further proceedings involving Satmex. If the Confirmation Order is vacated, the Plan will be null and void in all respects and nothing contained in the Plan or the Disclosure Statement will: (1) constitute a waiver or release of any Claims by or against, or any Interests in, Satmex or any other person; (2) prejudice in any manner the rights of Satmex; or (3) constitute an admission, acknowledgement, offer or undertaking by Satmex or any other person in any respect.
J. Retention of Jurisdiction
     Except as otherwise provided in the Plan, under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, without limitation, jurisdiction to:
          (a) Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense and the resolution of any objections to the allowance or priority of Claims or Interests;
          (b) Hear and construe and take any action to execute and enforce the Plan, the Confirmation Order, or any other Order, including a Final Order, of the Bankruptcy Court, to issue such Orders as may be necessary for the implementation, execution, performance, and consummation of the Plan, Plan Documents and all other contracts, Instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order, and all matters referred to in the Plan, and to determine all matters that may be pending before the Bankruptcy Court in the Chapter 11 Case on or before the Effective Date;

          (c) Rule on any and all Professional Fee Claims for periods during the Chapter 11 Case under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code up to and including the Effective Date; provided, however, that the payment of the fees and expenses of any retained Professional Persons of the Reorganized Debtor, incurred on and after the Effective Date, will be made in the ordinary course of business and will not be subject to the approval of the Bankruptcy Court;
          (d) Hear and resolve any dispute arising in connection with the consummation, implementation, enforcement or interpretation of the Plan, or the Plan Documents (including, without limitation, the Loral Usufructo Documents), including disputes arising under or relating to the Disclosure Statement and any agreements, documents, releases or other instruments created or executed in connection with the Plan or the Confirmation Order;
          (e) Resolve all applications, adversary proceedings, contested matters, and other litigated matters arising out of, under, or related to, the Chapter 11 Case;
          (f) Hear and determine such other matters and to perform other functions as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;
          (g) Modify the Plan under section 1127 of the Bankruptcy Code to remedy any apparent nonmaterial defect or omission in the Plan, or to reconcile any nonmaterial inconsistency in the Plan so as to carry out its intent and purposes;
          (h) Issue injunctions, enter and implement other Orders, or take such other actions or make such other Orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any entity, wherever located;
          (i) Issue such Orders in aid of execution, implementation or consummation of the Plan or the Plan Documents and the Confirmation Order, notwithstanding any otherwise applicable non-bankruptcy law, with respect to any entity, to the full extent authorized by the Bankruptcy Code;
          (j) Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which Satmex is a party or with respect to which Satmex may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;
          (k) Enter and implement such Orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated, or distributions pursuant to the Plan are enjoined or stayed;
          (l) Enforce all Orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;
          (m) Recover all assets of Satmex and property of Satmex’s Estate, wherever located;
          (n) Hear and determine matters concerning any taxes arising under any law in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
          (o) Hear and determine all disputes involving the existence, nature, or scope of Satmex’s discharge;
          (p) Effectuate performance of and payments under the provisions of the Plan and the Plan Documents;

          (q) Consider and rule on the compromise and settlement of any Claim against or cause of action on behalf of Satmex or its Estate;
          (r) Ensure that distributions to and on behalf of holders of Allowed Administrative Expenses, Claims and Interests are accomplished as provided in the Plan;
          (s) Compel the conveyance of property and other performance contemplated under the Plan and documents executed in connection herewith;
          (t) Enforce remedies upon any default under the Plan;
          (u) Hear any other matter not inconsistent with the Bankruptcy Code; and
          (v) Enter a final decree closing the Chapter 11 Case.
K. Miscellaneous Provisions
     1. Successors and Assigns
     The rights, benefits and obligations of any entity named or referred to in the Plan are binding on, and will inure upon any permitted heirs, executors, administrators, successors or assigns of such entity.
     2. Amendment and Modification
          (a) The Plan Documents may be amended or modified before the Confirmation Date by Satmex to the extent permitted by section 1127 of the Bankruptcy Code and subject to the rights of the parties set forth in the Restructuring Agreement, provided, however, that the Plan (excluding any document contained in the Plan Supplement) may not be modified or amended without consent of counsel for the Ad Hoc Committees and counsel to Loral, except as provided in the Plan. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, Satmex may, with the consent of counsel to the Ad Hoc Committees and counsel to Loral, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan Documents or the Confirmation Order, and to accomplish such matters as may be necessary or appropriate to carry out the purposes and effects of the Plan; provided, however, that prior notice of such proceedings will be served in accordance with the Bankruptcy Rules or Order of the Bankruptcy Court.
          (b) Satmex reserves the right to modify or amend the Plan upon a determination by the Bankruptcy Court that the Plan is not confirmable pursuant to section 1129 of the Bankruptcy Code. To the extent permissible under section 1127 of the Bankruptcy Code without the need to resolicit acceptances, Satmex, with the consent of counsel to the Ad Hoc Committees and upon consultation with counsel to Loral, reserves the right to sever any provisions of the Plan that the Bankruptcy Court finds objectionable; provided, however, that the consent of counsel to Loral will also be required to the extent counsel to Loral reasonably determines that the severance of any such provision adversely affects the rights of Loral or its Affiliates under the Plan.
          (c) Satmex reserves the right to revoke or withdraw the Plan prior to the Confirmation Date with the consent of counsel to the Ad Hoc Committees and counsel to Loral. If Satmex revokes or withdraws the Plan, or if Confirmation does not occur, then the Plan and all Plan Documents will be null and void, and nothing contained in the Plan or the Plan Documents will (i) constitute a waiver, amendment or release of any claims by Satmex or any rights of Satmex against any entity, any Claims against, or any Interests in, Satmex and any of the terms and provisions of the Restructuring Agreement, except as provided therein, (ii) prejudice in any manner the rights of Satmex or any other entity in any further proceedings or (iii) constitute an admission of any sort by Satmex or any other entity.

     3. Governing Law
     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of New York will govern the construction and implementation of the Plan and any agreements, documents, and Instruments executed in connection with the Plan (including the Registration Rights Agreements), except as otherwise provided for in such agreements, documents and Instruments and (ii) the laws of Mexico will govern corporate governance matters and the Corporate Documents with respect to Satmex and/or the Reorganized Debtor, in either case without giving effect to the principles of conflicts of law thereof which would require the application of the law of another jurisdiction.
     4. Section 1125(e) of the Bankruptcy Code
     As of the Effective Date, Satmex will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. Satmex, the Ad Hoc Existing Bondholders’ Committee and the Ad Hoc Senior Secured Noteholders’ Committee, the Mexican Government, Principia, and Loral (and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of securities under the Plan.
     5. Dissolution of Committee
     On the Effective Date, the Committee (if one was appointed) will dissolve and the members of the Committee will be released and discharged from all authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Case, except with respect to any pending Professional Fee Claims and any appeal of any Order to which the Committee is a party.
     6. No Admissions
     Notwithstanding anything in the Plan to the contrary, nothing contained in the Plan, any Plan Document or any other document executed in connection herewith will be deemed an admission by Satmex with respect to any matter set forth in the Plan including, without limitation, liability on any Claim.
     7. Plan Supplements
     Any and all exhibits, supplements, lists or schedules referred to in the Plan but not filed with the Plan will be filed as a Plan Supplement no later than ten (10) days before the Voting Deadline. Thereafter, any Person may examine the Plan Supplements in the office of the clerk of the Bankruptcy Court or by accessing www.nysb.uscourts.gov, the official website for the Court. Holders of Claims and Interests may obtain a copy of the Plan Supplements on written request to Satmex.
     8. Substantial Consummation
     Substantial consummation of the Plan under section 1101(2) of the Bankruptcy Code will be deemed to occur on the Effective Date and not prior to such time.

VII.
IMPLEMENTATION OF SETTLEMENT WITH SUPPORTING PARTIES
A. Settlement Embodied in Plan
     Pursuant to section 1123(b) of the Bankruptcy Code, a plan of reorganization may provide for “the settlement or adjustment of any claim or interest belonging to the debtor or to the estate.” The Plan contains debtor-creditor and inter-stockholder settlements that are reflected in the relative recoveries of the creditor and stockholder groups and that are designed to achieve a global resolution of the prepetition defaults under the Existing Bond Indenture and the Senior Secured Note Indenture, and of the Chapter 11 Case. The Plan represents an interdependent series of concessions by the holders of the Senior Secured Note Claims and the Existing Bond Claims in favor of unsecured creditors and Interest holders.
     Satmex and the Supporting Parties believe that the global compromise embodied in the Plan is fair to Satmex and its creditors and Interest holders and falls well within the range of reasonableness required for approval by the Bankruptcy Court. Satmex and the Supporting Parties believe that the settlement of these disputes is the best way to ensure a prompt reorganization and recapitalization of Satmex and is in the best interests of all creditors and equity interest holders. Absent the settlements embodied in the Plan, it is likely that Satmex would be forced to liquidate, which would result in significantly lower recoveries to all creditors. See Section XI.C.2, “Confirmation of Plan. Best Interests of Creditors.”
     1. Assumption of Loral Settlement Agreement
     Consistent with the terms and provisions of the Restructuring Agreement and the Stipulation, Agreement and Order among Satmex, the Supporting Noteholders, the Supporting Bondholders and Loral entered in the 304 Proceeding on April 27, 2006, on August 16, 2006, Satmex filed a motion seeking assumption of the Loral Settlement Agreements and the motion was granted by Order of the Bankruptcy Court dated September 6, 2006.
     2. The SS/L Right of First Offer
     Pursuant to the Restructuring Agreement, as a condition to Confirmation, Satmex is required to execute the ROFO Agreement granting SS/L a right of first offer (“ROFO”) with respect to the construction of Satmex’s next satellite to be placed into one of Satmex’s existing orbital locations or any orbital location obtained in exchange for any of Satmex’s existing orbital locations (the “Next Satellite”). The ROFO Agreement will be substantially in the form set forth in the Plan Supplement.
     Pursuant to the ROFO Agreement, Satmex is required, in the event it determines to procure the Next Satellite, to provide to SS/L a request for proposal (“RFP”) outlining the specifications for the Next Satellite. SS/L will have a period of forty-five (45) days from receipt of the RFP to respond with a written proposal. After receipt of SS/L’s proposal, Satmex will, for a period not to exceed forty-five (45) days thereafter negotiate in good faith with SS/L regarding the proposal and will either elect (the “Election”) to enter into a contract with SS/L based on the terms proposed and negotiated or to reject SS/L’s proposal. If Satmex elects to reject SS/L’s proposal, Satmex may then solicit proposals (based on the same RFP submitted to SS/L) from other satellite manufacturers that could lead to a proposal that provides superior value to Satmex to the proposal submitted by SS/L, as reasonably determined by Satmex, taking into account technical capabilities, schedule, reliability, price and terms and conditions (a “Superior Proposal”), and during the one hundred twenty (120) day period after the Election, enter into a contract for the construction of the Next Satellite with a party other than SS/L if Satmex receives a Superior Proposal. If (i) after the expiration of such 120-day period following Satmex’s election to reject SS/L’s proposal, Satmex has not entered into a satellite contract with another manufacturer for the Next Satellite, or (ii) at any time, Satmex makes any material changes or modifications to the original or any subsequently modified RFP submitted to SS/L, then Satmex will again extend the ROFO to SS/L (the “Subsequent ROFO”) in accordance with the above terms; provided, however, that in the event of a Subsequent ROFO pursuant to clause (i), each 45-day period and the 120-day period set forth above will be reduced to thirty (30) and sixty (60) days, respectively. Notwithstanding the foregoing, Satmex may elect to accept a proposal from another manufacturer that is not fully compliant with the RFP, and such acceptance will not be construed as a material change or modification to the original or any subsequently modified RFP requiring the Subsequent ROFO, so long as such variance from the RFP was not made at Satmex’s request or with Satmex’s prior consent and such proposal, after taking into account this variance, nevertheless constitutes a Superior Proposal. For the avoidance of doubt, the acceptance by Satmex of a non-compliant bid from another manufacturer will not constitute Satmex’s consent to such non-compliant bid for the purpose of the preceding sentence. Provided Satmex complies with the ROFO Agreement, on the terms described therein, Satmex will have no other or further obligation to SS/L with respect to Satmex’s Next Satellite.
     3. The Loral Grant
     Pursuant to the Restructuring Agreement, on the Effective Date, Satmex is required to execute the Loral Usufructo Documents, substantially in the form set forth in the Plan Supplement, pursuant to which the Reorganized Debtor will grant to Loral (together with any of its assignees, the “Grant Holders”) a usufructo (the “Loral Usufructo”) under Articles 980 et seq. of Mexico’s Federal Civil Code (“Article 980”) with respect to the Loral Transponders. The Loral Grant will be filed for registration at Satmex’s commercial file with the relevant Public Registry of Commerce. The Confirmation Order will provide for the Loral Usufructo as set forth in the Loral Usufructo Documents.
     Consistent with Mexican law, the Loral Usufructo will constitute an in rem right whereby the Grant Holders are entitled to the quiet use and enjoyment of the Loral Transponders for (x) the life of Satmex 6 as to the Loral Transponders on the Satmex 6 satellite and (y) the life of the Satmex 5 satellite as to the Loral Transponders on the Satmex 5 satellite. As a consequence of the Loral Usufructo and consistent with Mexican law, the Loral Transponders cannot, under any circumstances, including, without limitation, in an insolvency, bankruptcy or similar proceeding under Mexican or U.S. law, be sold, transferred, pledged or otherwise disposed of free and clear of the Loral Usufructo and any purchaser or transferee thereof takes subject to the Loral Usufructo.
     The liens on substantially all of Satmex’s assets securing the First Priority Senior Secured Notes and the Second Priority Senior Secured Notes will, with respect to the Loral Transponders, be subject to, and acknowledge the existence of, the Loral Usufructo as described in the Loral Usufructo Documents. The Loral Usufructo will provide the Grant Holders with the right to make one or more protective filings under the Uniform Commercial Code with regard to the Loral Usufructo. Satmex will cooperate with the Grant Holders and execute such documents as may be necessary or appropriate to effect such filings. The Loral Usufructo will not affect the exercise of rights and remedies of the holders of the First Priority Senior Secured Notes or the Second Priority Senior Secured Notes, but the Loral Grant will survive any such exercise of rights or remedies.
     The Loral Usufructo will become effective upon filing for registration in the Public Registry of Commerce, at which time (i) the certain Agreement Concerning the Lease of Transponders dated June 14, 2005, between the Company and Loral (as assignee of Loral Skynet, a division of Loral SpaceCom Corporation), as assumed and amended and (ii) that certain Agreement Concerning the Lease of Transponders dated June 14, 2005, between the Company and SS/L (as assignee of Loral Space & Communications Holdings Corporation), as assumed and amended (collectively, the “Lease Agreements”) will be terminated and the Grant Holders will have no further right to a lease of, lien on, or title to, the Loral Transponders, except as provided in the Loral Usufructo.
     Upon the Effective Date, Loral will receive the Loral Usufructo. With respect to Satmex or the Reorganized Debtor, as applicable, the obligation to provide the Loral Usufructo to Loral will survive termination of the Restructuring Agreement.
B. Treatment of Enlaces
     As of December 31, 2005, Loral and Principia contributed $2.3 million in equity to, and there were loans totaling $7.6 million from Satmex on the books of, Enlaces, a Mexican variable capital limited liability company. On or before the Effective Date, or as soon thereafter as all required regulatory approvals are obtained (as described below), Satmex and Principia and Loral will execute the Enlaces Documents in order to capitalize the entire $7.6 million of such loans in return for Satmex receiving seventy-five percent (75%) of the fully diluted equity of Enlaces (the “New Enlaces Stock”).
     Any new equity infusions with respect to Enlaces will be subject to a rights offering pursuant to Mexican law. The Enlaces board of directors will be comprised of three members, two of which will be designated by Satmex and one of which will be designated jointly by Loral and Principia.
     On or before the Effective Date, Enlaces will enter into a contract with Globalstar de Mexico, or its designee, to provide services at Enlaces’ current market rates to support Globalstar de Mexico’s Enciclomedia business. Satmex or the Reorganized Debtor, as applicable, will continue to support Enlaces with the transponder capacity necessary to meet its obligations under the above-referenced contract, on commercially reasonable terms negotiated on an arm’s-length basis.
     The Mexican Government has various approvals and/or consent rights over certain of Enlaces’ actions because Enlaces is a regulated company and holder of government concessions. Prior to the Petition Date, Enlaces received certain regulatory approvals by the Mexican Government. Set forth below is a description of such approvals.
     Pursuant to the Public Network Concession held by Enlaces, Enlaces must provide prior written notice to the SCT of certain subscriptions and/or acquisitions of its equity, which the SCT can object to for “justified cause,” in writing, within 90 calendar days of the date of the notice. Failure by SCT to timely object a noticed transaction renders the transaction authorized. The issuance and delivery to Satmex of the New Enlaces Stock is subject to this notice/objection process. Prior to the Petition Date, Enlaces notified the SCT of the issuance of the New Enlaces Stock. Following discussions with the SCT, Enlaces believes that it will receive a formal written approval of the issuance of the New Enlaces Stock by the SCT prior to the Effective Date.
     Pursuant to the Ley de Vías Generales de Comunicación (Law of General Means of Communication), the SCT must authorize the new by-laws of Enlaces, as a holder of a Public Network Concession. Enlaces expects to receive formal authorization of the new Enlaces by-laws from the SCT on or before the Effective Date.
     Except for the capitalization of the $7.6 million in loans described above, nothing in the Plan or in the Enlaces Documents will affect any right or remedy of Satmex or Enlaces under any existing agreement, contract, applicable law or other course of business between Satmex and Enlaces.
VIII.
PROJECTIONS AND VALUATION ANALYSIS
A. Projections
     As a condition to confirmation of a plan, section 1129(a)(11) of the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, Satmex’s management and professionals have analyzed the ability of Satmex to meet its obligations under the Plan and retain sufficient liquidity and capital resources to conduct its business. Satmex believes that the Plan satisfies this requirement.
     The Projected Financial Statements (the “Projections”) for the periods ending 2010, which are set forth in Exhibit 5 to this Disclosure Statement, should be read in conjunction with Section IX, “Certain Factors To Be Considered” and with Section XII, “Certain US Federal Income Tax Considerations” and with the assumptions, qualifications and footnotes to the tables containing the Projections (which include projected statements of operations, projected balance sheets, and projected statements of cash flows) set forth in Exhibit 5, and the historical consolidated financial information (including the notes and schedules thereto) set forth in Exhibit 6.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH HAVE NOT BEEN ACHIEVED TO DATE AND WHICH MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY SATMEX, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.
     SATMEX DOES NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, SATMEX DOES NOT INTEND, AND DISCLAIMS ANY OBLIGATION TO, (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS ON OR PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW SECURITIES OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”), OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.
B. Valuation of Reorganized Debtor
     To assist Satmex’s Board of Directors in evaluating the Plan and the distributions that holders of Claims and Interests will receive under the Plan, Satmex’s Board of Directors determined that it was necessary to estimate the going concern enterprise value of the Reorganized Debtor as of the Effective Date. To that end, Satmex’s Board of Directors requested UBS Securities LLC (“UBS”) to undertake an analysis of the estimated range of the going concern enterprise value of the Reorganized Debtor after giving effect to the reorganization as set forth in the Plan. UBS completed its analysis on July 25, 2006.
     Specifically, Satmex’s Board of Directors requested UBS’ valuation in connection with (a) Satmex’s Board of Directors’ evaluation of the relative recoveries of holders of Claims and Interest and (b) Satmex’s Board of Directors’ evaluation of whether the Plan meets the “best interest of creditors” test of section 1129(a)(7) of the Bankruptcy Code. Satmex’s Board of Directors requested UBS’ valuation in connection with Satmex’s Board of Directors’ determination of the value available to distribute to holders of Claims or Interests pursuant to the Plan and the relative recoveries to such holders thereunder.
     In preparing its analysis, UBS, among other things: (i) reviewed certain publicly available business and historical financial information relating to Satmex; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Reorganized Debtor, including the Projections prepared by management of Satmex which were provided to UBS by Satmex; (iii) conducted discussions with members of Satmex’s senior management concerning the business and financial prospects of the Reorganized Debtor; (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business UBS believed to be generally relevant; (v) reviewed the financial terms, to the extent available, of certain transactions UBS believed to be generally relevant; and (vi) conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.
     THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF THE REORGANIZED DEBTOR SET FORTH IN THIS SECTION REPRESENTS A HYPOTHETICAL VALUATION OF THE REORGANIZED DEBTOR, ASSUMING THAT THE REORGANIZED DEBTOR CONTINUES AS AN OPERATING BUSINESS, ESTIMATED BASED ON VARIOUS CUSTOMARY VALUATION METHODOLOGIES. THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF THE REORGANIZED DEBTOR SET FORTH IN THIS SECTION DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE

ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE REORGANIZED DEBTOR, ITS SECURITIES OR ITS ASSETS, WHICH VALUE MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN THE ESTIMATE SET FORTH IN THIS SECTION. FURTHER, THE PLAN DOES NOT CURRENTLY CONTEMPLATE THAT THE EQUITY OF THE REORGANIZED DEBTOR WILL BE PUBLICLY TRADED. ACCORDINGLY, SUCH ESTIMATED EQUITY VALUE IS NOT NECESSARILY INDICATIVE OF REALIZABLE VALUE OF THE SHARES OR OTHER SECURITIES OF THE REORGANIZED DEBTOR (OR IF SUCH SECURITIES TRADE, THE PRICES AT WHICH THEY MAY TRADE) AFTER GIVING EFFECT TO THE PLAN, WHICH REALIZABLE VALUES AND PRICES MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN IMPLIED BY SUCH ESTIMATE.
     The actual value of an operating business, such as the Reorganized Debtor, is subject to various factors, many of which are beyond the control or knowledge of Satmex or UBS, and such value will fluctuate with changes in such factors. In addition, the market prices, to the extent there is a market, of the Reorganized Debtor’s securities will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the investment decisions of prepetition creditors receiving such securities under the Plan (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors that generally influence the prices of securities. It is not expected that the equity of the Reorganized Debtor will be publicly traded and there can be no assurance that a trading market will be available in the future with respect to the Reorganized Debtor’s securities.
     UBS’ analysis was undertaken solely for the purpose of assisting Satmex’s Board of Directors in evaluating the Plan and the distributions that holders of Claims and Interests will receive under the Plan. UBS’ analysis addresses the estimated going concern enterprise value of the Reorganized Debtor and does not address any other aspect of the proposed reorganization, the Plan or any other transactions. UBS’ analysis does not address the relative merits of the Plan as compared to other business strategies or transactions that might be available with respect to Satmex and does not address Satmex’s underlying business decision to effect the reorganization set forth in the Plan. UBS’ ESTIMATED GOING CONCERN ENTERPRISE VALUE OF THE REORGANIZED DEBTOR DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CREDITORS OR HOLDERS OF EQUITY INTERESTS AS TO HOW SUCH PERSON SHOULD VOTE OR OTHERWISE ACT WITH RESPECT TO THE PLAN. UBS has not been asked to, nor did UBS, express any view as to what the value of the Reorganized Debtor’s securities will be when issued pursuant to the Plan or the prices at which they may trade in the future. The estimated going concern enterprise value of the Reorganized Debtor set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.
     UBS’ analysis is based upon, among other things, the Reorganized Debtor achieving the Projections prepared by management. The future results of the Reorganized Debtor are dependent upon various factors, many of which are beyond the control or knowledge of Satmex, and consequently are inherently difficult to project. The financial results reflected in the Projections are in certain respects materially better than the recent historical results of operations of Satmex. The Reorganized Debtor’s actual future results may differ materially from the Projections and such differences may affect the value of the Reorganized Debtor.
     ACCORDINGLY, FOR THESE AND OTHER REASONS, THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF THE REORGANIZED DEBTOR SET FORTH IN THIS SECTION MUST BE CONSIDERED INHERENTLY SPECULATIVE. AS A RESULT, SUCH ESTIMATED GOING CONCERN ENTERPRISE VALUE IS NOT NECESSARILY INDICATIVE OF ACTUAL VALUE, WHICH MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN THE ESTIMATES HEREIN. NONE OF SATMEX, UBS OR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THE ACCURACY OF SUCH ESTIMATED GOING CONCERN ENTERPRISE VALUE.
     As part of its investment banking business, UBS is regularly engaged in evaluating businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, restructurings and reorganizations and valuations for estate, corporate and other purposes. In the ordinary course of business, UBS, its successors and affiliates may trade securities of Satmex for the accounts of their customers and may in the future trade securities of the

Reorganized Debtor for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.
     1. Methodology
     In preparing its valuation, UBS performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses performed by UBS, which consisted of (a) a selected publicly traded companies analysis, (b) a selected transactions analysis and (c) a discounted cash flow analysis. This summary does not purport to be a complete description of the analyses performed and factors considered by UBS. The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description.
     UBS believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all its analyses, could create a misleading or incomplete view of the processes underlying UBS’ conclusions. UBS did not draw, in isolation, conclusions from or with regard to any one analysis or factor, nor did UBS place any particular reliance or weight on any individual analysis. Rather, UBS arrived at its views based on all the analyses undertaken by it, assessed as a whole.
     For purposes of UBS’ analysis, the estimated going concern enterprise value of the Reorganized Debtor equals the value of its fully diluted common equity, plus its outstanding debt, minus cash, determined based on the Reorganized Debtor, on a consolidated basis, as an operating business, after giving effect to the reorganization set forth in the Plan.
          (i) Selected Publicly Traded Companies Analysis
     UBS analyzed the market value and trading multiples of selected publicly held companies in lines of business UBS believed to be generally relevant. UBS calculated the enterprise value of the selected companies as a multiple of certain projected financial data of such companies, making adjustments where appropriate to reflect recent or pending acquisitions by such companies on a pro forma basis. UBS then analyzed those multiples and compared them with multiples derived by assigning a range of enterprise values to the Reorganized Debtor and dividing those enterprise values by the corresponding projected financial data of the Reorganized Debtor. The projected financial data for the Reorganized Debtor was based on the Projections and the projected financial data for the selected companies was based on publicly available research analyst reports and other publicly available information.
     Although the selected companies were used for comparison purposes, no selected company is either identical or directly comparable to the business of the Reorganized Debtor. Accordingly, UBS’ comparison of the selected companies to the business of the Reorganized Debtor and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and of the Reorganized Debtor.
          (ii) Selected Transactions Analysis
     UBS reviewed selected recently completed or announced transactions involving companies in lines of business UBS believed to be generally relevant. UBS calculated the enterprise value of the companies implied by the transactions as a multiple of certain historical financial data of such companies. UBS then analyzed those multiples and compared them with the multiples derived by assigning a range of enterprise values to the Reorganized Debtor and dividing those enterprise values by certain projected financial data of the Reorganized Debtor. The projected financial data for the Reorganized Debtor was based on the Projections and the historical financial data for the companies involved in the selected transactions was based on publicly available research analyst reports and other publicly available information.

           Although the selected transactions were used for comparison purposes, no selected transaction is either identical or directly comparable to the transaction contemplated by the Plan and no companies involved in the selected transactions were either identical or directly comparable to the Reorganized Debtor. Accordingly, UBS’ analysis of the selected transactions was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in transaction structure, financial and operating characteristics of the companies involved and other factors that could affect the relative values achieved in such transactions and the estimated going concern enterprise value of the Reorganized Debtor.
                (iii) Discounted Cash Flow Analysis
           UBS performed a discounted cash flow analysis to estimate the present value of the Reorganized Debtor’s future consolidated unlevered, after tax cash flows available to debt and equity holders. To perform the discounted cash flow analysis, UBS first examined the Reorganized Debtor’s consolidated unlevered after tax cash flows given in the Projections. UBS then applied a range of earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples selected by UBS to the final year EBITDA as set forth in the Projections to calculate a range of terminal values. UBS then applied a range of discount rates to arrive at a range of present values of the future cash flows and terminal values.
           The discounted cash flow analysis also involves complex considerations and judgments concerning appropriate adjustments to discount rates and terminal year EBITDA multiples.
           2. Estimated Going Concern Enterprise Value of the Reorganized Debtor
           IN CONNECTION WITH UBS’ ANALYSIS, WITH SATMEX’S CONSENT, UBS HAS NOT ASSUMED ANY RESPONSIBILITY FOR INDEPENDENT VERIFICATION OF ANY OF THE INFORMATION PROVIDED TO UBS, PUBLICLY AVAILABLE TO UBS OR OTHERWISE REVIEWED BY UBS, AND UBS, WITH SATMEX’S CONSENT, HAS RELIED ON SUCH INFORMATION BEING COMPLETE AND ACCURATE IN ALL MATERIAL RESPECTS. UBS HAS FURTHER RELIED UPON THE REPRESENTATIONS OF SATMEX’S SENIOR MANAGEMENT THAT THEY ARE NOT AWARE OF ANY FACTS OR CIRCUMSTANCES THAT WOULD MAKE SUCH INFORMATION INACCURATE OR MISLEADING. WITH RESPECT TO SATMEX’S PROJECTIONS, UBS HAS ASSUMED, AT SATMEX’S DIRECTION, THAT SUCH PROJECTIONS HAVE BEEN REASONABLY PREPARED ON A BASIS REFLECTING THE BEST CURRENTLY AVAILABLE ESTIMATES AND JUDGMENTS OF SATMEX’S SENIOR MANAGEMENT AS TO THE FUTURE PERFORMANCE OF THE REORGANIZED DEBTOR AFTER GIVING EFFECT TO THE REORGANIZATION AS SET FORTH IN THE PLAN.
           In addition, with Satmex’s consent, UBS has not independently evaluated the achievability of the Projections or the reasonableness of the assumptions upon which they are based, has not contacted any of Satmex’s customers regarding the likelihood that such customers will continue to do business with the Reorganized Debtor and has not conducted a physical inspection of the properties and facilities of Satmex. Furthermore, with Satmex’s consent, UBS has not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Satmex, nor has UBS been furnished with any such evaluation or appraisal.
         UBS has also assumed, with Satmex’s consent, among other things, the following (as to which UBS makes no representation):
•	The Plan will be confirmed and consummated in accordance with its terms, and Satmex will be reorganized as set forth in the Plan. The Plan will not differ in any material respect from the terms described in the Restructuring Agreement and Support Agreements as disclosed by Satmex and reviewed by UBS.

•	The Effective Date will be September 30, 2006.

•	The Reorganized Debtor will achieve the Projections.

•	The Reorganized Debtor’s capitalization and available cash will be as set forth in the Plan and this Disclosure Statement. In particular, the pro forma indebtedness of the Reorganized Debtor as of the Effective Date will be a maximum of $374.4 million.

•	The Reorganized Debtor will be able to obtain all future financings, on the terms and at the times, necessary to achieve the Projections.

•	As of the Effective Date, Satmex equity securities will not be listed on a stock exchange.

•	Prior to the Effective Date, neither Satmex nor the Reorganized Debtor will engage in any material asset sales or other strategic transaction, and no such asset sales or strategic transactions are required to meet the Reorganized Debtor’s ongoing cash requirements.

•	All governmental, regulatory or other consents and approvals necessary for the consummation of the Plan will be obtained without any material adverse effect on the Reorganized Debtor or the Plan.

•	There will not be any material change in the business, condition (financial or otherwise), results of operations, assets, liabilities or prospects of Satmex other than as reflected in the Projections.

•	There will not be any material change in economic, market, financial and other conditions.
           The estimated range of the going concern enterprise value of the Reorganized Debtor is necessarily based on economic, market, financial and other conditions as they existed on and on the information available to UBS as of the date of its analysis, July 25, 2006. Although subsequent developments may affect UBS’ analysis and views, UBS does not have any obligation to update, revise or reaffirm its estimate.
           Based upon and subject to the review and analysis described herein, and subject to the assumptions, limitations and qualifications described herein, UBS’ view, as of July 25, 2006, was that, subject to no material change in economic, market, financial or other conditions and no material change in the condition, business, projections (including the Projections) or prospects of the Reorganized Debtor, the estimated going concern enterprise value of the Reorganized Debtor, as of the assumed Effective Date, September 30, 2006, would be in a range between $400 million and $450 million.
IX.
CERTAIN FACTORS TO BE CONSIDERED
           HOLDERS OF CLAIMS AGAINST AND INTERESTS IN SATMEX SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT AND ALL OTHER RELATED DOCUMENTS, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION. RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO SATMEX OR THAT IT CURRENTLY DEEMS IMMATERIAL MAY ALSO HARM ITS BUSINESS.
A. General Considerations
           The formulation of a reorganization plan is the principal purpose of a chapter 11 case. The Plan sets forth the means for satisfying the various Claims against and Interests in Satmex. Reorganization of Satmex under the proposed Plan also avoids the potentially adverse impact of a liquidation on its employees, and many of its customers, suppliers, and trade vendors.

B. Certain Bankruptcy Considerations
     1. Risk of Non-Confirmation of the Plan
     Although Satmex believes that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate resolicitation of votes. Even if all Impaired Classes of Claims and Interests accept or are deemed to have accepted the Plan, or, with respect to a Class that rejects the Plan, the requirements for “cramdown” are met, the Bankruptcy Court, which can exercise substantial discretion, may determine that the Plan does not meet the requirements for confirmation under section 1129(a) and (b) of the Bankruptcy Code. See Section XI, “Confirmation Of Plan.” Section 1129(a) of the Bankruptcy Code requires, among other things, a demonstration that the confirmation of the Plan will not be followed by liquidation or need for further financial reorganization of Satmex and that the value of distributions to creditors and equity security holders who vote to reject the Plan not be less than the value of distributions such creditors and equity security holders would receive if Satmex were liquidated under chapter 7 of the Bankruptcy Code. Although Satmex believes that the Plan will meet the requirements for confirmation, there can be no assurance that the Bankruptcy Court will reach the same conclusion. In the event of delay, it is possible that certain of the Supporting Holders will terminate the Restructuring Agreement, which could materially affect confirmation of the Plan.
     If the Plan is not confirmed and any new proposed plan contains material deviations from the Restructuring Agreement or the Concurso Plan, the Mexican Government may not allow an alternative plan to be implemented, and may take action which may result in a filing of a new concurso mercantil with the objective of ensuring an orderly liquidation of Satmex. In addition, under certain circumstances, the Concessions may be revoked by the Mexican Government. See Section IX.C.11, “Concessions May Be Revoked.”
     2. Non-Consensual Confirmation
     If any Impaired Class of Claims or Interests does not accept the Plan by the requisite statutory voting thresholds provided in sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, Satmex may (i) seek confirmation of the Plan from the Bankruptcy Court by employing the “cramdown” procedures set forth in section 1129(b) of the Bankruptcy Code and/or (ii) modify the Plan in accordance with Article 14 thereof. In order to confirm the Plan under section 1129(b), the Bankruptcy Court must determine that, in addition to satisfying all other requirements for confirmation, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each Impaired Class that has not accepted the Plan. See Section XII, “Confirmation Of Plan.”
     If the Bankruptcy Court determines that the Plan violates section 1129 of the Bankruptcy Code in any manner, including, but not limited to, the cramdown requirements under section 1129(b) of the Bankruptcy Code, Satmex reserves the right to amend the Plan in such manner so as to satisfy the requirements of section 1129 of the Bankruptcy Code. Such amendments may include, but are not limited to, the alteration or elimination of distributions to various Classes. There is a risk that amendments to the Plan may cause holders of Claims and Interests to change their votes to accept the Plan or otherwise to vote to reject the Plan.
     3. Risk of Non-Occurrence of Effective Date
     Although Satmex anticipates that the Effective Date will occur quickly following Confirmation, there can be no assurance as to such timing. If each of the conditions to consummation and the occurrence of the Effective Date has not been satisfied or duly waived on or before 60 days after the Confirmation Date, or such later date as may be consented to by the Supporting Parties in accordance with the Restructuring Agreement, the Bankruptcy Court may vacate the Confirmation Order, in which event the Plan would be deemed null and void.

C. Financial and Business-Related Factors
     1. General Economic Conditions
     In the Projections, Satmex has assumed that the general economic conditions of the Mexican and United States’ economies will be stable over the next several years. The stability of economic conditions is subject to many factors outside Satmex’s control, including interest rates, inflation, unemployment rates, consumer spending, war, terrorism, and other such factors. In addition, changes in the value of the peso relative to the dollar could negatively impact Satmex’s financial condition.
     2. Continuing Leverage and Ability to Service Debt
     Although the consummation of the Plan will significantly reduce the Reorganized Debtor’s debt service obligations, the Reorganized Debtor will remain significantly leveraged. Satmex believes that, following the consummation of the Plan, the Reorganized Debtor’s operating cash flow will be sufficient to meet its anticipated future operating expenses, capital expenditures and debt service obligations. However, Satmex’s ability to meet its debt service obligations will depend on a number of factors, including its future operating performance and its ability to achieve its business plan. These factors will be affected by general economic, financial, competitive, regulatory, business and other factors beyond its control.
     The Projections accompanying this Disclosure Statement reflect the most recent data collected in connection with the Reorganized Debtor’s proposed business plan. The business plan upon which the Projections are based relies upon the success of management’s business strategy and assumes substantial increases in revenues and profitability over the course of the business plan. There can be no assurance that such strategy will be successful or, even if successful, that it will have the effects upon sales and earnings that are reflected in and anticipated by the Projections. Although management believes that the Projections are achievable if all assumptions are met, and that those assumptions are reasonable, there can be no assurance that the results set forth in such Projections will be obtained. This could result in a subsequent bankruptcy or other such insolvency proceeding and possible liquidation of the Reorganized Debtor.
     After the Effective Date, the Reorganized Debtor will not have in place any source of liquidity other than cash from its ongoing operations. Any increase in the Reorganized Debtor’s debt service requirements could significantly affect the Reorganized Debtor’s ability to obtain working capital and fund its capital and operating expenses.
     3. Restrictive Financial and Operating Covenants
     The Reorganized Debtor will continue to be subject to a number of significant restrictive financial and operating covenants under the terms of the First Priority Senior Secured Note Indenture and Second Priority Senior Secured Note Indenture. Accordingly, the discretion of the Reorganized Debtor’s management may be significantly limited by these covenants following the consummation of the Plan. In addition, the Reorganized Debtor’s ability to comply with the financial and operating covenants contained in the First Priority Senior Secured Note Indenture and Second Priority Senior Secured Note Indenture will be dependent on the Reorganized Debtor’s future performance, which will be subject to prevailing economic conditions and other factors beyond the Reorganized Debtor’s control. The Reorganized Debtor’s failure to comply with such covenants could result in a default or an event of default under the First Priority Senior Secured Note Indenture and Second Priority Senior Secured Note Indenture, permitting the holders of the Reorganized Debtor’s New Notes to accelerate the maturity of, and to foreclose on any collateral securing, such indebtedness.
     4. Lack of Trading Market for Securities of the Reorganized Debtor
     There is no existing trading market for the New Notes, the New Common Stock, the beneficial interests in the Equity Trust or the Trust Interests, nor is it known whether or when one would develop. Satmex has no present intention to apply for listing of the New Notes, New Common Stock, beneficial interests in the Equity Trust or the Trust Interests on a United States or Mexican securities exchange or automated inter-dealer quotation system such as NASDAQ. Further, there can be no assurance as to the degree of price volatility in any market to the extent that one developed. Although the Plan is premised upon an agreed upon assumed reorganization value of Satmex of between $400 million and $450 million, such valuation is not an estimate of the price at which such securities or the Trust Interests may trade in any market that may develop or in private trades. Satmex has never attempted to make any such estimate in connection with the development of the Plan. Except pursuant to the terms of the Registration Rights Agreements, Satmex has no present intention to register any of the New Notes, the beneficial interests in the Equity Trust, the New Common Stock or Trust Interests under the Securities Act. Satmex will be subject to periodic reporting requirements applicable to foreign private issuers under the Exchange Act, and the financial statements contained in its periodic reports will include a reconciliation of all material items to U.S. GAAP. The New Notes may be traded over the counter, but such a market may not develop.
     5. Dividend Policies of Reorganized Debtor
     The Reorganized Debtor does not anticipate paying any dividends on the New Common Stock in the foreseeable future. In addition, restrictive covenants in the First Priority Senior Secured Note Indenture and Second Priority Senior Secured Note Indenture may limit the ability of the Reorganized Debtor to pay dividends.
     6. Risk of Satellite Failure
     Random failure of satellite components may result in damage to or loss of a satellite before the end of its expected useful life. In-orbit failure may result from various causes including: (i) component failure; (ii) loss of power or fuel; (iii) inability to control positioning of the satellite; (iv) solar and other astronomical events; and (v) space debris. Repair of satellites in space is not feasible.
     If Solidaridad 2, Satmex 5 or Satmex 6 were to fail, the Reorganized Debtor’s revenues would be materially adversely affected.
     7. Insurance
     While Satmex has in-orbit insurance for Solidaridad 2, Satmex 5 and Satmex 6, a satellite failure may result in a decrease in profits, which loss would not be insured. In addition, there is no guarantee that the Reorganized Debtor will be able to renew its satellite insurance at the expiration of their current terms, or if renewal is available, that it would be on acceptable terms. Any uninsured loss would have a material adverse effect on results of operations and financial condition.
     8. Customers
     Satmex believes that the majority of its customer relationships are strong. However, a large portion of Satmex’s revenues is derived from a small number of customers. During 2005, approximately 37 of Satmex’s customers accounted for approximately 80% of its revenue base, and its top 10 customers represented approximately 57% of revenues. If any of Satmex’s significant customers cancelled or did not renew their contracts with the Reorganized Debtor or failed to renew their contracts, it would adversely affect revenues while only marginally lowering expenses.
     9. Competition
     In addition to uncertain economic and business conditions, the Reorganized Debtor will likely face competitive pressures. There can be no assurances that the Reorganized Debtor will be able to compete successfully with its competitors. Moreover, as its competitors launch new satellites with coverage over the regions that the Reorganized Debtor serves, price reductions may result, which could, in turn, have a material adverse effect on the Reorganized Debtor’s revenue and impact its ability to service its debt obligations.

     10. Factors Relating to Regulatory Environment
     Satmex operates in a highly regulated industry. Regulatory authorities in the various jurisdictions in which it operates can modify, withdraw or impose charges or conditions upon the licenses that the Reorganized Debtor needs, and so increase the cost of doing business.
     11. Concessions May Be Revoked
     The Orbital Concessions and the Property Concession are subject to termination prior to the expiration of their terms upon the occurrence of certain events, including insolvency or liquidation (quiebra). The Mexican Government also has the right to revoke the Orbital Concessions pursuant to an expropriation or temporarily seize the Orbital Concessions in the event of natural disaster, war or threat to national security, public order or the Mexican economy. In the past, the Mexican Government has used this power to ensure continued service during labor disputes. If the Concessions are terminated, revoked or temporarily seized, or the assets of Satmex are expropriated, Satmex’s results of operations and financial condition will be materially and adversely impacted. Satmex may also be limited in its ability to grant liens on its concessions, possibly affecting its ability to obtain secured financing.
     12. Inherent Uncertainty of Projections
     The Projections forecast the Reorganized Debtor’s operations through the period ending 2010. The Projections are based on numerous assumptions that are an integral part of the Projections, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtor, industry performance, general business and economic conditions, competition, adequate financing, continued supply and replenishment of inventory at assumed prices, and other matters, many of which will be beyond the control of Satmex, and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement was approved by the Bankruptcy Court may affect the actual financial results of the Reorganized Debtor’s operations. These variations may be material and may adversely affect the value of the New Common Stock and New Notes and the ability of the Reorganized Debtor to pay the obligations owing to certain holders of Claims entitled to distributions under the Plan. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guarantee, representation, or other assurance of the actual results that will occur.
X.
VOTING REQUIREMENTS
     On September 13, 2006, the Bankruptcy Court entered the Disclosure Statement Order that, among other things, approved this Disclosure Statement, set voting procedures, and scheduled the Confirmation Hearing. A copy of the Disclosure Statement Order and the Notice of the Confirmation Hearing are enclosed with this Disclosure Statement as part of the solicitation package. The Disclosure Statement Order sets forth in detail, among other things, procedures governing voting deadlines and objection deadlines. The Disclosure Statement Order, the Notice of the Confirmation Hearing, and the instructions attached to the ballot should be read in connection with this Section of the Disclosure Statement.
     If you have any questions about the procedure for voting your Claims or Interests or the packet of materials you received, please contact:
Kurtzman Carson Consultants LLC
Attention: Satélites Mexicanos, S.A. de C.V. Ballot Processing
12910 Culver Blvd., Suite I
Los Angeles, CA 90066
(866) 381-9100

     If you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), please contact Milbank, Tweed, Hadley & M c Cloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, Attention: Rena Ceron, Legal Assistant, by telephone at (212) 530-5000 or by electronic mail at satmex.requests@milbank.com.
     The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of chapter 11 of the Bankruptcy Code and that the disclosures of Satmex concerning the Plan have been adequate and have included information concerning all distributions made or promised by Satmex in connection with the Plan and the Chapter 11 Case. In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law.
     In particular, in order to confirm the Plan, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, that the Plan: (i) has been accepted by the requisite votes of all Classes of Impaired Claims and Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in respect of one or more dissenting Classes; (ii) is “feasible,” which means that there is a reasonable probability that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization; and (iii) is in the “best interests” of all holders of Claims or Interests, which means that such holders will receive at least as much under the Plan as they would receive in a liquidation under chapter 7 of the Bankruptcy Code. Satmex believes that the Plan satisfies all of these conditions. See Section XI, “Confirmation of Plan.”
A. Voting Deadline
     This Disclosure Statement and the appropriate ballot(s) are being distributed to all holders of Claims and Interests who are entitled to vote on the Plan. There is a separate ballot designated for each Impaired voting Class in order to facilitate vote tabulation; however, all ballots are substantially similar in form and substance, and the term “ballot” is used without intended reference to the ballot of any specific Class of Claims or Interests.
     IN ACCORDANCE WITH THE DISCLOSURE STATEMENT ORDER, IN ORDER TO BE CONSIDERED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN, ALL BALLOTS MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT BY NO LATER THAN THE VOTING DEADLINE, THAT IS, BY NO LATER THAN OCTOBER 20, 2006 AT 5:00 P.M. (PREVAILING EASTERN TIME). ONLY THOSE BALLOTS ACTUALLY RECEIVED BY THE VOTING DEADLINE WILL BE COUNTED AS EITHER ACCEPTING OR REJECTING THE PLAN. ONLY BALLOTS CONTAINING ORIGINAL SIGNATURE PAGES WILL BE COUNTED.
     IF YOU MUST RETURN YOUR BALLOT TO YOUR BANK, BROKER OR OTHER NOMINEE, OR TO THEIR AGENT, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO THE VOTING AGENT BEFORE THE VOTING DEADLINE.
B. Holders of Claims Entitled to Vote
     The holder of a Claim against or Interest in Satmex that is Impaired under the Plan is entitled to vote to accept or reject the Plan if the Plan provides a distribution in respect of such Claim or Interest. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO DISPUTED CLAIM OR DISPUTED INTEREST WILL BE COUNTED FOR ANY PURPOSE IN DETERMINING WHETHER THE REQUIREMENTS OF SECTION 1126(C) OF THE BANKRUPTCY CODE HAVE BEEN MET, UNLESS A CLAIMANT WHOSE CLAIM OR INTEREST IS DISPUTED HAS FILED A MOTION FOR TEMPORARY ALLOWANCE FOR VOTING PURPOSES UNDER BANKRUPTCY RULE 3018(A), AND THE BANKRUPTCY COURT GRANTS SUCH MOTION FOR TEMPORARY ALLOWANCE PRIOR TO THE VOTING DEADLINE.
     A vote on the Plan may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the

Bankruptcy Code. The Disclosure Statement Order also sets forth assumptions and procedures for tabulating ballots that are not completed fully or correctly.
     Each of the Senior Secured Note Claims (Class 2), Existing Bond Claims (Class 4), Existing Preferred Stock Interests (Class 6) and Existing Common Stock Interests (Class 7) are Impaired under the Plan, and the holders of Allowed Claims and/or Allowed Interests in such Classes are entitled to vote on the Plan. Each of the Priority Non-Tax Claims (Class 1), Other Secured Claims (Class 3) and General Unsecured Claims (Class 5) is not Impaired under the Plan and holders of Claims in each such Classes are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.
C. Vote Required for Acceptance by a Class
     As a condition to confirmation, the Bankruptcy Code requires that each class of impaired claims and/or equity interests votes to accept the proposed plan of reorganization, except under certain circumstances. Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount of the allowed claims in that class and more than one-half in number of allowed claims in that class, but for that purpose, counts only those who actually vote to accept or reject the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds in dollar amount and a majority in number of the allowed claims in that class actually voting cast their ballots in favor of acceptance. Holders of claims who fail to vote are not counted as either accepting or rejecting a plan.
     Section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of impaired equity interests as acceptance by holders of at least two-thirds in amount of allowed interests in that class, but for that purpose, counts only those who actually vote to accept or reject the plan. Thus a class of interests will have voted to accept the plan if two-thirds of the allowed interests actually voted are voted in favor of acceptance. Holders of Interests who fail to vote are not counted as either accepting or rejecting the Plan.
D. Voting Procedures
     1. Ballots
     All votes to accept or reject the Plan with respect to any Class of Claims or Interests must be cast by properly submitting the duly completed and executed form of ballot designated for such Class. Holders of Impaired Claims or Interests voting on the Plan should complete and sign the ballot in accordance with the instructions thereon, being sure to check the appropriate box entitled “Accept the Plan” or “Reject the Plan.”
     ANY BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR THAT INDICATES BOTH ACCEPTANCE AND REJECTION OF THE PLAN WILL BE AN INVALID BALLOT AND WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING ACCEPTANCE OR REJECTION OF THE PLAN.
     ANY BALLOT RECEIVED THAT IS NOT SIGNED OR THAT CONTAINS INSUFFICIENT INFORMATION TO PERMIT THE IDENTIFICATION OF THE CLAIMANT WILL BE AN INVALID BALLOT AND WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING ACCEPTANCE OR REJECTION OF THE PLAN.
     Ballots must be delivered to the Voting Agent, at its address set forth above, and received by the Voting Deadline. THE METHOD OF SUCH DELIVERY IS AT THE ELECTION AND RISK OF THE HOLDER. If such delivery is by mail, it is recommended that holders use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery.

     In accordance with Rule 3018(c) of the Bankruptcy Rules, the ballots are based on Official Form No. 14, but have been modified to meet the particular needs of this Chapter 11 Case. PLEASE CAREFULLY FOLLOW THE DIRECTIONS CONTAINED ON EACH ENCLOSED BALLOT.
     In most cases, each ballot enclosed with this Disclosure Statement has been encoded with the amount of the Allowed Claim or Allowed Interest for voting purposes (if the Claim or Interest is a Disputed Claim or Disputed Interest, this amount may not be the amount ultimately Allowed for purposes of Distribution), and the Class to which the Claim or Interest has been attributed.
     2. Withdrawal or Change of Votes on Plan
     A ballot may be withdrawn by delivering a written notice of withdrawal to the Voting Agent, so that the Voting Agent actually receives such notice prior to the Voting Deadline. Thereafter, withdrawal may be effected only with the approval of the Bankruptcy Court by filing a motion in accordance with Bankruptcy Rule 3018(a).
     In order to be valid, a notice of withdrawal must (i) specify the name of the holder who submitted the votes on the Plan to be withdrawn, (ii) contain the description of the Claims or Interests to which it relates, and (iii) be signed by the holder in the same manner as on the ballot that the holder seeks to withdraw. Satmex expressly reserves the absolute right to contest the validity of any such withdrawals of votes on the Plan.
     Any holder who has submitted to the Voting Agent prior to the Voting Deadline a properly completed ballot may change such vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed ballot is received with respect to the same Claim, the ballot that bears the latest date will be counted for purposes of determining whether sufficient acceptances required to confirm the Plan have been received.
     3. Voting Multiple Claims
     Separate forms of ballots are provided for voting the various Classes of Claims and Interests. Ballot forms may be copied if necessary. Any person who holds Claims and/or Interests in more than one Class is required to vote separately with respect to each Claim or Interest. Any person holding multiple Claims or Interests within a Class should use a single ballot to vote such Claims or Interests. Please sign and return in accordance with your ballot(s) in accordance with the terms set forth in this Disclosure Statement. ONLY BALLOTS (OTHER THAN MASTER BALLOTS) WITH ORIGINAL SIGNATURES WILL BE ACCEPTED BY THE VOTING AGENT. BALLOTS (OTHER THAN MASTER BALLOTS) WITH COPIED SIGNATURES WILL NOT BE ACCEPTED.
     4. Special Instructions for Beneficial Holders
     Holders of Senior Secured Note Claims or Existing Bond Claims who are the beneficial owners of the Senior Secured Notes or Existing Bonds, as applicable, but hold those securities through a nominee who is the record holder of such security, must submit their votes as directed by the record holder or nominee. Record holders have two options for soliciting votes from their beneficial holders: (i) record holders may pre-validate a ballot by completing the first item in the ballot, executing the ballot and sending that pre-validated ballot to the beneficial holder with instructions for the beneficial holder to complete the remaining portions of the ballot and deliver it to the Voting Agent prior to the Voting Deadline or (ii) record holders may send a ballot which is not pre-validated to the beneficial holder with instructions to complete all items in the ballot, execute the ballot and return the executed ballot to the record holder. In the case of clause (ii), the record holder will then tabulate on a master ballot all of the information contained in all of the ballots submitted to it by its beneficial holders, execute the master ballot and deliver the executed master ballot to the Voting Agent prior to the Voting Deadline. In the case of clause (ii), it is important that beneficial holders return their ballots to their record holder sufficiently in advance of the Voting Deadline to allow the record holder to prepare and submit its master ballot prior to the Voting Deadline. For more detailed instructions on the balloting procedures, see the voting instructions attached to the ballot enclosed with this Disclosure Statement.

XI.
CONFIRMATION OF PLAN
A. Confirmation Hearing
     The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing with respect to the Plan. At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code described below are met.
     The Confirmation Hearing is scheduled to commence on October 26, 2006, at 10:00 a.m. (Prevailing Eastern Time) before the Honorable Robert D. Drain, United States Bankruptcy Court, Southern District of New York, Alexander Hamilton Custom House, One Bowling Green, New York, NY 10004-1408. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing.
B. Deadline to Object to Confirmation
     Any objection to the confirmation of the Plan must be made in writing, specify in detail (i) the name and address of the objector, (ii) all factual and legal grounds for the objection and (iii) the amount and type of the Claims or number and class of shares of stock of Satmex held by the objector. Any such objection must be Filed with the Bankruptcy Court, with a copy to Judge Robert D. Drain’s chambers, and served so that it is actually received by the Bankruptcy Court, chambers, and the following parties on or before the Confirmation Objection Deadline, (i.e., October 20, 2006 at 4:00 p.m. (Prevailing Eastern Time)): (i) counsel to Satmex, Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005-1413, Attention: Luc A. Despins, Esq., Matthew S. Barr, Esq. and Jessica L. Fink, Esq.; (ii) counsel to the Ad Hoc Senior Secured Noteholders’ Committee, Wilmer Cutler Pickering Hale and Dorr, LLP, 60 State Street, Boston, Massachusetts 02109, Attention: Dennis L. Jenkins, Esq. and George W. Shuster, Jr., Esq.; (iii) counsel to the Ad Hoc Existing Bondholders’ Committee, Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, New York 10022, Attention: Michael S. Stamer, Esq. and Shuba Satyaprasad, Esq.; (iv) counsel to Loral, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention: Shai Y. Waisman, Esq., and (v) Office of the United States Trustee, 33 Whitehall Street, 21st Floor, New York, New York 10004, Attention: Tracy Hope Davis, Esq.
C. Requirements for Confirmation of Plan
     Among the requirements for confirmation of the Plan are that the Plan (i) is accepted by all Impaired Classes of Claims and Interests or, if rejected by an Impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class, (ii) is feasible, and (iii) is in the “best interests” of creditors and equity interest holders that are Impaired under the Plan.
     1. Requirements of Section 1129(a) of Bankruptcy Code
     At the Confirmation Hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied:
(1)	The Plan complies with the applicable provisions of the Bankruptcy Code.

(2)	Satmex has complied with the applicable provisions of the Bankruptcy Code.

(3)	The Plan has been proposed in good faith and not by any means forbidden by law.

(4)	Any payment made or to be made by Satmex or by a person issuing securities or acquiring property under a plan, for services or for costs and expenses in or in connection with the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11

Case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

(5)	Satmex has disclosed the identity and affiliations of any individual proposed to serve, after Confirmation, as a director, officer or voting trustee of the Reorganized Debtor, an affiliate of Satmex participating in a plan with Satmex, or a successor to the debtor under the plan, and the appointment to, or continuance in, such office of such individual, is consistent with the interests of creditors and equity security holders and with public policy, and Satmex has disclosed the identity of any insider (as defined in section 101 of the Bankruptcy Code) that will be employed or retained by the Reorganized Debtor, and the nature of any compensation for such insider.

(6)	Any governmental regulatory commission with jurisdiction, after Confirmation, over the rates of Satmex has approved any rate change provided for in the plan, or such rate change is expressly conditioned on such approval.

(7)	With respect to each Class of Claims or Interests, each holder of an Impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan on account of such holder’s Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date. See Section XI.C.2, “Best Interests of Creditors.”

(8)	Except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (discussed below), each Class of Claims or Interests has either accepted the Plan or is not Impaired under the Plan.

(9)	Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Expenses and priority claims other than the Priority Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims cash or deferred cash payments, over a period not exceeding five years after the date of the order of relief, in a manner not less favorable than the most favored nonpriority unsecured claim provided for by the Plan (other than Cash payments made to a Class under section 1122(b)).

(10)	At least one Class of Claims that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider.

(11)	Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of Satmex or any successor to Satmex under the Plan, unless such liquidation or reorganization is proposed in the Plan. See Section XI.C.3, “Feasibility.”

(12)	All fees payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

(13)	The Plan provides for the continuation after the Effective Date of payment of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.

(14)	All transfers of property of the Plan will be made in accordance with any applicable provisions of nonbankruptcy law that govern the transfer of property by a corporation or trust that is not a moneyed, business, or commercial corporation or trust.
          Satmex believes that the Plan meets all the applicable requirements of section 1129(a) of the Bankruptcy Code other than those pertaining to voting which has not yet taken place.
     2. Best Interests of Creditors
     Section 1129(a)(7) of the Bankruptcy Code requires that any holder of an impaired claim or interest that has not accepted a proposed plan of reorganization must receive or retain property under the plan with a value, as of the effective date of the plan, at least equal to the value that the holder would receive if the debtor’s operations were terminated and its assets liquidated under chapter 7 of the Bankruptcy Code. To determine what the holders of claims and interests in each impaired class would receive if the debtor were liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from a liquidation of a debtor’s assets in the context of a hypothetical liquidation as of the Effective Date. Such determination must take into account the fact that secured claims, and any costs and expenses resulting from the original chapter 11 case and from the chapter 7 case, would have to be paid in full from the liquidation proceeds before the balance of those proceeds were made available to pay the unsecured claims and satisfy equity interests.
     Set forth in Exhibit 7, Satmex has developed analyses that assume the Chapter 11 Case is converted to a chapter 7 case and Satmex’s assets are liquidated under the direction of a court-appointed trustee (the “Liquidation Analysis”). The Liquidation Analysis has been prepared solely for use in this Disclosure Statement and does not represent values that are appropriate for any other purpose. Nothing contained in the Liquidation Analysis is intended to be or constitutes a concession by or admission of Satmex for any purpose. The assumptions utilized in developing this analysis are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of Satmex or the chapter 7 trustee. Accordingly, there can be no assurances that the values assumed in the Liquidation Analysis would be realized if Satmex actually were liquidated. In addition, any liquidation would take place under future circumstances, which cannot presently be predicted. A description of the procedures followed and the assumptions and qualifications made by Satmex in connection with the Liquidation Analysis are set forth in the accompanying notes.
     To determine if a plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the hypothetical liquidation of the assets (after subtracting the amount attributable to secured claims and administrative costs of the bankruptcy case) must be compared with the present value of the consideration offered to such classes under the proposed plan. In addition, a liquidation must apply the rule of absolute priority of distributions from a debtor’s estate. Under that rule, no junior holder of a claim or interest may receive distributions under a plan until all senior classes have been paid in full or consent to some distributions being made to such junior classes.
     After consideration of the effect that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to Satmex’s creditors and Interest holders, including (a) increased cost and expenses of liquidation under chapter 7 arising from fees payable to the chapter 7 trustee and the attorneys and other professional advisors to such trustee, (b) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation, and from the rejection of unexpired leases and executory contracts in connection with the cessation of the operations of Satmex, (c) the erosion of the value of Satmex’s assets in the context of an expedited liquidation required under chapter 7 and the “fire sale” atmosphere that would prevail, (d) the adverse effects on the saleability of portions of the business that could result from the possible departure of key employees and the loss of customers and vendors, (e) the cost and expense attributable to the time value of money resulting from what is likely to be a more protracted proceeding and (f) the application of the rule of absolute priority to distributions in a chapter 7 liquidation, Satmex has determined that confirmation of the Plan will provide each holder of a Claim or an Interest in an Impaired Class entitled to vote with a greater recovery than such holder would have received under a chapter 7 liquidation of Satmex.

     3. Feasibility
     The Bankruptcy Code requires a debtor to demonstrate that confirmation of a plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor unless so provided by the plan of reorganization. For purposes of determining whether the Plan meets this requirement, Satmex has analyzed its ability to meet its obligations as contemplated thereunder. As part of this analysis, Satmex with the assistance of UBS has prepared the Projections contained in Section VIII, “Projections and Valuation Analysis.” The Projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court. The Projections include balance sheets, statements of operations and statements of cash flows. Based on the Projections, Satmex believes that it will be able to make all payments required to be made pursuant to the Plan, and the Reorganized Debtor will be able to service its post-reorganization debt obligations.
     4. Requirements of Section 1129(b) of Bankruptcy Code.
     The Bankruptcy Code permits confirmation of a proposed plan even if it is not accepted by all impaired classes, as long as (a) the plan otherwise satisfies the requirements for confirmation, (b) at least one impaired class of claims has accepted it without taking into consideration the votes of any insiders in such class, and (c) the plan is “fair and equitable” and does not “discriminate unfairly” as to any impaired class that has not accepted the plan. These so-called “cramdown” provisions are set forth in section 1129(b) of the Bankruptcy Code.
i. Fair and Equitable
     The Bankruptcy Code establishes different “cramdown” tests for determining whether a plan is “fair and equitable” to dissenting impaired classes of secured creditors, unsecured creditors, and equity interest holders as follows:
(1)	Secured Creditors. A plan is fair and equitable to a class of secured claims that rejects the plan if the plan provides: (a) that each of the holders of the secured claims included in the rejecting class (i) retains the liens securing its claim to the extent of the allowed amount of such claim, whether the property subject to those liens is retained by the debtor or transferred to another entity, and (ii) receives on account of its secured claim deferred cash payments having a present value, as of the effective date of the plan, of at least equal to such holder’s interest in the estate’s interest in such property; (b) that each of the holders of the secured claims included in the rejecting class realizes the “indubitable equivalent” of its allowed secured claim; or (c) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of such liens with such liens to attach to the proceeds of the sale, and the treatment of such liens on proceeds in accordance with clause (a) or (b) of this paragraph.

(2)	Unsecured Creditors. A plan is fair and equitable as to a class of unsecured claims that rejects the plan if the plan provides that: (a) each holder of a claim included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan, equal to the amount of its allowed claim; or (b) the holders of claims and interests that are junior to the claims of the rejecting class will not receive or retain any property under the plan.

(3)	Holders of Equity Interests. A plan is fair and equitable as to a class of equity interests that rejects the plan if the plan provides that: (a) each holder of an equity interest included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of (i) any fixed liquidation preference to which such holder is entitled, (ii) the fixed redemption price to which such holder is entitled, or (iii) the value of the interest; or (b) the holder of any interest that is junior to the interests of the rejecting class will not receive or retain any property under the plan.
     Satmex believes that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan, except possibly with respect to Senior Secured Note Claims and Existing Bond Claims. However, because the Plan is based on and incorporates settlements of these Claims, Satmex believes that it will not be necessary to seek Confirmation on a nonconsensual confirmation basis.
ii. Unfair Discrimination
     A plan of reorganization does not “discriminate unfairly” if a dissenting class is treated substantially equally with respect to other classes similarly situated and no class receives more than it is legally entitled to receive for its claims or interests. Satmex does not believe the unfair discrimination requirement is implicated because Satmex believes that all Impaired Classes will consent to the Plan.
     SATMEX MAY SEEK CONFIRMATION OF THE PLAN UNDER THE FOREGOING CRAMDOWN PROVISIONS IN THE EVENT THAT ANY IMPAIRED CLASS OF CLAIMS OR INTERESTS VOTES TO REJECT THE PLAN.
D. Alternatives to Confirmation and Consummation of Plan
     The Plan reflects the negotiations held by Satmex with the Supporting Parties, each of whom support the Plan. Satmex believes that the Plan affords holders of Claims and Interests the greatest opportunity for realization on Satmex’s assets and, therefore, is in the best interests of such holders. If the Plan is not confirmed, however, the theoretical alternatives include: (a) liquidation of Satmex under chapter 7 of the Bankruptcy Code or under applicable Mexican law or (b) alternative plans of reorganization or liquidation under chapter 11 of the Bankruptcy Code. Thorough consideration of these alternatives to the Plan has led Satmex and the Supporting Parties to conclude that the Plan, in comparison, provides a greater recovery to creditors on a more expeditious timetable, and in a manner that minimizes certain inherent risk in any other course of action available in the Chapter 11 Case.
     1. Liquidation under Chapter 7 or Quiebra under Mexican Law
     If no plan is confirmed, the Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code or the Chapter 11 Case may be terminated and a quiebra, or liquidation, under the LCM instituted. In a liquidation under chapter 7, a trustee or trustees may be elected or appointed to liquidate the assets of Satmex and in a quiebra under the LCM, a liquidator or sindico may be appointed. However, Satmex believes that liquidation under chapter 7 or under the LCM would result in smaller distributions being made to creditors and interest holders than those provided for in the Plan because, among other reasons, (a) additional administrative expenses resulting from the appointment of and services to be rendered by trustees and attorneys and other professionals to assist such trustees, (b) the relative lack of familiarity with Satmex’s businesses that would inevitably hinder such professionals in the management of the estate, (c) additional expenses and claims, some of which would be entitled to priority, that would be generated during the liquidation and from the rejection of executory contracts and leases, (d) potential loss of the Concessions and (e) realization of lower value of Satmex’s assets than under the Plan, if such claims are ultimately successful after protracted litigation. In addition, distributions would be substantially delayed in a chapter 7 liquidation or a liquidation under the LCM because of the factors set forth above and the need to litigate or otherwise resolve many of the claims settled by the Plan.
     Based on the foregoing and on the Liquidation Analysis, Satmex believes that a liquidation of its assets under chapter 7 or otherwise would produce significantly less value for distribution to creditors than that recoverable under the Plan. In the opinion of Satmex, the recoveries projected to be available in a chapter 7 liquidation are likely to afford Existing Bond Claims, General Unsecured Claims and Interests no recovery.

     2. Alternative Plan of Reorganization or Liquidation
     If the Plan is not confirmed, Satmex (or if the Bankruptcy Court were not to grant extensions of Satmex’s exclusive periods in which to File and solicit a plan of reorganization, any other party in interest in the Chapter 11 Case) could propose a different plan or plans. Such plans might involve either a reorganization and continuation of Satmex’s businesses, or an orderly liquidation of its assets, or a combination of both. With respect to an alternative plan, Satmex has explored various alternatives in connection with the formulation of the Plan. Satmex believes that the Plan enables creditors to realize the most value under the circumstances. In a liquidation under chapter 11, Satmex’s assets could be sold in an orderly fashion over a more extended period of time than in liquidation under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than a chapter 7 liquidation, but the delay in distributions could result in lower present values received and high administrative costs in connection with the Chapter 11 Case. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims and Interests under a chapter 11 liquidation plan probably would be delayed substantially. Thus, although preferable to a chapter 7 liquidation, Satmex believes that any liquidation under chapter 11 is a much less attractive alternative than the Plan because of the greater return and the retention of jobs that would be lost in a liquidation.
     Satmex is subject to material regulation in the Mexico, and is, pursuant to Mexican law, considered to be rendering a public service; further to such law and to the express terms of the Concessions, the Mexican Government could exercise, among other, material rights in respect of the Orbital Concessions and the Property Concession if the Plan is not confirmed.
XII.
CERTAIN US FEDERAL INCOME TAX CONSIDERATIONS
     TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     The following is a discussion of the principal United States federal income tax consequences of the Plan for holders of Senior Secured Note Claims, Existing Bond Claims, Existing Preferred Stock Interests and Existing Common Stock Interests who are US Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and proposed Treasury regulations issued under the Code, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions in effect as of the date of this document all of which may change, possibly with retroactive effect. This discussion applies only to US Holders that hold the Senior Secured Notes, Existing Bonds, Existing Preferred Stock Interests and Existing Common Stock Interests, and will hold the First Priority Senior Secured Notes, Second Priority Senior Secured Notes, New Common Stock and the Trust Interests as capital assets.
     This discussion does not address all aspects of United States federal income taxation that may be relevant to US Holders (as defined below) in light of their particular circumstances, such as holders to whom special tax treatment applies, including (1) banks, regulated investment companies, real estate investment trusts, insurance companies, employee stock ownership plans, brokers, dealers in securities or currencies, subchapter S corporations, entities treated as partnerships for U.S. federal income tax purposes, and tax exempt organizations, (2) persons who hold claims or who will hold the First Priority Senior Secured Notes, Second Priority Senior Secured Notes, or New Common Stock as part of a straddle, hedge, conversion transaction or other integrated investment, (3) persons whose functional currency is not the US dollar, (4) persons that use a mark to market method of accounting and (5) persons who for US federal income tax purposes are or will be considered as owning 5% or more, directly or by attribution, of Satmex. In addition, this discussion does not address alternative minimum taxes or state, local or non-US taxes (other than certain Mexican tax issues). Furthermore, estate and gift tax issues are not addressed herein.
     No opinion of counsel has been sought or obtained with respect to any US tax consequences of the Plan and no tax opinion is given by this Disclosure Statement. No rulings or determination letters from the IRS or any other taxing authorities have been obtained or sought with respect to the Plan, and the description below is not binding upon the IRS or such other taxing authorities. With respect to some of the tax consequences discussed herein, the tax law is unclear. Accordingly, it is possible that the IRS may disagree with the description below of the tax consequences, and there can be no certainty that the IRS would not prevail in any challenge it may decide to make in this regard.
     FOR THE FOREGOING REASONS, ALL HOLDERS OF CLAIMS AND INTEREST ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES (FOREIGN, FEDERAL, STATE, AND LOCAL) OF THE PLAN TO THEM. SATMEX IS NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONFIRMATION AND CONSUMMATION OF THE PLAN AS TO ANY SPECIFIC HOLDER OF A CLAIM AGAINST OR INTEREST IN SATMEX, NOR IS SATMEX RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.
     For purposes of this discussion the term “US Holder” means a holder of Senior Secured Notes, Existing Bonds, Existing Preferred Stock Interests, Existing Common Stock Interests, First Priority Senior Secured Notes, Second Priority Senior Secured Notes, New Common Stock or Trust Interests who is a beneficial owner of such instrument and that is, for US federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for US federal income tax purposes) created or organized in the United States or under the laws of the United States or of any state of the United States or the District of Columbia, (iii) an estate whose income is subject to US federal income tax regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and at least one US person has authority to control all substantial decisions of the trust or (B) it has a valid election in effect to be treated as a US person.
A. Tax Treatment of Implementing the Plan
     1. Tax Treatment of US Holders of Senior Secured Note Claims
     The tax treatment of US Holders that exchange Senior Secured Note Claims for new First Priority Senior Secured Notes pursuant to the Plan will depend on whether or not such exchange qualifies as a “recapitalization” under the Code. In general, the Code requirements for recapitalization treatment will be met so long as the Senior Secured Note Claims and First Priority Senior Secured Notes are treated as “securities” for US federal income tax purposes. In this regard, the term “securities” is not clearly defined under current US federal income tax law. Whether a debt instrument is a security is determined based on all the facts including the term of the debt instrument, the presence or absence of certain shareholder type rights and certain other factors. While the matter is not free from doubt, based on an analysis of the terms of the Senior Secured Note Claims and First Priority Senior Secured Notes, Satmex will take the position that both the Senior Secured Notes and the First Priority Senior Secured Notes are securities for US federal income tax purposes. If the Senior Secured Notes and First Priority Senior Secured Notes are securities, the exchange of the Senior Secured Notes for First Priority Senior Secured Notes (other than any such new notes treated as paid in respect of accrued interest) pursuant to the Plan should qualify as a recapitalization under the Code. If the exchange of Senior Secured Notes for First Priority Senior Secured Notes is treated as a recapitalization, a US Holder of Senior Secured Notes will not recognize gain or loss on the exchange of such Senior Secured Notes for First Priority Senior Secured Notes, except to the extent any portion of the First Priority Senior Secured Notes are treated as payment of accrued interest on the Senior Secured Notes as discussed more fully below. If the exchange is a recapitalization, a US Holder’s tax basis in First Priority Senior Secured Notes received pursuant to the Plan (other than any such notes received in respect of accrued interest) will be equal to that holder’s tax basis in their Senior Secured Notes surrendered pursuant to the Plan. A US Holder’s holding period for First Priority Senior Secured Notes received in the exchange (other than any such notes received in exchange for accrued interest) will include that person’s holding period for their Senior Secured Notes.
     If the exchange is not treated as a recapitalization, a US Holder will recognize taxable gain (or loss) in an amount equal to the excess (or deficit) of (x) the issue price of the First Priority Senior Secured Notes (other than any such notes treated as paid in respect of accrued interest) less (y) the holder’s tax basis in their Senior Secured Notes. See Section B.1 for a discussion of the determination of the issue price of the First Priority Senior Secured Notes. Subject to the discussion below as to accrued market discount, any such gain or loss will be capital gain or loss, and such capital gain or loss generally will be long-term capital gain or loss if the US Holder held the Senior Secured Notes for more than one year at the Effective Date. If the exchange is not treated as a recapitalization, a US Holder’s tax basis in the First Priority Senior Secured Notes received pursuant to the Plan (other than any such notes received in exchange for accrued interest) will be equal to the issue price of those notes, and the holding period for the First Priority Senior Secured Notes received pursuant to the Plan (other than any such notes received in exchange for accrued interest) will begin on the day immediately following the Effective Date.
     A US Holder that acquired Senior Secured Notes subsequent to their original issuance with more than a de minimis amount of market discount will be subject to the market discount rules under the Code. Under those rules, assuming that a US Holder has made no election to include market discount in income on a current basis, any gain recognized on the exchange will be characterized as ordinary income to the extent of the accrued market discount as of the Effective Date. If the exchange of Senior Secured Notes for First Priority Senior Secured Notes is treated as a recapitalization, any accrued market discount remaining thereon which has not been recognized as ordinary income should be carried over to the First Priority Senior Secured Notes. See Section B.3 for a discussion regarding the treatment of market discount.
     2. Tax Treatment of US Holders of Existing Bond Claims
     Holders of Existing Bonds will exchange their Existing Bonds for Second Priority Senior Secured Notes and interests in the Equity Trust. As noted below, the Equity Trust is expected to be treated as a grantor trust for US income tax purposes. If the Equity Trust is treated as a grantor trust, for US income tax purposes, holders of interests in the Equity Trust will be treated as owning their proportionate share of the New Common Stock held by the Equity Trust. As a result, for US income tax purposes, the exchange of Existing Bonds for Second Priority Senior Secured Notes and Equity Trust interests should be treated as an exchange of such bonds for Second Priority Senior Secured Notes and New Common Stock. If the Equity Trust is not treated as a grantor trust for US income tax purposes, Satmex will take the position that for US federal income tax purposes, the transactions constitute (i) an exchange of Existing Bond Claims for Second Priority Senior Secured Notes and New Series B and Series N Common Stock followed by (ii) a contribution of the New Series B and Series N Common Stock to the Equity Trust in exchange for interests in the Equity Trust. The remainder of this discussion assumes that the Equity Trust is treated as a grantor trust for US income tax purposes and that the holders of Equity Trust interests are, therefore, treated as the owners of their share of the New Common Stock held by the Equity Trust for US income tax purposes.
     Similar to the tax treatment of holders of Senior Secured Notes, the tax treatment of a US Holder in connection with the exchange of Existing Bond Claims for Second Priority Senior Secured Notes and New Common Stock, will depend on whether or not the Existing Bonds and Second Priority Senior Secured Notes are treated as “securities” for tax purposes. While the matter is not free from doubt, based on an analysis of the terms of the Existing Bonds and Second Priority Senior Secured Notes, Satmex intends to take the position that both the Existing Bonds and the Second Priority Senior Secured Notes should be treated as securities for US federal income tax purposes. Consequently, a US Holder of Existing Bonds should not recognize gain or loss on the exchange of Existing Bonds for New Common Stock and Second Priority Senior Secured Notes (other than any such stock or Second Priority Senior Secured Notes received with respect to accrued interest). A US Holder’s tax basis in Second Priority Senior Secured Notes and New Common Stock received in the exchange (other than any such notes or stock treated as paid in respect of accrued interest) will be equal to the holder’s adjusted tax basis in the Existing Bonds surrendered in the exchange. The adjusted tax basis of the Existing Bonds is allocated between the Second Priority Senior Secured Notes and New Common Stock based on their relative fair market values. This allocation of tax basis is different than the allocation done for Mexican tax purposes, as discussed below in XIII, Certain Mexican

Tax Considerations. A holder’s holding period for the notes and the New Common Stock received in the exchange will include the holder’s holding period of the Existing Bonds surrendered in the exchange.
     Although not free from doubt, if the Second Priority Senior Secured Notes are not treated as securities, but the Existing Bonds are so treated, a US Holder will recognize gain, but not loss, in an amount equal to the excess of (x) the sum of the issue price of the Second Priority Senior Secured Notes and the fair market value of the New Common Stock (less any amounts treated as payment for accrued interest) over (y) the holder’s tax basis in their Existing Bonds, but not in an amount greater than the issue price of the Second Priority Senior Secured Notes. In that case, a US Holder’s tax basis in their New Common Stock (other than any such stock treated as paid in respect of accrued interest) will equal its tax basis in their Existing Bonds, increased by any gain recognized in connection with the exchange and decreased by the issue price of such Second Priority Senior Secured Notes. A US Holder’s tax basis in its Second Priority Senior Secured Notes (other than any such notes treated as paid in respect of accrued interest) would equal the issue price of such notes. If the Second Priority Senior Secured Notes are not treated as securities, a US Holder’s holding period in such notes will begin on the date after the effective date.
     If the Existing Bonds are not treated as securities and, therefore, the exchange is not treated as a recapitalization, a US Holder will recognize taxable gain (or loss) in an amount equal to the excess (or deficit) of (x) the sum of the issue price of the Second Priority Senior Secured Notes and the fair market value of their New Common Stock less (y) the holder’s tax basis in its Existing Bonds. Subject to the discussion below as to accrued market discount, any such gain or loss will be capital gain or loss, and such capital gain or loss generally will be long-term capital gain or loss if the US Holder held the Existing Bonds for more than one year at the Effective Date. A US Holder’s tax basis in the Second Priority Senior Secured Notes received pursuant to the Plan (other than any such notes received in exchange for accrued interest) would equal the issue price of those notes, and such holder’s tax basis in the New Common Stock (other than any such stock received in exchange for accrued interest) will equal the fair market value of that stock. A US Holder’s holding period for the Second Priority Senior Secured Notes, and New Common Stock (other than any such notes or stock received in exchange for accrued interest) will begin on the day immediately following the Effective Date.
     A US Holder that acquired Existing Bonds subsequent to their original issuance with more than a de minimis amount of market discount will be subject to the market discount rules under the Code. Under those rules, assuming that a US Holder has made no election to include market discount in income on a current basis, and the exchange is not part of a series of tax-deferred transactions, any gain recognized on the exchange will be characterized as ordinary income to the extent of the accrued market discount as of the Effective Date. If the exchange of Existing Bonds for Second Priority Senior Secured Notes and New Common Stock is treated as a recapitalization for US federal income tax purposes and no gain is recognized in connection with such exchange, any accrued market discount on the Existing Bonds which has not been recognized as ordinary income should be carried over to the Second Priority Senior Secured Notes and New Common Stock. It is not clear whether and to what extent market discount is required to be included in income if the exchange is treated as a tax-deferred transaction in which a holder of Existing Bonds recognizes some but not all of its gain (e.g., if the Second Priority Senior Secured Notes were to be treated as not qualifying as securities). See Section B.3 for a discussion regarding the treatment of market discount.
     3. Tax Treatment of Amounts Received for Accrued Interest
     Notwithstanding the above, a US Holder of Senior Secured Notes or Existing Bonds will be treated as receiving an interest payment to the extent that a portion of the First Priority Senior Secured Notes, in the case of a holder of Senior Secured Notes, or Second Priority Senior Secured Notes, or New Common Stock in the case of a holder of Existing Bonds, is treated as paid with respect to accrued interest on the Senior Secured Notes or Existing Bonds, as the case may be. Any such amounts will be treated as ordinary taxable income for a holder that had not previously included such accrued interest in income. Where the US Holder has previously included such accrued interest in income, the US Holder should recognize an ordinary loss to the extent of the excess of the amount of accrued interest previously included in income over the amount of First Priority Senior Secured Notes or Second Priority Senior Secured Notes or New Common Stock, as the case may be, treated as received in exchange for accrued interest. A US Holder’s tax basis in any First Priority Senior Secured Notes or Second Priority Senior

Secured Notes or New Common Stock, as the case may be, treated as received in exchange for accrued interest generally will be equal to the issue price of the notes or fair market value of the stock as of the Effective Date, and the holding period of such notes or interests generally will begin on the day immediately following the Effective Date. The Plan provides that, for US federal income tax purposes, any amounts received by a holder of Senior Secured Notes or Existing Bonds will be allocated first to the principal portion of such Senior Secured Notes or Existing Bonds, as the case may be, and thereafter to any accrued interest on such notes or bonds. However, there is no assurance that such allocation would be respected by the IRS for US federal income tax purposes. Each US Holder of claims is urged to consult its tax advisor regarding the allocation of consideration.
     4. Tax Treatment of US Holders of Existing Preferred Stock or Existing Common Stock
     A US Holder’s exchange of Existing Preferred Stock for New Series B Common Stock and New Series N Common Stock or Existing Common Stock for New Series A Common Stock and New Series N Common Stock should qualify as a recapitalization (other than with respect to any New Series B Common Stock received in exchange for accrued unpaid dividends on the Existing Preferred Stock to the extent such dividends were not previously included in the US Holder’s income). If the exchange is a recapitalization, a US Holder’s tax basis in the New Series B Common Stock or New Series A Common Stock received pursuant to the Plan (other than any New Series B Common Stock received with respect to accrued unpaid dividends not previously included in income) will be equal to that holder’s tax basis in its Existing Preferred Stock or Existing Common Stock, as the case may be, surrendered pursuant to the Plan. A US Holder’s holding period for New Series B Common Stock or New Series A Common Stock received in the exchange (other than any such stock received in exchange for accrued unpaid dividends) will include that person’s holding period for their Existing Preferred Stock or Existing Common Stock, as the case may be.
     5. Tax Treatment of Amounts Received for Accrued Dividends on Existing Preferred Stock
     Notwithstanding the above, a US Holder of Existing Preferred Stock may be treated as receiving a dividend to the extent that a portion of the New Series B Common Stock or New Series N Common Stock received pursuant to the Plan is treated as received with respect to accrued unpaid dividends on the Existing Preferred Stock. Any such amounts will be treated as ordinary taxable income for a holder that had not previously included such accrued dividend in income.
B. Tax Consequences of Owning First Priority Senior Secured Notes and Second Priority Senior Secured Notes
     Original Issue Discount. If the “issue price” of a debt instrument is less than the instrument’s “stated redemption price at maturity” by more than a de minimis amount (1/4 of 1 percent of the debt instrument’s stated redemption price at maturity multiplied by the number of complete years or, in certain cases, weighted average life, to their stated maturity), the debt instrument will be treated as having original issue discount (“OID”).
     Issue Price. The issue price of debt instruments in an issue depends on whether a substantial amount of the debt instruments are treated as “traded on an established market” within the meaning of the applicable Treasury Regulations. Debt instruments are treated as “traded on an established market” if, among other things, the debt is listed on a national securities exchange registered under section 6 of the Exchange Act or if price quotations are readily available from dealers, brokers or traders.
     Stated Redemption Price at Maturity. The stated redemption price at maturity of a debt instrument is the sum of all payments due under the instrument other than payments of qualified stated interest. “Qualified stated interest” includes stated interest, calculated as the product of a single fixed rate of interest (or certain qualified floating rates) and the outstanding principal amount of the instrument, that is unconditionally payable in cash at least annually.
     In general, a US Holder will be required to include OID in gross income under a constant yield method over the term of the instrument (and such income will be treated as ordinary income) in advance of cash payments attributable to such income, regardless of whether such US Holder is a cash or accrual method taxpayer, and without regard to the timing or amount of any actual payments.
     1. First Priority Senior Secured Notes
     Original Issue Discount. As noted under the discussion of “Issue Price” above, if the First Priority Senior Secured Notes are treated as “traded on established market,” the issue price of the First Priority Senior Secured Notes would be their fair market value on the Effective Date of the Plan. If the First Priority Senior Secured Notes are not so traded but the Senior Secured Notes are, the issue price of the First Priority Senior Secured Notes would be equal to the fair market value of the Senior Secured Notes on the Effective Date. It is expected that either the First Priority Senior Secured Notes or the Senior Secured Notes will be treated as traded on an established market, with the consequence that the issue price of the First Priority Senior Secured Notes will be determined by reference to the fair market value of the First Priority Senior Secured Notes or, if those notes are not treated as traded on an established market, by reference to the fair market value of the Senior Secured Notes.
     All interest on the First Priority Senior Secured Notes is payable in cash at least quarterly at one or more floating rates that are based on a fixed spread over LIBOR. As a result, all interest on those notes should be treated as qualified stated interest. Accordingly, interest on the notes should be taxable to the US Holder as ordinary interest income at the time it is paid or accrued in accordance with the US Holder’s method of accounting for tax purposes. The stated redemption price at maturity of such notes should equal the principal amount of such notes. Because the stated redemption price of the First Priority Senior Secured Notes will equal the face amount of such notes, those notes will be treated as issued with OID only if the issue price of the notes is less than the face amount of the notes by more than a de minimis amount, subject to the discussion below regarding contingent payment debt instruments. If the First Priority Senior Secured Notes are treated as issued with OID, a US Holder of such notes will be required to include the OID in gross income under a constant yield method over the term of the new note (and such income would be treated as ordinary income) in advance of cash payments attributable to such income, regardless of whether the US Holder is a cash or accrual method taxpayer, and without regard to the timing or amount of any actual payments.
     Potential Application of Contingent Payment Debt Instrument Rules
     Depending on certain factors that will not be known until the effective date, including the issue price of the First Priority Senior Secured Notes, determined as described above, the First Priority Senior Secured Notes may be treated as contingent payment debt instruments for US federal income tax purposes due to certain terms of the notes, including the change of control premium, the optional prepayment premium, and the mandatory prepayment provisions. If the First Priority Senior Secured Notes are treated as contingent payment debt instruments, a US Holder of the notes will be required to accrue interest income on the notes on a constant-yield basis, based on a comparable yield to maturity for a hypothetical fixed rate debt instrument with no contingent payments but with terms and conditions otherwise similar to the First Priority Senior Secured Notes (the “Comparable Yield”), regardless of whether such holders use the cash or accrual method of tax accounting. Accordingly, US Holders may be required to include interest in income each year in excess of what they would have included in income if the debt were not a contingent payment debt instrument. In addition, if a US Holder’s tax basis in their First Priority Senior Secured Notes differs from the issue price of those notes, the holder will generally adjust its periodic income accrual to take into account such difference. Gain recognized upon a sale, exchange, conversion, redemption or retirement of debt subject to the contingent payment debt rules will generally be treated as ordinary interest income and any loss will be ordinary loss to the extent of interest previously included in income, and thereafter capital loss (which will be long-term if the note is held for more than one year).
     If the First Priority Senior Secured Notes are subject to the contingent payment debt rules, upon request of a holder of such notes, Satmex will make available a schedule of the projected amounts of payments (which Satmex refers to as the “Projected Payment Schedule”) for the notes, as determined under applicable treasury regulations. The Projected Payment Schedule will produce a yield to maturity that equals the Comparable Yield. If applicable, US Holders may obtain the Projected Payment Schedule by submitting a written request for such information to Satmex. US Holders are generally bound by the Comparable Yield and Projected Payment Schedule provided by

Satmex unless either is unreasonable. A holder that uses its own comparable yield and projected payment schedule must explicitly disclose this fact and the reason that it has used its own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to the timely filed United States federal income tax return of the holder for the taxable year that includes the date of its acquisition of the note. You should consult your tax advisor regarding the consequences to you of ownership and disposition of the First Priority Senior Secured Notes if the First Priority Senior Secured Notes are treated as contingent payment debt instruments. The remainder of this discussion assumes that the First Priority Senior Secured Notes are not subject to the rules applicable to contingent payment debt instruments.
     2. Second Priority Senior Secured Notes
     Original Issue Discount. As noted under the discussion of “Issue Price” above, if the Second Priority Senior Secured Notes are treated as “traded on established market,” the issue price of the Second Priority Senior Secured Notes would be their fair market value on the Effective Date of the Plan. If the Second Priority Senior Secured Notes are treated as not traded on an established market, but the Existing Bonds are, the issue price of the Second Priority Senior Secured Notes would be based upon the fair market value of the Existing Bonds on the Effective Date. It is expected that either the Second Priority Senior Secured Notes or the Existing Bonds will be treated as traded on an established market, with the consequence that the issue price of the Second Priority Senior Secured Notes will be determined by reference to the value of the Second Priority Senior Secured Notes or, if those notes are not treated as traded on an established market, the fair market value of the Existing Bonds.
     No interest payments on the Second Priority Senior Secured Notes will be treated as qualified stated interest and the stated redemption price at maturity of such notes will equal the sum of all scheduled payments on the notes which will cause the stated redemption price at maturity of the Second Priority Senior Secured Notes to be in excess of the issue price of such notes by more than the de minimis amount discussed above. As a result, the Second Priority Senior Secured Notes should be treated as issued with OID.
     Because the Second Priority Senior Secured Notes will be issued with OID, subject to the contingent payment debt instrument rules noted below, a US Holder of Second Priority Senior Secured Notes will be required to include OID in gross income under a constant yield method over the term of the new note (and such income would be treated as ordinary income) in advance of cash payments attributable to such income, regardless of whether such US Holder is a cash or accrual method taxpayer, and without regard to the timing or amount of any actual payments. Similar to the First Priority Senior Secured Notes, depending on certain factors that will not be known until the effective date, including the issue price of the Second Priority Senior Secured Notes, determined as described above, the Second Priority Senior Secured Notes may be treated as contingent payment debt instruments for US federal income tax purposes. See the discussion above under the heading “Potential Application of Contingent Payment Debt Instrument Rules” above for a discussion of the US tax consequences of holding a contingent payment debt instrument.
     3. Acquisition Premium, Market Discount and Bond Premium With Respect to First Priority Senior
  Secured Notes and Second Priority Senior Secured Notes.
     If a US Holder has a tax basis in a First Priority Senior Secured Note or Second Priority Senior Secured Note that is more than the issue price of such note but less than or equal to the stated redemption price at maturity of such note, such holder has acquisition premium with respect to such note to the extent of that excess, and the holder will not include OID on the new note in income to the extent of the acquisition premium.
     A US Holder that has a tax basis in a First Priority Senior Secured Note or Second Priority Senior Secured Note that is less than the stated redemption price at maturity of such note (or the issue price of the note, if the note has OID) will be subject to the market discount rules (unless the amount of the excess of the issue price over the basis is less than a specified de minimis amount, in which case market discount is considered to be zero). A US Holder may elect (but is not required) to take market discount into income over the remaining life of a note, either on a ratable or economic yield basis. This election to include market discount in income currently once made applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Absent such an election, a US Holder will be required to treat any principal payment on, or any gain recognized on the sale, exchange, redemption, retirement or other disposition of a First Priority Senior Secured Note or Second Priority Senior Secured Note as ordinary income to the extent of any accrued market discount that has not previously been included in income at the time of such payment or disposition. In addition, a US Holder may be required to defer, until the maturity date of the note or its earlier disposition, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note. As discussed in Section A, assuming that the exchange of Senior Secured Notes for First Priority Senior Secured Notes or Existing Bonds for Second Priority Senior Secured Notes and New Common Stock, as the case may be, is treated as a recapitalization, a US Holder who acquired its Senior Secured Notes or Existing Bonds, as applicable, at a market discount may be required to carry over to the First Priority Senior Secured Notes or Second Priority Senior Secured Notes and New Common Stock that they receive any accrued market discount with respect to the Senior Secured Notes or Existing Bonds to the extent that the accrued market discount was not previously included in income. If the issue price of the First Priority Senior Secured Notes or Second Priority Senior Secured Notes is less than the stated principal amount of such notes, a US Holder holding such notes may have all or part of any market discount effectively converted into OID.
     If a US Holder has a tax basis in a First Priority Senior Secured Note or Second Priority Senior Secured Note that exceeds the note’s stated redemption price at maturity, the note has bond premium to the extent of that excess, and the holder will not be required to include OID, if any, on a First Priority Senior Secured Note or Second Priority Senior Secured Note in income. A US Holder generally may elect to amortize the premium using the constant yield to maturity method as a reduction of the US Holder’s interest income from the note. The election to amortize premium on a constant yield to maturity method once made applies to all debt obligations held or subsequently acquired by the electing US Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Premium on a note held by a US Holder that does not make such election will decrease the gain or increase the loss otherwise recognized on disposition or retirement of the note.
     4. Mexican Withholding Taxes and Foreign Tax Credits
     Payments on the First Priority Senior Secured Notes and Second Priority Senior Secured Notes may be subject to withholding tax imposed by Mexico. Pursuant to the terms of the First Priority Senior Secured Notes and Second Priority Senior Secured Notes, Satmex will be required to pay additional amounts in respect of such withholding so that, subject to certain exceptions, the net amount received by each US Holder will equal the amounts that would have been received in the absence of such withholding. Although not free from doubt, such additional amounts will likely be taxable to the US Holder as ordinary interest income at the time they are paid by Satmex or accrue in accordance with the US Holder’s method of accounting for tax purposes. In the case of the Second Priority Senior Secured Notes, because Satmex may be required to pay Mexican withholding taxes at times when the holders will not receive cash payments, holders may be required to include amounts in income prior to the receipt of cash. Subject to numerous limitations, US Holders may receive a foreign tax credit with respect to such Mexican withholding taxes. Any amounts attributable to interest or additional amounts paid in respect of the First Priority Senior Secured Notes or Second Priority Senior Secured Notes generally will be treated as foreign source passive income or, in some cases, financial services income, for United States foreign tax credit limitation purposes.
     5. Tax Consequences of Owning New Series A,
  New Series B and New Series N Common Stock
          i. Tax Treatment of Equity Trust for US Persons
     As noted above, the Equity Trust is expected to be treated as a grantor trust for US income tax purposes so that trust beneficiaries will be treated as the grantors of the trust. As a result, for US income tax purposes each such Equity Trust beneficiary will be deemed to be the direct owner of its share of the New Common Stock held in the Equity Trust, as provided for by the Plan.

     Because grantor trusts are generally ignored for US federal income tax purposes, the Equity Trust beneficiaries who are US persons will be required to include in their taxable income their proportionate share of the Equity Trust’s gains, losses, income, deductions and credits (without regard to the timing of distributions from the Equity Trust). For example, each such beneficiary will be required to include in income, as ordinary income, its pro rata share of any dividends paid with respect to the New Common Stock and any gain attributable to a sale of such stock.
     Because each Equity Trust beneficiary must report on its federal income tax returns its proportionate share of the Equity Trust’s income, gain, losses, deductions and credits each taxable year, actual cash distributions by the Equity Trust to each such beneficiary should not be a taxable event.
          ii. Tax Treatment of Distributions
     Subject to the discussion of passive foreign investment company rules below, a distribution made with respect to New Series A, New Series B or New Series N Common Stock will be treated as a dividend to the extent it is paid from Satmex’s current or accumulated earnings and profits, as determined under US federal income tax rules (“E&P”). If a distribution exceeds Satmex’s E&P, any excess will be treated first as a tax free return of the US Holder’s investment, to the extent of the holder’s adjusted tax basis in the New Series A, New Series B or Series N Common Stock, as the case may be. Any remaining excess will be treated as capital gain. If Satmex is unable to determine what portion, if any, of a distribution is made out of current or accumulated earnings or profits, the entire amount of such distribution will be treated as a dividend. Dividends paid with respect to the New Common Stock generally should be included in the gross income of a US Holder as ordinary income and will generally be treated as foreign source income. Dividends paid to a US Holder that is a corporation are not eligible for the dividends received deduction. Current US tax law provides for a maximum 15% US federal tax rate on dividends received by individual US Holders with respect to stock of domestic corporations or “qualified foreign corporations” for which certain minimum holding period requirements are met. A qualified foreign corporation generally includes a foreign corporation if (i) its shares are readily tradable on an established securities market in the US or (ii) it is eligible for benefits under a comprehensive US income tax treaty. It is not clear whether Satmex will satisfy either requirement to be treated as a qualified foreign corporation. Under current law, the maximum 15% tax rate is effective with respect to dividends included in income on or prior to December 31, 2010.
     Dividends paid in Mexican pesos are included in a United States dollar amount based on the spot exchange rate in effect on the date received by the Equity Trust whether or not the payment is converted into US Dollars at that time. Any gain or loss recognized upon a subsequent sale or conversion of the pesos for a different amount will be United States source ordinary income or loss.
          iii. Tax Treatment upon Sale or Disposition
     Subject to the discussion of passive foreign investment company rules below, US Holders will generally recognize capital gain (or loss) on the sale or other disposition of New Common Stock, including such holder’s share of any gain or loss on a sale of New Common Stock by the Equity Trust. Each US Holder’s gain (or loss) will equal the difference between the proceeds received by the holder (based upon the US dollar amount of any proceeds received in currency other than the US dollar determined at the spot exchange rate in effect on the date of receipt) and the holder’s tax basis in the New Common Stock sold. The US Holder’s gain (or loss) will be long term capital gain (or loss) if the common stock being sold has been held for longer than one year as of the time of sale. Limitations apply to the deductibility of capital losses. Any gain or loss recognized upon a sale or conversion of pesos (or other foreign currency received on disposition of common stock) into US dollars will be United States source ordinary income or loss.
C. Passive Foreign Investment Company Rules
     In general, a foreign corporation will be treated as a “passive foreign investment company” (a “PFIC”) if either (i) 75% or more of its gross income constitutes “passive income,” or (ii) 50% or more of the average value of its assets consist of assets that produce passive income or that are held for the production of passive income. Look through rules apply for the purposes of determining whether income received from a related party is treated as active or passive. Additional rules treat a corporation that owns 25% or more by value of the shares of a subsidiary corporation as owning a proportionate share of the subsidiary corporation’s assets and as receiving directly a proportionate share of the subsidiary’s income.
     The proper interpretation of the PFIC rules is not altogether clear, especially with regards to determining whether the type of income earned by Satmex is passive income. However, based on an interpretation of available authorities, Satmex does not believe that it should be treated as a PFIC for US federal income tax purposes. The determination as to whether a foreign corporation is a PFIC is a complex determination that is based on all of the relevant facts and circumstances and that involves weighing a number of factors. Further, this determination must be tested annually and a corporation’s circumstances may change. As a result, there can be no assurance that the IRS will not contend, and that a court will not ultimately hold, that Satmex has been or will be a PFIC. US Holders are urged to consult with their own tax advisors regarding whether Satmex will be a PFIC.
D. Information Reporting and Backup Withholding
     In general, US tax information reporting requirements may apply to transfers and payments made pursuant to the Plan, payments with respect to the First Priority Senior Secured Notes, Second Priority Senior Secured Notes, and New Series A, New Series B or Series N Common Stock and the proceeds of sale of such new notes or common stock by US Holders other than certain exempt persons (such as corporations). Backup withholding of US federal income tax may apply at applicable rates to payments made pursuant to the Plan, payments with respect to the First Priority Senior Secured Notes, Second Priority Senior Secured Notes and New Series A, New Series B or Series N Common Stock and the proceeds of sale of the New Notes or New Common Stock, if the US Holder fails to provide a correct taxpayer identification number or certification of exempt status or, with respect to certain payments, if the US Holder fails to report in full all interest and dividend income and the IRS notifies the payor of the US Holder’s under reporting. Any amounts withheld under the backup withholding rules from a payment to a US Holder will generally be allowed as a refund or credit against the US Holder’s federal income tax liability if the US Holder follows the required procedures.
XIII.
CERTAIN MEXICAN TAX CONSIDERATIONS
     Except as provided below, no opinion of counsel has been sought or obtained by Satmex with respect to any Mexican tax consequences of the Plan and no tax opinion is given by this Disclosure Statement and no rulings or determination letters from the Ministry of Finance or any other Mexican taxing authorities have been obtained with respect to the Mexican tax consequences of the Plan.
     A tax opinion will be obtained from Chevez, Ruiz, Zamarripa and Cia, S.C. (“Chevez”) by and for the benefit of the Ad Hoc Existing Bondholders’ Committee, which confirms the treatment described below regarding the tax basis in New Common Stock and Second Priority Senior Secured Notes, as well as how Existing Bondholders should allocate basis between New Common Stock and Second Priority Senior Secured Notes received pursuant to the Plan. Further, Satmex and Chevez have met with the Ministry of Finance and expect to obtain a private ruling letter which will conclude that the applicable withholding tax for interest paid on the First Priority Senior Secured Notes and the Second Priority Senior Secured Notes will be 4.9% for all holders of such notes.
A. Mexican Taxation of Shares
     The following summary contains a general description of the material anticipated Mexican federal income tax consequences of the acquisition, ownership and disposition of the New Common Stock representing capital stock of Satmex by non-resident holders, or holders that (i) are not residents of Mexico for tax purposes, and (ii) will not hold the New Common Stock or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment, for tax purposes, in Mexico.

     For purposes of Mexican taxation, tax residency is a definition of substantial technical difficulty which involves several factual situations. Generally, an individual is a resident of Mexico if he or she has established his or her home in Mexico, and a corporation is considered a resident of Mexico if its effective seat of management is located in Mexico. However, any determination of residence should be made considering the particular situation of each person or legal entity.
     The following summary does not purport to be a comprehensive description of all the Mexican tax considerations that may be relevant to the acquisition, ownership or disposition of the New Common Stock, and it is based upon the current legal and tax provisions.
     The exchange of Senior Secured Note Claims or Existing Bond Claims for First Priority Senior Secured Notes, Second Priority Senior Secured Notes, New Common Stock or Trust Interests, as the case may be, will not have a tax consequence upon the exchanging creditors or Satmex; provided, however, withholding on interest that has accrued on account of the Senior Secured Note Claims may, to the extent not previously paid by Satmex, become due and payable by Satmex upon the exchange of the Senior Secured Note Claims for the First Priority Senior Secured Notes. The tax cost basis of the New Common Stock received upon the conversion of part of the debt will be that recognized by the Company as contributed equity, including any premium recognized upon the conversion. Further, Satmex has previously remitted all withholding taxes relating to interest accrued from the Senior Secured Note Claims and the Existing Bond Claims that became due and payable prior to the filing of the Concurso Proceeding.
     1. Taxation of Dividends
     Under the provisions of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta), dividends paid to non-resident holders with respect to the New Common Stock will not be subject to Mexican income tax withholding or any similar tax.
     Dividends paid from distributable earnings, after corporate income tax has been paid with respect to these earnings, are not subject to any further income taxation upon distribution.
     Conversely, dividends paid from distributable earnings that have not yet been subject to corporate income tax are subject to a Satmex-level dividend tax at a rate of 29% and 28% for the years ending December 31, 2006 and December 31, 2007, respectively, on a grossed up basis upon distribution.
     2. Taxation of Dispositions of Shares
     The Mexican Income Tax Law considers that the income or gains arising out of the sale or other transfers of shares issued by Mexican entities, such as Satmex, received by a non-resident shareholder, is deemed as income arising from Mexican sources subject to Mexican income tax. Transfers of New Common Stock by a non-resident of Mexico are generally subject to a 25% income tax rate in Mexico, which is applicable to the gross proceeds realized from the sale. Should the buyer in any such transactions be a Mexican resident for tax purposes, or a non-resident with a permanent establishment in Mexico for tax purposes, the applicable tax should be withheld by such Mexican resident from the acquisition price. If the Mexican resident buyer fails to withhold and remit the applicable withheld tax to the Mexican tax authorities, Satmex may not recognize such buyer as a shareholder, under penalty of becoming jointly liable for the unpaid tax, if it does so.
     If the seller is deemed as residing in a preferential tax regime, as defined by Mexican Income Tax Law, taxes imposed may be 40% on the gross proceeds, even though such treatment, in principle, should only be applicable when dealing with transactions amongst related parties.
     BECAUSE OF THE PUNITIVE NATURE OF THIS 40% TAX ON GROSS PROCEEDS, WE STRONGLY URGE BONDHOLDERS TO CONSULT WITH THEIR TAX ADVISORS TO DETERMINE WHETHER SUCH TAX RATE WOULD APPLY TO THEM UPON A DISPOSITION OF THE

NEW COMMON STOCK AND IF SO, TO DETERMINE WHAT STEPS TO TAKE IN ORDER TO AVOID SUCH 40% TAX.
     Alternatively, a non-resident may, under certain circumstances, and provided that (i) the income of the non-resident seller is not subject to a preferential tax regime or (ii) the non-resident seller is not a resident of a country with a territorial tax regime, opt to pay taxes on the gains realized from the sale of the New Common Stock on a net basis (i.e., sale price minus cost basis for income tax purposes) at a rate of 29% and 28% for the years ending December 31, 2006 and December 31, 2007, respectively. The Equity Trust Trustee will appoint a legal representative in Mexico pursuant to applicable law to make the election to be taxed on a net basis. In this case, a legal representative in Mexico must be appointed by the seller pursuant to applicable law to make the election to be taxed on a net basis. Further, the seller will engage a qualified Mexican certified public accountant to prepare an accountant’s report setting forth the calculation of the tax cost basis and the gain (or loss) resulting from the sale or transfer of New Common Stock, as well as the applicable tax, if any, and file such report with the Mexican tax authorities, as well as the compliance with other formal requirements
     Under Mexican tax law, the contribution of an asset into a Mexican trust, such as the Equity Trust, is deemed a transfer when the settlor appoints a beneficiary different from himself, provided such settlor has lost its right to reacquire the contributed assets from the Mexican trust. Therefore, any transfer of the Trust Interests will be deemed for Mexican tax purposes a transfer of the shares issued by Satmex, even though such shares remain subject to the Equity Trust, and therefore the tax consequences mentioned above will apply, and should be considered.
     For Mexican tax purposes, holders of Existing Bonds will have a tax basis in their Second Priority Senior Secured Notes and New Common Stock equal to the face amount of their Existing Bonds plus accrued interest; provided, that holders of Existing Bonds will, for Mexican tax purposes only, treat a portion of their face amount of the Existing Bonds (including accrued interest) as tax basis in the Second Priority Senior Secured Notes up to the face amount of the Second Priority Senior Secured Notes (i.e., $140,000,000), and next such holders will allocate any remainder (i.e., $413,774,527 (face amount of the Existing Bonds plus accrued interest) minus $140,000,000) to the New Common Stock.
     For Mexican tax purposes, holders of Senior Secured Note Claims will have a tax basis in their First Priority Senior Secured Notes equal to the face amount of the First Priority Senior Secured Notes.
     Under certain treaties entered between Mexico and other countries to avoid double taxation (among others, the treaty entered into with the United States for such purposes), a holder that is eligible to claim the benefits of such tax treaties will be exempt from Mexican tax on gains realized from a sale or other disposition of New Common Stock as long as the applicable treaty provisions are met; specifically in the case of the Mexico-United States tax treaty, the holder will be eligible to claim an exemption, to the extent, such holder did not own, directly or indirectly, 25% or more of the outstanding capital stock of Satmex during the twelve-month period preceding the relevant transaction. In order to apply for any tax treaty benefits certain formal requirements set forth by the Mexican law also must be complied with. If the holder of New Common Stock is a United States resident for purposes of the Mexico-United States tax treaty (or is resident in a country with a similar 25% limitation), then, if the holder of New Common Stock is treated as owning 25% or more of the New Common Stock it will be subject to Mexican tax on the Equity Trust’s sale of such holder’s allocable share of the New Common Stock.
     3. Other Mexican Taxes
     There are no Mexican inheritance, gift, succession, or value-added taxes applicable to the acquisition, ownership or disposition of New Common Stock by non-resident holders.
     There are no Mexican stamp, issue, registration, or similar taxes or duties payable by non-resident holders of New Common Stock.

B. Mexican Taxation of Debt
     The following is a summary of the material anticipated Mexican federal income tax considerations of the holders of the First Priority Senior Secured Notes and Second Priority Senior Secured Notes that are not residents of Mexico.
     The restructuring of existing debt for First Priority Senior Secured Notes and Second Priority Senior Secured Notes will be a tax-free exchange for the creditors and the Company; provided, however, withholding on interest that has accrued on account of the Senior Secured Note Claims may, to the extent not previously paid by Satmex, be become due and payable by Satmex upon the exchange of the Senior Secured Note Claims for the First Priority Senior Secured Notes.
     1. Taxation of Interest and Principal
     Under the Mexican Income Tax Law, the obligation to withhold income tax over the interest paid to a non-resident is triggered when such interest is paid, or when the interest becomes due and payable, whichever occurs first. Payment includes considerations in kind, thus triggering withholding tax obligations.
     Payments of interest made by Satmex in respect of the First Priority Senior Secured Notes and Second Priority Senior Secured Notes to a non-resident holder will generally be subject to a Mexican withholding tax at a rate of 4.9% if (1) the First Priority Senior Secured Notes and Second Priority Senior Secured Notes are placed through banks or brokerage houses (casas de bolsa) in a country with which Mexico has entered into a tax treaty for the avoidance of double taxation which is in effect, (2) the First Priority Senior Secured Notes and Second Priority Senior Secured Notes are registered before the Special Section of the National Registry of Securities (Registro National de Valores) (the “Registry”), and (3) the information requirements specified by the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) (the “SHCP”) under its general rules are complied with by Satmex. If the information requirements set forth in (3) are not met, the applicable withholding tax rate will be 10%.
     Generally, a higher withholding rate (during 2006 up to a maximum of 29%) will be applicable when the effective beneficiaries of payments treated as interest, whether directly or indirectly, individually or collectively with related persons, who receive more than 5% of the aggregate amount of such payments on the New Notes are (1) shareholders of Satmex who own, directly or indirectly, individually or collectively with related persons, more than 10% of Satmex’s voting stock, or (2) entities more than 20% of whose stock is owned, directly or indirectly, individually or collectively with related persons, by Satmex or its related persons. For such purposes, under Mexican Income Tax Law, persons are considered related if one possesses an interest in the business of the other, common interests exist between them, or a third person holds an interest in the business or property of both persons. To this effect, a related person is a very broad term defined by the Mexican Income Tax Law for these specific purposes, which includes as mentioned above, among others, common interests that may exist between such persons. Therefore, a person owning debt and equity securities becomes related to a person that also owns equity securities which may also own debt securities as well, since the equity security ownership represents a common interest for them.
     Given the fact that all of the holders of Existing Bonds will receive a portion of the equity in Satmex, they may all jointly be considered as having a common interest in Satmex, thus they could be viewed under Mexican tax law’s attribution rules (the “Attribution Rule”) as a group of persons that both are (i) entitled to receive more than 5% of the interest with respect to their ownership of Second Priority Senior Secured Notes and (ii) owners of more than 10% of the voting equity of Satmex, thus being denied the application of the 4.9% withholding rate.
     Additionally, if there are holders of First Priority Senior Secured Notes that are also holders of Existing Bonds (or that subsequently own New Common Stock), the aforementioned rule will also deny such holders the 4.9% withholding rate on the interest they receive on their First Priority Senior Secured Notes.

     Satmex notes that if, at the time the first interest payment obligation arises on the Second Priority Senior Secured Notes, the holders of Second Priority Senior Secured Notes are not subject to the Attribution Rule, then the 4.9% withholding rate should be applicable at that time.
     In connection with the foregoing, Satmex has requested and expects to obtain a private ruling letter prior to the Effective Date by the Ministry of Finance that concludes that the 4.9% withholding rate should apply where the Senior Secured Noteholders or Existing Bondholders become shareholders of Satmex as a consequence of the debt restructuring process derived from a concurso mercantil, regardless of the amount of New Common Stock acquired by such Claim holders. Satmex also has requested and expects that the Ministry of Finance will issue a general rule which comes to the same conclusion as this private ruling letter.
     Payments of interest made by Satmex with respect to the First Priority Senior Secured Notes and Second Priority Senior Secured Notes to a non-Mexican pension or retirement funds will be exempt from Mexican withholding taxes, provided that any such fund is duly incorporated pursuant to the laws of its country of origin, is exempt from income tax in such country and is registered with the Ministry of Finance for that purpose and the relevant interest income is exempt from taxes in such country.
     Pursuant to the New Debt Documents, Satmex will, subject to specified exceptions and limitations, pay additional amounts to the holders of the First Priority Senior Secured Notes and Second Priority Senior Secured Notes in respect of the Mexican withholding taxes mentioned above. If Satmex pays additional amounts in respect of such Mexican withholding taxes, any refunds of, or credits against, Mexican taxes received with respect to such additional amounts will be for the account of Satmex.
     Under Mexican law and regulations, payments of principal on the First Priority Senior Secured Notes and Second Priority Senior Secured Notes to a non-resident holder will not be subject to any Mexican taxes.
     2. Taxation of Dispositions
     Capital gains realized on the disposition of the First Priority Senior Secured Notes and Second Priority Senior Secured Notes by non-resident holders will only be taxable in Mexico when the acquirer is a Mexican resident, and then, only to the extent of the difference between the sales price on the disposition, and the amount lent to the Mexican resident borrower (Satmex), and the computation of such tax will computed depend on the characteristics of the beneficial owner. We expect that no Mexican tax will be imposed on transfers of First Priority Senior Secured Notes and Second Priority Senior Secured Notes between non-resident holders performed outside of Mexico.
     3. Transfer and Other Taxes
     There are no Mexican stamp, registration, or similar taxes payable by a non-resident holder in connection with the acquisition, ownership or disposition of the First Priority Senior Secured Notes and Second Priority Senior Secured Notes. A non-resident holder of First Priority Senior Secured Notes and Second Priority Senior Secured Notes will not be liable for Mexican estate, gift, inheritance or similar tax with respect to the First Priority Senior Secured Notes and Second Priority Senior Secured Notes.

XIV.
CONCLUSION AND RECOMMENDATION
     Satmex believes that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims and Interests. Any alternative to confirmation of the Plan, such as a chapter 7 liquidation or attempts to confirm another plan of reorganization, would involve significant delays, uncertainty, and substantial additional administrative costs. Moreover, as described above, Satmex believes that its creditors and equity interest holders will receive greater and earlier recoveries under the Plan than those that could be achieved in a chapter 7 liquidation. FOR THESE REASONS, SATMEX URGES ALL HOLDERS OF IMPAIRED CLAIMS AND INTERESTS ENTITLED TO VOTE, TO VOTE FOR THE PLAN BY COMPLETING AND RETURNING BALLOTS AS INDICATED IN THIS DISCLOSURE STATEMENT.
Dated: September 8, 2006

SATÉLITES MEXICANOS, S.A. de C.V.

By:	/s/ Carmen Ochoa Avendaño

Name: Carmen Ochoa Avendaño
Title: Chief Legal Officer